Exhibit 2.1

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

dated as of

July 16, 2024

between

ESSILORLUXOTTICA S.A.

and

V.F. CORPORATION

i

Schedules and Exhibits

Disclosure Schedule

Schedule I	Illustrative Purchase Price Calculation Schedule
Schedule II	Purchased Subsidiaries
Schedule III	Pre-Closing Transfers
Exhibit A	Form of Transition Services Agreement
Exhibit B	Allocation Methodology

STOCK AND ASSET PURCHASE AGREEMENT

STOCK AND ASSET PURCHASE AGREEMENT (together with the annexes, schedules, appendices and exhibits hereto and as this Agreement and any of the foregoing may be amended from time to time in accordance with its terms, this “Agreement”) dated as of July 16, 2024 by and between V.F. Corporation, a Pennsylvania corporation (“Seller”), and EssilorLuxottica S.A., a French joint-stock company (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller, together with its Subsidiaries, owns and operates the Business (as defined below); and

WHEREAS, Buyer desires to purchase the Interests (as defined below) and the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below), in each case, from Seller and its Subsidiaries, and Seller and its Subsidiaries desire to sell the Interests and the Purchased Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth.

ACCORDINGLY, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Accounting Policies” means the accounting policies, principles, practices and methodologies, in each case, used in the preparation of the Financial Statements.

“Action” means any complaint, claim, arbitration, litigation, action, cause of action, demand, charge, suit, investigation, proceeding, audit, mediation, petition or other similar proceeding, whether civil or criminal, at law or in equity, in each case from, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, as used in this Agreement, the term “Affiliate” shall, (i) with respect to Buyer for all periods following the consummation of the transactions contemplated by this Agreement, include each Purchased Subsidiary to be acquired pursuant to this Agreement and any Person it creates to consummate the transactions contemplated by this Agreement and (ii) with respect to Seller for all periods until the consummation of the transactions contemplated by this Agreement, include each Purchased Subsidiary to be sold pursuant to this Agreement (and their respective predecessors) and any Person it creates to consummate the transaction contemplated by this Agreement.

“Applicable Law” means, with respect to any Person or the Business, all applicable transnational, domestic or foreign federal, state, local or municipal laws, rules, regulations, ordinances, directives, tariffs, statutes, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, and all other laws of, or having an effect in, any jurisdiction from time to time, any rules of any stock exchange on which the shares of any party (or its holding company) are listed and any binding Order, decree or ruling of any Governmental Authority having jurisdiction with respect to such Person or the Business.

“Balance Sheet Date” means March 30, 2024.

“Balance Sheets” means the balance sheets set forth on Section 1.01(a)(i) of the Disclosure Schedule under the heading “Balance Sheets”.

“Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, independent contractor, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for benefits or compensation, including bonuses, commissions, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).

“Business” means the “Supreme®” brand business conducted by Seller and its Subsidiaries (including through the Purchased Subsidiaries), including as described in Seller’s Annual Report for the fiscal year ended March 30, 2024, filed on Form 10-K, including all retail, e-commerce, wholesale, distributor and licensed operations conducted by Seller or any of its Subsidiaries to the extent related thereto.

“Business Benefit Plan” means each Benefit Plan that is contributed to, sponsored, maintained or entered into by Seller, a Retained Subsidiary, a Purchased Subsidiary or any direct or indirect Subsidiary of any of them for the benefit of any Business Employee or Former Business Employee or any beneficiary, or dependent of any Business Employee or Former Business Employee, with respect to which any Business Employee or Former Business Employee is a party or in which any Business Employee or Former Business Employee participates or has an accrued benefit (other than any plan, program or arrangement sponsored by a Governmental Authority).

“Business Contractor” means each individual who is engaged on an independent contractor or other non-employee basis by (i) a Retained Subsidiary immediately prior to the Effective Time and whose services primarily relate to or service the Business or a Purchased Subsidiary or (ii) a Purchased Subsidiary.

“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in any of New York, New York, Paris, France or Milan, Italy are authorized or required by Applicable Law to close.

“Business Employee” means any individual who is (i) Employed by Seller or a Retained Subsidiary immediately prior to the Effective Time and devotes a majority of his or her working time to performing services on behalf of the Business or a Purchased Subsidiary or (ii) a Purchased Subsidiary Business Employee.

“Business Intellectual Property Rights” means, after giving effect to the Pre-Closing Transfers, all Intellectual Property Rights owned by any Purchased Subsidiary.

“Cash” means, with respect to any Person as of any time, the cash and cash equivalents held by such Person at such time, and shall include checks, ACH transactions, tender receivables including credit card receivables collectable within five days and other wire transfers and drafts deposited for the account of such Person at such time calculated in a manner consistent with the Illustrative Purchase Price Calculation Schedule, provided that Cash shall be calculated net of issued but uncleared checks and drafts written or issued by or to the Business.

“Closing Cash” means the aggregate amount of Cash of the Business as of the Effective Time; provided that, for the avoidance of doubt Closing Cash shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.03(c); provided that the Parties agree that the Business shall have an amount of Cash no less than the Minimum Cash Amount at the Closing. For the avoidance of doubt, Closing Cash shall include the Minimum Cash Amount.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of the Effective Time; provided that, for the avoidance of doubt, (a) the Pre-Closing Tax Amount shall be calculated as of the end of the Pre-Closing Tax Period, and (b) Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.03(c).

“Closing Net Working Capital” means Net Working Capital as of the Effective Time; provided that, for the avoidance of doubt, Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.03(c).

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Closing Net Working Capital minus (b) Target Net Working Capital.

“Closing Purchase Price” means $1,500,000,000, plus (a) the Closing Net Working Capital Adjustment Amount, minus (b) Closing Indebtedness, plus (c) Closing Cash, minus (d) Transaction Expenses, each as finally determined pursuant to Section 2.09.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Tax” means any Tax with respect to which any of the Purchased Subsidiaries has filed or will file a Tax Return with a member of any Seller Group on a combined, consolidated or unitary basis.

“Combined Tax Return” means any Tax Return with respect to any Combined Tax.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement, effective as of November 29, 2023, between Buyer and Seller.

“Contract” means any contract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note, deed of trust or other legally binding commitment, undertaking, arrangement or understanding, including all amendments, annexes, supplements, exhibits and schedules thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or other mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, governmental order, action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Damages” means all damage, loss, Liability, judgment, settlement, fine, penalty, interest, cost, Tax and expense (including reasonable and documented out-of-pocket expenses of investigation and reasonable and documented out-of-pocket attorneys’ fees and expenses in connection with any action, suit or proceeding); provided that, notwithstanding the foregoing, “Damages” shall not include any punitive, special or other similar forms of damages, except to the extent actually required to be paid pursuant to a third party claim that has been finally determined.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Employed” means, with respect to a Business Employee as of an applicable date of determination, that as of such date such Business Employee is classified as an employee and either (i) actively employed, (ii) absent from work on account of paid time off, vacation, sick or personal leave, short- or long-term disability or approved leave of absence or (iii) inactive for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Applicable Law.

“Environmental Laws” means any Applicable Laws: (a) relating to pollution (or the cleanup thereof) or protection of human health and safety (as it pertains to exposure to Hazardous Substances), natural resources, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure in the workplace or elsewhere to, or the management, manufacture, use, handling, labeling, registration, containment, storage, recycling, reclamation, reuse, treatment, generation, distribution, transportation, processing, disposal, remediation, control, Release or threatened Release of any Hazardous Substance.

“Environmental Permit” means any Permit required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with any Purchased Subsidiary as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Estimated Closing Net Working Capital minus (b) Target Net Working Capital.

“Estimated Purchase Price” means, $1,500,000,000, plus (a) Estimated Net Working Capital Adjustment Amount, minus (b) Estimated Closing Indebtedness, plus (c) Estimated Closing Cash, minus (d) Estimated Transaction Expenses.

“Former Business Employee” means any individual who, immediately prior to termination of employment, was (i) Employed by a Purchased Subsidiary or (ii) Employed by Seller or a Retained Subsidiary and, in each case, devoted a majority of his or her working time to performing services on behalf of the Business or a Purchased Subsidiary.

“Fraud” means, with respect to any party, the actual and intentional fraud by such party in the making of any of its representations and warranties set forth in this Agreement or in the documents and certificates delivered pursuant to this Agreement, and shall not include constructive fraud.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means (i) any full- or part-time officer or employee of any Governmental Authority, whether elected or appointed; (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority; or (iii) any political parties, political party officials, or candidates for political office.

“Governmental Authority” means (i) any domestic or foreign national, federal, state, local, county or municipal government (including any subdivision, court, administrative agency, regulatory body, board, bureau, department, tribunal or commission or other authority or instrumentality thereof), or any quasi-governmental or private body exercising any judicial, regulatory, administrative, importing or other governmental or quasi-governmental authority, including any arbitrator or arbitral tribunal or any Taxing Authority; (ii) any public international organization (such as the World Bank, United Nations); and (iii) any department, agency, or instrumentality thereof, including any company, business, enterprise or other entity owned or controlled, in whole or in part, by any government.

“Hazardous Substances” means any materials, substances, or wastes that are defined as or included in the definition of, or otherwise regulated as, a “pollutant,” “contaminant,” “toxic substance,” “toxic waste,” “hazardous substance,” “hazardous waste,” “hazardous material,” or equivalent terms, as such terms are defined in, or regulated pursuant to, any Environmental Law, including petroleum or petroleum by-products or breakdown products, radioactive materials, asbestos or asbestos-containing materials, urea formaldehyde, lead and lead-based paint, per- and polyfluoroalkyl substances (including perfluorooctanoic acid or perlfluorooctane sulfonate), polychlorinated biphenyls or toxic mold.

“Historic Acquisition Cost” means for Swiss tax purposes, the initial acquisition cost of an investment net of any depreciations which have been offset with dividends received from the respective investment and that cannot be subject to an adjustment within the meaning of art. 62 para. 3 Direct Federal Tax Act (“DFTA”) and the corresponding article in the cantonal tax law, nor to reversal in the sense of art. 62 para. 4 DFTA and the corresponding article in the cantonal tax law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Illustrative Purchase Price Calculation Schedule” means the Illustrative Purchase Price Calculation Schedule attached as Schedule I hereto.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income, profit or gains, and any similar Tax.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the transactions contemplated hereby, including the Pre-Closing Transfers) of the Purchased Subsidiaries or the Business, without duplication, in respect of (i)(A) borrowed money, (B) obligations evidenced by bonds, notes, debentures or other similar instruments, (C) any indebtedness required to be eliminated or repaid pursuant to Section 5.03 that remains outstanding as of the Effective Time, (D) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments, in each case, to the extent drawn, (ii) any declared but unpaid dividends or other distributions owed to Seller or any other Affiliate of any Purchased Subsidiary, (iii) the aggregate unfunded liability under or in respect of any deferred compensation plans, policies or arrangements (including employer contributions under a 401(k) plan) accrued prior to the Closing (including any partial payroll period) under any Business Benefit Plan in respect of any Business Employee or Former Business Employee that are Liabilities of Buyer or any of its Affiliates (including any Purchased Subsidiary); (iv) the aggregate amount of any underfunded or unfunded defined benefit or other pension or retiree health or welfare liabilities and any termination indemnities (including any Trattamento di Fine Rapporto), jubilee or gratuity payments, end of service pay in respect of any Business Employee or Former Business Employee, in each case, that accrued in respect of a period prior to the Closing (calculated in accordance with the Accounting Policies, where applicable) and that are Liabilities of Buyer or any of its Affiliates (including any Purchased Subsidiary); (v) the Pre-Closing Tax Amount, (vi) any unpaid severance or other termination pay, payable by Buyer or any of its Affiliates (including any Purchased Subsidiary) to any Business Employee, Former Business Employee, other employee or individual service provider whose employment or engagement terminated or who has been given a notice of termination of employment specifying the termination date, in each case, prior to the Closing (including any such payments accrued (or required to be accrued) in connection with any restructuring or similar event), together with the employer portion of any payroll, social security, unemployment or other similar employment Taxes with respect thereto; (vii) deferred purchase price of property, goods or services, including earnouts and other similar contingent payments (other than trade or account payables in the ordinary course of business and the Option Exercise Liabilities (as defined in Section 1.01(a)(ii) of the Disclosure Schedule)), (viii) financing lease obligations that are required to be capitalized in accordance with Accounting Policies which, for the avoidance of doubt, shall not include operating lease obligations, (ix) interest rate and currency swap, hedge, cap, commodity derivatives and any other arrangements designed to provide protection against fluctuations in interest or currency rates, in each case, including any amounts payable to terminate such arrangements, (x) items set forth on Section 1.01(a)(ii) of the Disclosure Schedule, (xi) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (x) to the extent guaranteed by any Purchased Subsidiary and (xii) without duplication, all obligations of the kind referred to in clauses (i) through (xi) of this definition of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property of the Business, including the Purchased Assets, whether or not Seller or its Affiliates have assumed or otherwise become liable for the payment of such obligations; provided that, for the avoidance of doubt, “Indebtedness” shall not include (A) obligations owed solely by one or more Purchased Subsidiary to another one or more Purchased Subsidiary, except as set forth in Item 7 of Section 1.01(a)(ii) of the Disclosure Schedule, and (B) any amount included in Transaction Expenses or Net Working Capital to avoid “double counting”.

“Indemnified Tax” means, without duplication, (i) any Taxes of any kind of (A) any Purchased Subsidiary or (B) with respect to any Purchased Asset, in each case, attributable to any Pre-Closing Tax Period (or portion thereof), (ii) Taxes of Seller or any of its Affiliates (other than any Purchased Subsidiaries) for any Tax period, (iii) Taxes for which any Purchased Subsidiary is liable by reason of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law) by reason of such entity being included in any Seller Group at any time on or before the Closing Date, (iv) Transfer Taxes for which Seller is responsible under this Agreement, (v) any Taxes of any Purchased Subsidiary or with respect to any Purchased Asset imposed on the Pre-Closing Transfers, the execution thereof or any termination of any Intercompany Agreement pursuant to Section 5.03, (vi) Taxes incurred at any time which are attributable to the Retained Business, Retained Subsidiaries and Excluded Liabilities, (vii) Taxes imposed on or payable by third parties with respect to which any Purchased Subsidiary has an obligation to indemnify such third party pursuant to a transaction consummated or agreement entered into on or prior to the Closing, (viii) any withholding Taxes imposed with respect to payments pursuant to this Agreement, (ix) Taxes arising in connection with the failure of any Specified Tax Representation to be true (determined without regard to (A) any disclosure included in the Disclosure Schedule relating to Taxes and (B) any “materiality,” “knowledge,” or other similar qualifiers in such Specified Tax Representation), (x) Taxes incurred by any Purchased Subsidiary or with respect to any Purchased Asset arising as a result of any breach of Seller or any of its Affiliates (other than, following the Closing Date, the Purchased Subsidiaries) of any covenant included in Article 8 or Section 5.01(l) (Conduct of Business – Taxes), (xi) any Pillar Two Taxes, (xii) any Taxes imposed on VF CH Apollo with respect to any Post-Closing Tax Period of VF CH Apollo attributable to any adjustment in a Pre-Closing Tax Period to (A) the losses of VF CH Apollo or (B) the impairment of Wooster GK that creates or increases the net deferred Tax liability, as of the Closing Date, of VF CH Apollo, (xiii) any Taxes incurred by reason of the elimination, after Closing, of any intercompany obligation between Chapter 4 Corp. and Supreme Holdings, Inc. that remains outstanding at the Closing, and (xiv) reasonable and documented out-of-pocket expenses, including attorney’s fees, incurred in connection with any of the foregoing; provided, however that Indemnified Tax shall not include (a) any Taxes to the extent included as a liability in Closing Indebtedness or Closing Net Working Capital and (b) any Taxes attributable to any breach by Buyer or any of its Affiliates (including, after the Closing Date, the Purchased Subsidiaries) of any covenant included in Article 8. For the avoidance of doubt, subject to the proviso in the preceding sentence, Indemnified Taxes shall include any Taxes arising as a result of any gain recognition event with respect to any gain recognition agreement under Section 367(a) entered into by a U.S. Purchased Subsidiary prior to the Closing Date.

“Intellectual Property Rights” means any and all intellectual property rights anywhere in the world, including all Trademarks, patents, trade secrets and other rights in know-how or other confidential or proprietary information, copyrights, designs and database rights, intellectual property rights in software and social media handles, rights of publicity, Internet domain names, and any other similar type of proprietary or intellectual property right, including all registrations and applications for registration or issuance of any of the foregoing.

“Intercompany Agreements” means any Contracts (including with respect to Indebtedness and insurance) between or among Seller, any Retained Subsidiary or the Retained Business, on the one hand, and any Purchased Subsidiary or the Business, on the other hand, that are effective as of immediately prior to the Effective Time.

“Interests” means all of the outstanding equity interests in each of the Purchased Subsidiaries.

“International Plan” means any Business Benefit Plan that covers Business Employees who perform (or who, as of immediately prior to termination of their employment with Seller and its Subsidiaries, performed) services primarily in a country other than the United States.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all software, hardware, systems, computers, servers, routers, hubs, switches, data communication lines, networks and all other information technology equipment and assets owned by or leased or licensed to Seller or any of its Subsidiaries and, in each case, used in the operation of the Business.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 1.01(a)(iii) of the Disclosure Schedule under the heading “Knowledge of Seller”.

“Liability” means any debt, liability or obligation of any kind or nature, whether accrued, unaccrued, contingent, absolute, asserted, unasserted, known, unknown, disclosed, undisclosed, liquidated, unliquidated, determined, determinable, due or to become due, or otherwise, and includes all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, lease, right of way, pledge, charge, covenant, condition, restriction, purchase option, right of first offer, right of first refusal, encroachment, security interest, restrictions on transfer (other than restrictions on transfer arising under securities laws), or other encumbrance or other adverse claim of any kind in respect of such property or asset.

“Malicious Code” means any time bomb, logic bomb, Trojan horse, trap door, back door, virus, ransomware, spyware, adware, scareware, or other code, in each case designed (i) to harm, impair, disrupt, disable, or provide unauthorized access to or use of any IT Systems or (ii) to, without authorization, access, use, disclose, compromise the privacy or security of, delete, destroy, modify, encrypt, or corrupt any information or data.

“Material Adverse Effect” means any fact, occurrence, change, event, circumstance, condition, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the properties, assets, business, financial condition or results of operations of the Business, taken as a whole, excluding any effect, directly or indirectly, resulting from or arising in connection with (i) changes in the financial, securities, currency, international trade, capital or credit markets, including in interest rates or currency exchange rates, (ii) changes in economic, regulatory or political conditions generally, (iii) changes (including changes of Applicable Law or the interpretation or enforcement thereof after the date hereof) or conditions generally affecting any industry in which the Business operates, (iv) changes in GAAP or other applicable accounting or regulatory standards or principles, or in the enforcement, implementation or authoritative interpretations thereof (after the date hereof), (v) any changes in geopolitical conditions, any outbreak or escalation of hostilities, any actual or threatened acts of war (including the current disputes between the Russian Federation and Ukraine and between Israel and Hamas and, in each case, any evolutions thereof and any sanctions or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith or in response thereto), sabotage, cyberattack or terrorism, global health conditions or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), (vi) COVID-19 or any Applicable Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group (including any COVID-19 Measure) providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Applicable Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or compliance therewith by Seller or any of its Affiliates, in each case involving any jurisdiction in which the Business operates, (vii) the negotiation, execution or performance of this Agreement or the other Transaction Documents, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or any actions taken by Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of any of the Business after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business or the Purchased Subsidiaries with third parties (including the failure to obtain any consents in connection with the transactions contemplated hereby); provided, that this clause (vii) shall not apply to any representation or warranty (or any condition related thereto) that addresses the effects of the execution, delivery or performance of this Agreement by the parties hereto, (viii) any failure of the Business to meet any internal projections or industry financial estimates, forecasts or projections for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, unless it is otherwise excluded from the definition thereof pursuant to a clause other than this clause (viii)), (ix) any action taken at the written request or with the written consent of Buyer, or (x) any action taken by Seller or any of its Affiliates that is required or expressly contemplated to be taken pursuant to this Agreement, except, in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent, such fact, occurrence, change, event, circumstance, condition, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a disproportionate effect on the Business, taken as a whole, relative to other participants in the industry or industries in which the Business operates.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Minimum Cash Amount” means $10,000,000.

“Net Working Capital” means, as of any date, (i) the aggregate value of the current assets of the Business minus (ii) the aggregate value of the current liabilities of the Business, calculated in accordance with the Accounting Policies and adjusted in accordance with the line items set forth in the Illustrative Purchase Price Calculation Schedule; provided, that Net Working Capital shall exclude any current or deferred Income Tax assets or current and deferred Income Tax liabilities.

“Order” means any order, writ, injunction, decree, judgment, award, settlement, ruling, rule, decision, determination, subpoena, agreement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Personal Data” means, as applicable, (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, device or household, including location information and biometric information, and (ii) any and all other information that constitutes “personal information”, “personal data,” “proprietary information,” or any similar term as defined under applicable Privacy Requirements (e.g., “personally identifiable information” or “PII”).

“Pillar Two Provisions” means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS” and any legislation of any jurisdiction introduced pursuant to, or in order to implement or conform to, such model rules.

“Pillar Two Taxes” means any Taxes imposed by, or paid or payable to any Taxing Authority pursuant to or in connection with Pillar Two Provisions in respect of or by reference to the profits of the Purchased Subsidiaries, Seller or any Affiliates of such, or any part of those profits, in each case for the Pre-Closing Tax Period.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date; and (ii) with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Amount” means, without duplication, any accrued and unpaid Income Tax liabilities of any Purchased Subsidiary, other than Tax constituting Combined Taxes solely if and to the extent such Combined Taxes are the primary liability of Seller or any of its Affiliates (other than any Purchased Subsidiary), for the Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date and any Pre-Closing Tax Period for which the relevant Income Tax Return has not yet been filed, provided, that such amounts (A) shall not be an amount less than zero in any jurisdiction for any standalone taxpaying entity and (B) shall be calculated (i) except as set forth otherwise in this definition, in a manner consistent with the past practices of Seller and the applicable Purchased Subsidiaries in the preparation of their Tax Returns, (ii) solely with respect to the jurisdiction(s) in which the applicable Purchased Subsidiary has historically filed Income Tax Returns except as otherwise required by a change in fact or Applicable Law; (iii) netting any estimated Tax payments and taking into account existing net operating losses, Tax credits, Income Tax refunds and overpayments of Income Tax solely to the extent actually available to offset such Taxes as a matter of Applicable Law, (iv) including any unpaid Income Tax liabilities of any Purchased Subsidiary as a result of any inclusion under Section 951 or Section 951A of the Code to the extent attributable to the relevant Pre-Closing Tax Period and by reason of the ownership by such Purchased Subsidiary of any “controlled foreign corporation,” within the meaning of Section 957 of the Code, prior to the Closing Date, whether or not such Taxes are due and payable as of the Closing Date, (v) including any unpaid Income Tax liabilities of any Purchased Subsidiary under Section 965 of the Code (or any analogous or similar provision under any state law) notwithstanding any election under Section 965 of the Code and whether or not such Taxes are due and payable as of the Closing Date, (vi) excluding any deferred Income Tax assets or deferred Income Tax liabilities, including any reserves or contingencies for uncertain Income Tax positions, (vii) including any Income Tax liabilities of any Purchased Subsidiary incurred in connection with any Pre-Closing Transfer or termination of any Intercompany Agreement pursuant to this Agreement, to the extent required to be included in a Pre-Closing Tax Period, and (viii) by taking all Transaction Tax Deductions into account in Pre-Closing Tax Periods (solely if and to the extent permitted by applicable Tax law to be deducted in such period at a “more likely than not” (or higher) level of confidence) and applying the seventy percent (70%) safe harbor election under Revenue Procedure 2011-29 to any “success-based fees.”

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date; and (ii) with respect to a Straddle Tax Period, the portion of such Tax period ending on (and including) the Closing Date.

“Privacy Laws” means any and all Applicable Laws and standards relating to the privacy, security, or Processing of any Personal Data, data breach notification, website and mobile application privacy policies and practices, the Processing and security of payment card information, the interception of electronic communications, wiretapping, the tracking or monitoring of online activity, data- or web-scraping, and email, text message, or telephone communications, including the (i) the provisions of the Federal Trade Commission Act applicable to the foregoing, (ii) California Consumer Privacy Act, as amended by the California Privacy Rights Act, and other similar state laws (including the Colorado Privacy Act, the Connecticut Data Privacy Act, the Virginia Consumer Data Protection Act, the Utah Consumer Privacy Act, Illinois Biometric Information Privacy Act), (iii) Health Insurance Portability and Accountability Act, (iv) Telephone Consumer Protection Act, (v) Controlling the Assault of Non-Solicited Pornography And Marketing Act, (vi) Children’s Online Privacy Protection Act, (vii) Payment Card Industry Data Security Standard, (viii) EU General Data Protection Regulation (EU) 2016/679 (“GDPR”), as amended (and the laws and regulations of any European Union member state which implements the GDPR), (ix) the GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any implementing or supplementary legislation related thereto of the UK (including the UK Data Protection Act 2018 (“DPA”)) (the “UK GDPR”), (x) the EU e-Privacy Directive 2002/58/EC, as amended by Directive 2009/136/EC (and the laws and regulations of any European Union member state which implements it), and (xi) the Privacy and Electronic Communications Regulations 2003, in each case of the foregoing (i)-(xi), solely to the extent applicable to the Business.

“Process”, “Processing” or “Processed” means any operation or set of operations which is performed upon any data (including Personal Data), by any means, such as collection, access, acquisition, recording, organization, storage, adaptation or alteration, retrieval, protection, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, disposal, deletion, destruction or any other processing of such data, and/or is considered “processing” under any Applicable Laws.

“Purchased Subsidiaries” means, collectively, the Persons listed on Schedule II.

“Purchased Subsidiary Benefit Plan” means each Business Benefit Plan that is maintained or entered into solely by a Purchased Subsidiary.

“Purchased Subsidiary Business Employee” means any individual who, as of immediately prior to the Effective Time, is Employed by a Purchased Subsidiary.

“Regulatory Filing” means any required, necessary or applicable authorization from Regulatory Authorities, including under the HSR Act, as well as any other antitrust authority in charge of merger control.

“Regulatory Authority” means any antitrust authority in charge of merger control (U.S. and non-U.S jurisdictions).

“Regulatory Authorization” means an authorization from any Regulatory Authority.

“Regulatory Matters” means any matter in relation to Regulatory Filings and/or Regulatory Authorization.

“Release” or “Released” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or migration into or through the environment (including within any building, structure, facility or fixture) and any abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substances.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“Retained Business” means any business now, previously or hereafter conducted by Seller or any of its Subsidiaries or Affiliates other than the Business.

“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Purchased Subsidiaries.

“Sanctioned Country” means, (i) at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic) and (ii) Venezuela, Russia and Belarus.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Secondment Agreement” means an agreement to be entered into by and between Buyer (or one of its Affiliates) and Seller (or one of its Affiliates) following the date of this Agreement, in accordance with Section 9.01(d), governing the employment by Seller or one if its Affiliates of the Seconded Employees during the Secondment Period.

“Secondment Period” means the period commencing on the Closing Date and ending on March 31, 2025 (or such earlier date elected by Buyer, provided that Buyer provides at least thirty (30) days’ prior written notice).

“Seconded Employee” means (i) each individual who as of the Closing Date, is a Business Employee and is Employed primarily in the United States, (ii) each employee hired by Seller or its Subsidiaries in the United States during the Secondment Period at the request of Buyer or its Affiliates and (iii) each candidate to be an employee of Seller or its Affiliates in the United States during the Secondment Period whose candidacy is at the request of Buyer or its Affiliates, to the extent that any Liability of Seller or its Affiliates exists with respect to such individual on account of such candidacy.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data and/or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the IT Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the IT Systems or any Personal Data or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any Privacy Law.

“Seller 401(k) Plan” means any Business Benefit Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code.

“Seller Benefit Plan” means each Benefit Plan that is contributed to, sponsored, maintained or entered into by Seller, a Retained Subsidiary, a Purchased Subsidiary or any direct or indirect Subsidiary of any of them, other than a Purchased Subsidiary Benefit Plan.

“Seller Group” means, with respect to U.S. federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the common parent and, with respect to state, local or foreign income or franchise Taxes, any consolidated, combined or unitary group of which Seller or any of its Affiliates is a member for such state, local or foreign income or franchise Tax purposes.

“Seller Marks” means any and all Trademarks owned by Seller or any of its Affiliates (other than the Purchased Subsidiaries, after giving effect to the Pre-Closing Transfers), including the Trademarks set forth on Section 1.01(a)(iv) of the Disclosure Schedule.

“Shared Contract” means any contract, agreement or other instrument to which the Seller or any of its Subsidiaries is a party which benefits and/or burdens both the Business and any Retained Business. For the avoidance of doubt, for purposes of this Agreement, the definition of “Shared Contract” shall not include any Transaction Document, including the Transition Services Agreement (and any contract, agreement or instrument relating to services provided or addressed thereunder, including services consisting of the use of real property).

“Specified Liabilities” means all Liabilities arising out of the matters set forth on Section 1.01(a)(v) of the Disclosure Schedule.

“Specified Tax Representations” means representations and warranties of Seller provided under Sections 3.16(c)(ii) (Tax agreements and rulings), (c)(iii) (power of attorney), (e) (group liabilities), (h) (entity classification), (l) (Section 355 of the Code), (m) (income adjustments), (p) (jurisdiction and taxable presence), (r) (Tax exemptions and incentives), and (z) (Swiss Tax Matters).

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Supreme Marks” means any and all Trademarks included in the Business Intellectual Property Rights.

“Target Net Working Capital” means $49,242,833.

“Tax” means (i) any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, Pillar Two Taxes, value added, consumption, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority with respect thereto, and any liability for any of the foregoing as transferee and (ii) in the case of any of the Purchased Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of such Purchased Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.

“Tax Return” means any report, return, document, declaration, election, statement or other information or filing supplied to (or required to be supplied to) any Taxing Authority and any amendments thereto, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all agreements or arrangements that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (in each case other than any general commercial Contract not primarily relating to Taxes).

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of Taxes.

“Trade Controls Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by the European Union, the United Kingdom any other country, except to the extent inconsistent with U.S. law.

“Trademark” means any and all trademarks, service marks, trade dress, trade names, brand names, logos, slogans, domain names or any other source or business identifiers, whether registered or unregistered, and the goodwill symbolized thereby or associated therewith.

“Transaction Documents” means, collectively, this Agreement, each Foreign Transfer Agreement, and the Transition Services Agreement.

“Transaction Expenses” means, solely to the extent incurred prior to the Closing (or incurred upon the occurrence of the Closing) and not paid prior to the Closing and without duplication, and in each case, calculated after giving effect to the Closing, (i) all fees, expenses and costs incurred by Seller, the Purchased Subsidiaries or any of their respective Affiliates in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder, including with respect to financial advisors, accountants, legal advisors and other third party advisors, (ii) all transaction, change in control, retention, severance or other payments payable by any Purchased Subsidiary to any of the directors, officers or other individual service providers of any Purchased Subsidiary or to any of the Business Employees or Former Business Employees payable on or after the Closing Date, in each case, on a “single-trigger” basis as a result of the consummation of the transactions contemplated by this Agreement (except as otherwise set forth in this clause (ii), including all retention payments set forth on Section 1.01(a)(vi) of the Disclosure Schedule), whether payable on the Closing Date or thereafter (including the employer portion of any payroll, social security, unemployment or other employment Taxes related thereto); provided that, such payments are Liabilities of Buyer or any of its Affiliates (including any Purchased Subsidiary), which shall not include any retention payments paid to Seconded Employees during the Secondment Period, which payments shall be made by Seller or one of its Affiliates and shall not be a Liability for Buyer or any of its Affiliates or otherwise required to be reimbursed by Buyer or any of its Affiliates under the Secondment Agreement or otherwise, (iii) the fees, expenses and costs of the R&W Insurance Policy not to exceed $3,000,000 and (iv) fifty percent (50%) of any filing fees assessed in connection with the HSR Act or any other applicable Competition Laws. For the avoidance of doubt, “Transaction Expenses” shall not include any amount included in Indebtedness or Net Working Capital to avoid “double counting”.

“Transaction Tax Deductions” means any loss or deduction, which is deductible for applicable Tax purposes, resulting from or specifically attributable to (a) the payment of Transaction Expenses by any Purchased Subsidiary prior to the Effective Time; (b) the payment of fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Purchased Subsidiary with respect to the payment of Indebtedness pursuant to the transactions contemplated by this Agreement, if and to the extent such amounts are paid by any Purchased Subsidiary prior to the Effective Time or are included in the final determination of Closing Indebtedness; (c); any deductible amounts included as a current liability or contra-asset in the final determination of Closing Net Working Capital; (d) any deductions attributable to any other fees, costs and expenses incurred pursuant to the transactions contemplated by this Agreement by any Purchased Subsidiary, to the extent paid or incurred by a Purchased Subsidiary prior to the Effective Time.

“Transfer Regulations” means the (i) the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC and all national legislation enacted to give effect to the Acquired Rights Directive 77/187/EC, 98/50/EC and 2001/23/EC in each member state of the European Economic Area and (ii) all other national legislation which effects the automatic transfer of employees on the sale or transfer or continuation of a business.

“Transfer Tax” means any excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes, levies, charges, duties and fees (including any penalties and interest) imposed in connection with the purchase and sale of the Purchased Subsidiaries and the Purchased Assets and assumption of the Assumed Liabilities pursuant to this Agreement.

“Transition Services Agreement” means a Transition Services Agreement to be entered into between Buyer and Seller at the Closing in substantially the form attached hereto as Exhibit A.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code, as currently in effect as of the date hereof.

“VAT” means any value added Tax levied in conformity with the European Union’s Council Directive 2006/112/EC in the European Union, the VAT Act 1994 in the UK and any sales, turnover, consumption or other Tax of a similar fiscal nature substituted for, or levied in addition to, such Tax whether in the European Union or elsewhere.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.09(c)
ADSP	8.05(a)(ii)
Agreement	Recitals
Allocation	2.05(b)
Anti-Corruption Laws	3.23(a)
Anti-Forced Labor Policy	3.19(b)
Assumed Liabilities	2.03
Base Amount	2.05(a)(i)
Business Asset	7.13(b)
Business Insurance Policy	3.20
Business Personnel List	3.15(r)
Buyer	Recitals
Buyer DC Plan	9.03
Buyer Fundamental Representations	10.03(a)(A)
Buyer Indemnified Parties	12.02(a)
Buyer International DC Plan	9.05(a)
Buyer International Retirement Plan	9.05(b)
Claim Notice	12.03(a)
Closing	2.07
Continuing Collaboration Agreements	6.02(a)
control	Definition of Affiliate
Covered Employee	7.07(a)

Term	Section
Current Representation	7.08(a)
DC Transfer Date	9.05(a)
Debt Liens	5.03(d)
Designated Person	7.08(a)
Dispute Notice	2.09(b)
Disputed Item	2.09(b)
DPA	Definition of Privacy Laws
Enforceability Exceptions	3.02
Effective Time	2.07
e-mail	13.01
End Date	11.01(a)(ii)
Enforceability Exceptions	3.02
Estimated Closing Cash	2.06(a)(iii)
Estimated Closing Indebtedness	2.06(a)(ii)
Estimated Closing Net Working Capital	2.06(a)(i)
Estimated Closing Statement	2.06(c)
Estimated Transaction Expenses	2.06(a)(iv)
Excluded Asset	7.13(a)
Excluded Liabilities	2.03
Final Closing Statement	2.09(a)
Final Purchase Price	2.10(a)
Final Section 338(g) Allocation	8.05(a)(ii)
Financial Statements	3.06(a)
Foreign Transfer Agreement	2.08
GDPR	Definition of Privacy Laws
Improvements	3.11(d)
Indemnified Party	12.03(a)

Term	Section
Indemnifying Party	12.03(a)
Inactive U.S. Employee	9.01(b)
Key Customers	3.19(a)
Key Suppliers	3.19(a)
Labor Agreement	3.15(n)
Leased Real Property	3.11(b)
Material Contract	3.08(b)
Non-Assignable Assets	2.04(a)
OFAC	Definition of Sanctioned Person
Permits	3.13
Permitted Liens	3.11(g)(xi)
Post-Closing Representation	7.08(a)
Pre-Closing Bonus	9.04
Pre-Closing Transfers	5.05(a)
Prior Year Bonus	9.04
Privacy Requirements	3.12(g)
Product	3.18(a)
Property Taxes	8.01(d)
Proposed Section 338(g) Allocation	8.05(a)(ii)
Purchase Price	2.05(a)(v)
Purchased Assets	2.02
R&W Insurance Policy	7.12
Real Property Lease	3.11(b)
Registered Business Intellectual Property Rights	3.12(a)
Relevant Period	9.02
Section 338(g) Allocation Forms	8.05(a)(ii)
Section 338(g) Election	8.05(a)(i)
Seller	Recitals
Seller Fundamental Representations	12.01
Seller Group Tax Claim	8.08(a)

Term	Section
Seller Group Tax Return	8.01(a)
Seller International DC Plan	9.05
Seller International Retirement Plan	9.05(b)
Seller Tax Records	8.02(b)
Seller Welfare Plan	9.08
Substituted Guaranties	7.10
Tax Claim	8.08(a)
Tax Refund	8.03(a)
Terminating Buyer Breach	11.01(a)(v)
Terminating Seller Breach	11.01(a)(iv)
Third Party Claim	12.03(a)
Third Party Policies	7.06
Transferred Employee	9.01(a)
Transfer Amount	9.05(a)
Transfer Date	9.01(d)
UFLPA	3.19(d)
UK	Definition of Privacy Laws
UK GDPR	Definition of Privacy Laws
Union	3.15(n)
WARN	3.15(p)
Withholding Agent	2.11
XUAR	3.19(d)

Section 1.02. Other Definitional and Interpretative Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like.

(b) The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(d) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e) Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedule) or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f) Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Disclosure Schedule) or Annex, then, for the purposes of construing such Section, Schedule or Annex, the definitions set out in such Section, Schedule or Annex shall prevail.

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”

(h) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(i) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,”, whether or not they are in fact followed by those words or words of like import.

(j) References to one gender shall include all genders.

(k) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(l) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(n) References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(o) References to “law,” “laws” or to any Applicable Law shall be deemed to refer to such law or Applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder.

(p) All references to any time herein shall refer to Eastern time.

(q) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. To the extent any amount required to calculate the Purchase Price (including Cash, Indebtedness, Net Working Capital or Transaction Expenses and the related calculation thereof) on the relevant calculation date is denominated in a currency, other than U.S. dollars, such amount shall be translated into U.S. dollars using the exchange rate applicable to obligations payable in the relevant foreign currency published by Bloomberg on the applicable calculation date.

(r) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(s) For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been put in the dataroom prepared by Seller or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format at least three (3) Business Day prior to the execution and delivery of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, Seller shall, and shall cause one or more of its Subsidiaries to, sell, transfer and deliver to Buyer (or to such Subsidiary or Subsidiaries of Buyer, as determined by Buyer), and Buyer shall purchase (or cause one or more of its Subsidiaries to purchase) from Seller and such applicable Subsidiaries, the Interests at the Closing. Seller or its Subsidiaries, as applicable, shall transfer and deliver to Buyer (or to such Subsidiary or Subsidiaries of Buyer, as determined by Buyer) at the Closing valid title to such Interests free and clear of any Lien other than Liens imposed by applicable securities laws.

Section 2.02. Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement and, if applicable, the Foreign Transfer Agreements, Buyer agrees to purchase (or cause one or more of its Subsidiaries to purchase) from Seller or one of its Subsidiaries, and Seller agrees to, and to cause any applicable Subsidiary to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer (or to such Subsidiary or Subsidiaries of Buyer, as determined by Buyer) at the Closing, free and clear of any Liens other than Permitted Liens, all of Seller’s and the Retained Subsidiaries’ right, title and interest in, to and under the assets, properties and rights of Seller and any applicable Subsidiary set forth on Section 2.02 of the Disclosure Schedule (collectively, the “Purchased Assets”).

Section 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume (or cause to be assumed) and thereafter to timely pay, discharge and perform in accordance with their terms, all of the Liabilities of Seller or any of the Retained Subsidiaries (or any predecessor of any of the foregoing or any prior owner of all or part of the businesses or assets of any of the foregoing), to the extent relating to or arising out of the Purchased Assets, of whichever nature, whether presently in existence or arising hereafter, including any Liabilities set forth on Section 2.03(i) of the Disclosure Schedule (collectively, the “Assumed Liabilities”). Notwithstanding anything to the contrary contained herein, Buyer shall not assume, by virtue of its acquisition of the Interests or the Purchased Assets or otherwise, any Liabilities (a) of Seller or any of the Retained Subsidiaries that are not Assumed Liabilities, (b) to the extent arising out of, or relating to, the Retained Business, (c) except as otherwise set forth in Article 9 or in the Secondment Agreement, to the extent arising out of, or relating to, any Seller Benefit Plan, (d) to the extent arising out of or related to the participation in any Business Benefit Plan by any individual who is not a Business Employee, Former Business Employee or Seconded Employee or that otherwise does not relate to a period of service for the Business, (e) to the extent arising out of, or relating to, any current or former employee of Seller or its Affiliates (or candidate to be an employee of Seller or its Affiliates) who is not a Business Employee, Former Business Employee or Seconded Employee or to the extent not related to the Business, (f) arising under Section 302 or Title IV of ERISA or Section 412 of the Code, (g) arising under Section 4980B of the Code or Part 6 of Subtitle B of Title I of the Code, subject to Buyer’s compliance with its obligation to provide Seconded Employees with continued health benefits under Section 9.08 from and after the Transfer Date, (h) arising under or in connection with any Multiemployer Plan, or (i) constituting Indemnified Taxes (collectively, the “Excluded Liabilities”).

Section 2.04. Limitation on Assignment of Purchased Assets.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Contract or other Purchased Asset that is not assignable or transferable without (i) the consent of any Person, other than Seller, Buyer or any of their respective Affiliates, and such consent shall not have been obtained prior to Closing or (ii) violating any Applicable Law (such assets being collectively referred to herein as “Non-Assignable Assets”). Notwithstanding the foregoing, Seller and Buyer and each of their respective Subsidiaries shall have the continuing obligation from the date hereof until eighteen (18) months after the Closing to use their reasonable best efforts to obtain all necessary consents to the assignment or transfer thereof, or to deliver any required notices, it being understood that other than general internal costs, overhead and use of internal personnel and assets or infrastructure, neither Seller, Buyer nor any of their respective Affiliates or Subsidiaries shall be required to expend money or incur any Liability (including any Tax) (other than de minimis costs and expenses), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such consents. Upon obtaining the requisite third-party consents thereto, such Non-Assignable Assets shall promptly be transferred and assigned to Buyer hereunder at no additional cost. With respect to any Non-Assignable Asset or right thereunder that is not transferred and assigned to Buyer at the Closing by reason of this Section 2.04 after the Closing, until any requisite consent is obtained therefor and the same is transferred and assigned to Buyer, Buyer and Seller shall cooperate with each other and use their reasonable best efforts (i) to obtain for Buyer, at no cost to Buyer or any of their respective Affiliates, an arrangement with respect thereto to provide for Buyer to obtain substantially comparable benefits therein and provide for Buyer to assume the obligations and bear the economic burdens associated therewith, (ii) for Seller and its Affiliates to operate the Non-Assignable Assets in the ordinary course of business on Buyer’s behalf and at Buyer’s lawful direction, and (iii) to otherwise put Buyer and Seller (and their respective Affiliates) in the position they would have been in had such Non-Assignable Asset and accompanying Assumed Liability been transferred at the Closing. To the extent permitted under Applicable Law, Seller shall (and shall cause its controlled Affiliates to) use their respective reasonable best efforts to exercise, enforce and exploit, only at the direction of and for the benefit of Buyer and at Buyer’s sole cost and expense, any and all claims rights and benefits of Seller (or such controlled Affiliates) arising in connection with such Non-Assignable Assets. In furtherance of the foregoing, Seller shall, and shall cause its Affiliates to, without further consideration therefor, pay and remit to Buyer or its designee all monies, rights and other consideration received in respect of such Non-Assignable Asset or right thereunder as promptly as reasonably practicable after receipt thereof.

Section 2.05. Purchase Price; Allocation of Purchase Price.

(a) The purchase price for the Interests and Purchased Assets is (i) $1,500,000,000 (the “Base Amount”), (ii) plus Closing Cash, (iii) plus the Closing Net Working Capital Adjustment Amount, (iv) minus Closing Indebtedness and (v) minus Transaction Expenses (the “Purchase Price”). The parties agree that the Purchase Price shall be allocated among the Purchased Subsidiaries and the Purchased Assets in accordance with the methodology set forth in Exhibit B. The Estimated Purchase Price shall be paid as provided in Section 2.05 and shall be subject to adjustment as provided in Section 2.10.

(b) The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Purchased Subsidiaries (or, in the case of any Purchased Subsidiary that is disregarded for U.S. federal income tax purposes, the assets of such Purchased Subsidiary) and the Purchased Assets in accordance with (i) the methodology set forth in Exhibit B, and (ii) to the extent applicable, Section 1060 of the Code and the Treasury Regulations (and any similar provision of state, local or non-U.S. law, as appropriate) (such allocation, the “Allocation”). The Allocation shall be delivered by Seller to Buyer within 30 days after the final determination of the Final Purchase Price pursuant to Section 2.10 for Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within 30 days. If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by the Accounting Referee, the costs of which shall be borne in the manner set forth in Section 2.09.

(c) If an adjustment is made with respect to the Purchase Price pursuant to Section 2.10 or otherwise under this Agreement, such adjustment shall be allocated as agreed by Buyer and Seller, and the Allocation shall be adjusted in a manner consistent therewith. In the event that an agreement as to such adjustment is not reached within 60 days after the final determination of Closing Cash, Closing Net Working Capital, Closing Indebtedness or other item giving rise to an adjustment, Buyer and Seller shall jointly retain an Accounting Referee (as defined in Section 2.09(c)) to resolve the disputed items. Upon resolution of the disputed items, the allocations reflected in the Allocation shall be adjusted to reflect such resolution.

(d) Buyer and Seller shall file all Tax Returns (including, but not limited to, IRS Form 8594) consistent with the Allocation. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation and neither Buyer nor Seller shall agree to any proposed adjustment to the Allocation by any Taxing Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation.

Section 2.06. Estimated Purchase Price. Not less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Closing Cash (“Estimated Closing Cash”) and (iv) Transaction Expenses (“Estimated Transaction Expenses”), (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Estimated Closing Statement”), together with reasonable supporting documentation. The Estimated Closing Statement shall be prepared in accordance with the accounting principles and methodologies set forth in the Illustrative Purchase Price Calculation Schedule and the Accounting Policies and this Agreement. Following delivery of the Estimated Closing Statement, Seller shall provide Buyer and its advisors reasonable access to the relevant books and records and employees of Seller in connection with Buyer’s review of the calculation of the Estimated Purchase Price and the parties will cooperate in good faith to resolve any dispute with respect to the items set forth in the Estimated Closing Statement prior to Closing (but any such dispute shall not delay the Closing).

Section 2.07. Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Interests and the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place remotely by the exchange of signature pages for executed documents on (a) the first (1st) Business Day of the month following the month in which all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) have been satisfied (or, to the extent permitted by Applicable Law, waived), provided, that, if the conditions set forth in Article 10 have been satisfied (or, to the extent permitted by Applicable Law, waived) as of the date that is less than five (5) Business Days (or, in Buyer’s sole discretion, fewer than five (5) Business Days) from the first (1st) Business Day of the following month, the Closing shall take place remotely on the first (1st) Business Day of the month after the following calendar month, or (b) at such other time or place as Buyer and Seller may agree. The Closing shall be deemed effective as of 11:59 p.m. (Eastern time) on the day immediately preceding the Closing Date (the “Effective Time”). At the Closing:

(a) Buyer shall deliver to Seller:

(i) a certificate, dated the Closing Date and signed by an executive officer of Buyer, pursuant to Section 10.03(c) hereof;

(ii) a duly executed counterpart to each Transaction Document to which Buyer or any Affiliate thereof is a party; and

(iii) the Estimated Purchase Price in immediately available funds by wire transfer to an account or accounts designated by Seller by notice to Buyer.

(b) Seller shall deliver to Buyer:

(i) a certificate, dated the Closing Date and signed by an executive officer of Seller, pursuant to Section 10.02(c) hereof;

(ii) a duly executed counterpart to each Transaction Document to which Seller or any Affiliate thereof is a party;

(iii) (A) with respect to Supreme Holdings, Inc., certification that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Buyer along with written authorization for Buyer to deliver such notice form to the IRS, and (B) with respect to 1994 Inc. Ltd., duly executed certification by 1994 Inc. Ltd. in a form reasonably acceptable to Buyer (with a draft to be provided no later than three (3) days prior to the Closing Date) providing that no asset of 1994 Inc. Ltd. constitutes a “United States real property interest” within the meaning of Section 897 of the Code;

(iv) a duly executed IRS Form W-9 or applicable IRS Form W-8 from Seller and any Subsidiary of Seller that is (or is treated as) transferring Purchased Assets or Interests in a Purchased Subsidiary under this Agreement;

(v) certificates for the Interests (to the extent certificated) duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; and

(vi) duly executed letters of resignation or evidence of removal, in form and substance reasonably satisfactory to Buyer, and effective as of the Closing, from or with respect to each of the officers and directors of the Purchased Subsidiaries and for which resignation is requested by Buyer at least five (5) Business Days prior to Closing.

Section 2.08. Foreign Transfer Agreements. Without limiting Section 2.07, the transfer of each foreign Purchased Subsidiary and the assignment of the Purchased Assets and the assumption of the Assumed Liabilities relating to any portion of the Business located outside of the United States will, to the extent required by Applicable Law, be effected pursuant to individual short-form acquisition agreements (each a “Foreign Transfer Agreement”) on a country-by-country basis; provided that, in each case, the Foreign Transfer Agreements shall serve purely to effect the legal transfer of the applicable foreign Purchased Subsidiary or the assignment of the Purchased Assets and the assumption of the Assumed Liabilities in the applicable jurisdictions. For the avoidance of doubt, (a) the Foreign Transfer Agreements shall not have any effect on the value being given or received by Seller or Buyer, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement and (b) in the event of any conflicts between any Foreign Transfer Agreement and this Agreement, the terms of this Agreement shall control in all respects.

Section 2.09. Final Purchase Price Calculation.

(a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller, (i) a calculation of Closing Net Working Capital, (ii) a calculation of the aggregate amount of all Closing Indebtedness, (iii) a calculation of Closing Cash, (iv) a calculation of Transaction Expenses, (v) a calculation of the Closing Net Working Capital Adjustment Amount, and (vi) on the basis of the foregoing, a calculation of the Closing Purchase Price (together with the calculations referred to in clauses (i) through (v) above, the “Final Closing Statement”), together with reasonable supporting documentation. The Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be prepared in accordance with the Accounting Policies and the defined terms used in this Section 2.09; provided, however, the Final Closing Statement (and any amounts included therein) shall not give effect to the consummation of the transactions contemplated by this Agreement (except for the settlement of all intercompany accounts pursuant to Section 5.03(c)), including any act or omission by Buyer or any of its Subsidiaries or the Purchased Subsidiaries taken at, after or in connection with the Closing or reflect any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith or reflect any expense or liability for which Buyer is responsible under this Agreement. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.09(a) within such ninety (90)-day period, then, at the election of Seller in its sole discretion either (x) the Estimated Closing Statement delivered by Seller to Buyer pursuant to Section 2.06 shall be deemed to be the Final Closing Statement, for all purposes hereunder or (y) Seller shall be entitled to retain (at the sole cost and expense of Buyer) an independent accounting firm of recognized national standing to provide an audit of the books of the Business, determined the calculation of, and prepare, the Final Closing Statement consistent with the provisions of this Section 2.09(a), the determination of such independent accounting firm being conclusive, final and binding on the parties hereto.

(b) If Seller disagrees with Buyer’s calculation of the Purchase Price as set forth in the Final Closing Statement, Seller may, within 60 days after delivery of the Final Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”) setting forth in reasonable detail the particulars of such disagreement. Seller may only deliver one Dispute Notice. In the event that Seller does not timely provide a Dispute Notice, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer pursuant to Section 2.09(a), which shall be final, binding and conclusive for all purposes hereunder. The Dispute Notice shall specify those items or amounts as to which Seller disagrees (each, a “Disputed Item”).

(c) If Seller duly delivers a Dispute Notice, Buyer and Seller shall, during the 30 days following such delivery, use their good faith efforts to resolve any such disagreements with respect to the Final Closing Statement. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter jointly retain a nationally recognized accounting firm, who shall not have any material relationship with Buyer or Seller or any of their respective Affiliates; provided, however, in the event Buyer and Seller are unable to mutually agree on such Person, Buyer, on the one hand, and Seller, on the other hand, will each select an independent accounting firm of recognized international standing and both such selected accounting firms will select a third independent accounting firm of recognized international standing to be deemed to be the independent accounting firm selected by the parties for purposes of this Section 2.09, which firm may not be the regular auditing firm of Buyer or Seller (such selected independent accounting firm, the “Accounting Referee”) and cause such Accounting Referee promptly to review this Agreement and the Disputed Items for the purpose of calculating the Purchase Price. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable but in no event later than 30 days after submission to the Accounting Referee of the last to be submitted written submissions of Seller and Buyer, a written report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne (i) by Buyer, if Buyer is awarded less than 50% of the aggregate value of all Disputed Items submitted to the Accounting Referee, (ii) by Seller, if Seller is awarded less than 50% of the aggregate value of all Disputed Items submitted to the Accounting Referee and (iii) otherwise equally by Buyer and Seller. Buyer and Seller shall in good faith execute customary engagement documentation required by the Accounting Referee. The Accounting Referee shall determine, based solely on presentations by Buyer and Seller and their respective representatives, and not by independent review, only those Disputed Items still in dispute. In resolving any Disputed Item, the Accounting Referee shall act as an expert and not an arbitrator and shall be bound by the provisions of this Agreement and the application of the Accounting Policies. With respect to its determination of each such Disputed Item, the Accounting Referee may only decide the specific Disputed Items still under dispute by the parties and its decision for each such Disputed Item must be within the range of values assigned to each such Disputed Item in the Final Closing Statement and the Dispute Notice.

(d) Buyer and Seller agree that they will, and agree to cause their respective Subsidiaries to, reasonably cooperate and assist in the preparation of the Final Closing Statement and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.09, including the making available to the extent necessary of books, records, work papers and personnel during normal business hours and upon reasonable notice to the extent related to the preparation of the Final Closing Statement and the adjustments contemplated thereby; provided, however, that it shall be a condition to the granting of such access to any work papers that Seller and its Representatives execute any confidentiality agreements, releases and indemnity agreements customarily required by Buyer’s accounts for such access.

(e) For the avoidance of doubt, neither the calculations to be made pursuant to this Section 2.09 nor the purchase price adjustment to be made pursuant to Section 2.10 are intended to be used to adjust for errors or omissions that may be found with respect to the Balance Sheets or Target Net Working Capital. No change in GAAP or Applicable Law after the Closing Date, shall be taken into consideration in the calculations to be made pursuant to Section 2.09.

Section 2.10. Adjustment of Purchase Price.

(a) If the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in the manner provided in Section 2.10(b), the amount of such excess. If the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer, in the manner provided in Section 2.10(b), the amount of such difference. The “Final Purchase Price” means the Purchase Price (x) as set forth in the Final Closing Statement if Seller does not duly deliver a Dispute Notice or (y) if a Dispute Notice is delivered (i) as agreed between Seller and Buyer pursuant to Section 2.09(c) or (ii) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 2.09(c).

(b) Any payment pursuant to this Section 2.10 shall be made by Buyer or Seller, as the case may be, at a mutually convenient time within five Business Days after the determination of Final Purchase Price, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.

Section 2.11. Withholding. Notwithstanding anything herein to the contrary, Buyer and its Affiliates or any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from amounts payable to any Person such amounts as the applicable Withholding Agent is required to deduct and withhold under any applicable Tax laws, with respect so the making of such payment. In the event any applicable Withholding Agent determines withholding is required, the applicable Withholding Agent shall use reasonable best efforts to (i) provide the applicable payee with at least five (5) Business Days advance notice of such withholding and (ii) cooperate with such payee to reduce or eliminate such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.12. Further Agreement. The Parties further agree as provided for on Section 2.12 and Section 2.13 of the Disclosure Schedule.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule (but subject to Section 13.12), Seller represents and warrants to Buyer that:

Section 3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate powers required to carry on the Business as presently conducted.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller or any of its Subsidiaries of the transactions contemplated hereby are within Seller’s and any such Subsidiaries’ corporate powers and have been duly authorized by all necessary corporate action. The execution, delivery and performance of each other Transaction Document to which Seller or any of its Subsidiaries is a party, by Seller and any such Subsidiary, and the consummation of the transactions contemplated thereby, are within Seller’s and any such Subsidiary’s corporate or similar authority and power and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or similar action on the part of Seller and any such Subsidiary. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Seller or any of its Subsidiaries is a party constitutes or, upon the execution and delivery thereof by Seller and any such Subsidiary, shall constitute, a valid and binding agreement of Seller and any such Subsidiary, enforceable against Seller and any such Subsidiary in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of each Transaction Document to which it is a party and the consummation by Seller and any of its Subsidiaries of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority and none of Seller nor any Subsidiary of Seller is required to provide any notice, declaration or filing or receive the consent or approval of any Governmental Authority with respect to any of the foregoing, other than (i) compliance with any applicable requirements of the HSR Act or Competition Laws; (ii) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities or Regulatory Authorities, in each case set forth on Section 3.03 of the Disclosure Schedule; (iii) compliance with any applicable securities laws; and (iv) any such other action or filing as to which the failure to make or obtain would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, or prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Subsidiaries is a party.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions by Seller and any of its Subsidiaries contemplated hereby and thereby do not and will not, (i) violate any provision of the certificate of incorporation, bylaws, operating agreement or other similar organizational documents of Seller or any Purchased Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, result in a breach of, constitute a default under, or an event that, with or without notice or lapse of time or both, give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller or any Purchased Subsidiary is entitled under any provision of any contract, agreement or other instrument binding upon Seller or any Purchased Subsidiary or (iv) result in the creation or imposition of any Lien on any Purchased Asset, the Interests or on any asset of any Purchased Subsidiary, except for any Permitted Liens, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, or prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Subsidiaries is a party.

Section 3.05. Purchased Subsidiaries.

(a) Each Purchased Subsidiary is duly organized and validly existing and, to the extent legally applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as presently conducted, except for those licenses, authorizations, permits and approvals the absence of which would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, or prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Subsidiaries is a party. Each Purchased Subsidiary and its jurisdiction of organization is identified on Section 3.05(a) of the Disclosure Schedule.

(b) Section 3.05(b) of the Disclosure Schedule sets forth the authorized, issued and outstanding equity interests of each Purchased Subsidiary and the record (or legal, as that concept is applicable) and beneficial owners of such outstanding equity interests. All of the Interests (and equity interests or shares of capital stock in the direct and indirect Subsidiaries of the Purchased Subsidiaries) are owned beneficially and of record by Seller, the Retained Subsidiaries or a Purchased Subsidiary (as applicable) free and clear of any Lien (other than transfer restrictions of general applicability as may be provided under applicable securities laws). All of the issued and outstanding equity interests of the Purchased Subsidiaries (and equity interests or shares of capital stock in the direct and indirect Subsidiaries of the Purchased Subsidiaries) (i) are duly authorized and validly issued and were not issued in violation of any preemptive or similar rights, and (ii) were offered and issued in compliance with applicable securities laws and (iii) to the extent such concepts are applicable thereto, are fully paid and nonassessable.

(c) Except for the Interests and as otherwise set forth on Section 3.05(b) of the Disclosure Schedule, there are no equity interests in a Purchased Subsidiary issued, reserved for issuance or outstanding and there are no preemptive or similar rights on the part of any holder of any class of securities of any Purchased Subsidiary (other than any other Purchased Subsidiary). There are no options, warrants, preemptive or similar rights, rights of first refusal, convertible or exchangeable securities, “phantom” stock rights, equity appreciation rights, equity-based performance units or Contracts to which any Purchased Subsidiary, Seller or any of its Subsidiaries is a party or by which any of them is bound that (i) would obligate any of them to issue, deliver, sell, purchase or redeem, or cause to be issued, delivered, sold, purchased or redeemed, any equity interests of any Purchased Subsidiary or any security convertible into, or exercisable or exchangeable for, any equity interests of a Purchased Subsidiary or (ii) would obligate any Purchased Subsidiary or any other Person to issue, grant, extend or enter into any such option, warrant, security, right, unit or Contract of any Purchased Subsidiary.

(d) Except for the Business, none of the Purchased Subsidiaries has conducted any other business or otherwise owns any assets or properties or has any Liabilities, that are not related to the Business. Correct and complete copies of the organizational documents of each Purchased Subsidiary have been provided to Buyer.

Section 3.06. Financial Statements; Undisclosed Liabilities.

(a) The Balance Sheets as of the Balance Sheet Date and the related unaudited statements of profit and loss for the 12-month period ended on the Balance Sheet Date, in each case, true, correct and complete copies of which are set forth on Section 3.06 of the Disclosure Schedule (the “Financial Statements”), (i) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as set forth in Section 3.06 of the Disclosure Schedule and subject to the absence of notes and normal year-end adjustments which are not individually or in the aggregate material to the Business), the financial position of the Purchased Subsidiaries and the Business as of the dates thereof and the results of operations of the Purchased Subsidiaries and the Business for the period then ended and (ii) have been prepared from, and are in accordance with, and accurately reflect the books and records of Seller and its Subsidiaries in all material respects. Notwithstanding the foregoing, (x) the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis or on an integrated basis within another organization, (y) all such allocated charges and credits have been made in accordance with GAAP consistently applied and (z) Buyer acknowledges and agrees that the Financial Statements are not pro forma financial statements giving effect to the transactions contemplated by this Agreement. Seller maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting related to the Business. There is not (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information related to the Business and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting related to the Business.

(b) Neither Seller nor any of its Subsidiaries has any claims or Liabilities in respect of the Business that would be required to be reflected or reserved on an audited balance sheet of the Business (including the notes thereto) in accordance with GAAP, except for (i) Liabilities arising under Contracts entered into in the ordinary course of business (other than as a result of breach of Contract, tort, infringement, violation of Applicable Law, claim or lawsuit), (ii) Liabilities reflected on the Financial Statements, (iii) Liabilities arising under or incurred in connection with this Agreement or any other Transaction Document, (iv) Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice, (v) Liabilities relating to a subject matter that is addressed in any other representations and warranties contained in this Article 3 or in Article 8 or Article 9 or (vi) other Liabilities that would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole.

Section 3.07. Absence of Certain Changes. Since the Balance Sheet Date to the date of this Agreement, (a) the Business, taken as a whole, has been conducted in all material respects in the ordinary course consistent with past practices, (b) there has not been any Material Adverse Effect and (c) neither Seller nor any of its Subsidiaries has taken any action that, if taken subsequent to the execution of this Agreement and prior to the Closing, would require Seller to seek Buyer’s consent or be prohibited pursuant to Section 5.01.

Section 3.08. Material Contracts.

(a) (x) Except as set forth in Section 3.08 of the Disclosure Schedule and (y) excluding any Contract that is not related to, used in or held for use in the Business, as of the date of this Agreement, in respect to the Business, neither Seller nor any of its Subsidiaries is, as of the date of this Agreement, a party to or bound by:

(i) (A) Real Property Leases, and (B) any lease of personal property requiring (x) annual rentals with respect to the Business of $1,000,000 or more or (y) aggregate payments with respect to the Business by Seller and its Subsidiaries of $2,000,000 or more, in each case, that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;

(ii) any agreement (excluding purchase orders entered into in the ordinary course of business consistent with past practice) requiring either (A) annual payments with respect to the Business by Seller or any of its Subsidiaries of $1,000,000 or more or (B) aggregate payments with respect to the Business by Seller or any of its Subsidiaries of $2,000,000 or more;

(iii) any agreement (excluding purchase orders entered into in the ordinary course of business consistent with past practice) providing for either (A) annual payments with respect to the Business to Seller or any of its Subsidiaries of $1,000,000 or more or (B) aggregate payments with respect to the Business to Seller or any of its Subsidiaries of $2,000,000 or more;

(iv) any agreement with a Key Customer or Key Supplier;

(v) any joint venture, partnership or other similar agreement;

(vi) any Intercompany Agreement;

(vii) any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) entered into during the five-year period immediately preceding the date hereof or under which any Purchased Subsidiary or the Business has material remaining obligations following the date of this Agreement (excluding obligations of confidentiality and access to books and records and similar covenants);

(viii) any Shared Contracts material to the Business, taken as a whole;

(ix) any agreement that limits, or purports to limit the freedom of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, except with respect to any obligation or covenant not to use proprietary information of any third party arising under any confidentiality, non-disclosure or other agreement or contract;

(x) any agreement (A) granting “most favored nation” customer pricing to any Person, (B) providing “exclusivity” in favor of any Person, (C) providing for the grant of rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or (D) which requires the purchase of all or substantially all of a particular service, product or material from a supplier or containing a minimum purchase or supply commitment, in each case, that would apply to the activities of Buyer or its Subsidiaries (other than the Purchased Subsidiaries) after the Closing with respect to the Business;

(xi) any settlement agreement (other than with respect to any Intellectual Property Rights) that would impose limitations on the operation of the Business after the Closing (other than confidentiality obligations with respect to the settlement);

(xii) any agreement that includes the grant of a license or right to use (A) by the Seller or any of its Subsidiaries to any third party with respect to any material Business Intellectual Property Rights (other than non-exclusive licenses and non-exclusive sublicenses granted in the ordinary course of business, under collaboration agreements consistent, in all material respects, with the forms of collaboration agreements provided to Buyer prior to the date hereof) or (B) by any third party to the Seller or any of its Subsidiaries with respect to any third-party Intellectual Property Rights used by and material the Business (other than the Seller Marks) (but excluding click-wrap, shrink-wrap, or other off-the-shelf software licenses with one-time or annual fees of less than $250,000);

(xiii) any concurrent use, co-existence, settlement or similar agreement with respect to any Intellectual Property Rights that imposes material limitations on the operation of the Business or imposes ongoing obligations on the Business after the Closing (other than confidentiality obligations with respect to the settlement);

(xiv) any Labor Agreements, and any assumption or assent or similar agreements agreeing to be bound by any Labor Agreements; and

(xv) any agreement in respect of or evidencing indebtedness for borrowed money of a Purchased Subsidiary or that is an Assumed Liability;

(xvi) any employment, severance, retention, change in control, bonus or other agreement with any Business Employee that provides for the payment or provision of any cash or other compensation or benefits in connection with the consummation of the transactions contemplated by this Agreement, other than any Business Benefit Plan;

(xvii) any agreement with (i) a third-party staffing or similar entity for the supply of leased or temporary employees to any Purchased Subsidiary or the Business or (ii) a Business Contractor that provides for annual remuneration of (or expected to exceed for 2024) more than $300,000 per annum; and

(xviii) any agreement with a Business Employee that provides for annual compensation of (or expected to exceed for 2024) more than $300,000 per annum, other than any Business Benefit Plan.

(b) Each Contract required to be disclosed pursuant to this Section 3.08 (each, a “Material Contract”) is a valid and binding agreement of Seller or its applicable Subsidiary party thereto and is in full force and effect, and neither Seller nor such applicable Subsidiary nor, to the knowledge of Seller as of the date hereof, any other party thereto is in default or breach under the terms of any such Material Contract, except for any such defaults or breaches which would not reasonably be expected, individually or in the aggregate, to result in a material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole. A correct and complete copy of each Material Contract, as in effect as of the date of this Agreement, has been made available to Buyer prior to the date hereof (and where no such copy exists, an accurate description thereof) and to the knowledge of the Seller, there has not been any notice given to the Seller or its Subsidiaries of the intention of any Person to materially modify the terms of, or cancel, any Material Contract.

Section 3.09. Litigation. There is no (and since January 1, 2021 has not been any) Action pending against or in respect of the Business (including, without limitation, the Leased Real Property), in each case except for such Actions as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, or prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Seller or any of its Subsidiaries is a party. To the knowledge of Seller, there is no Action threatened in writing concerning the matters described in the first sentence of this Section 3.09. There is no (and since January 1, 2021, has not been any) Order outstanding or against or applicable to Seller, the Purchased Subsidiaries or the Business that is reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole.

Section 3.10. Compliance with Laws. The Business is (and since January 1, 2021 has been) in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole. The Business has not, since January 1, 2021, received any written notice of any material violation of or failure to comply with, or any Action against it alleging any material violation of or failure to comply with, any Applicable Laws.

Section 3.11. Properties; Liens.

(a) Seller and its Subsidiaries do not own, nor have they ever owned, any real property that is primarily related to the Business, and the Purchased Subsidiaries do not own, nor have they ever owned, any real property.

(b) Section 3.11(b) of the Disclosure Schedule sets forth a complete and accurate (in all material respects) list, as of the date hereof, of all leases of real property and the parties thereto together with all amendments, modifications, guaranties and other supplements thereto (each, a “Real Property Lease”) pursuant to which Seller or any of its Subsidiaries leases, subleases, licenses, sublicenses or otherwise occupies real property (such real property, together with all of Seller’s or any of its Subsidiaries respective right, title and interest in and to all land, buildings, structure, easements, appurtenances and improvements, the “Leased Real Property”) in the operation of the Business as of the date of this Agreement. Seller and its Subsidiaries have good and valid leasehold title in all Leased Real Property, free and clear of all Liens, other than Permitted Liens. Each Real Property Lease is valid and binding on the Seller or its applicable Subsidiary party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Neither Seller nor its applicable Subsidiary, nor to the Seller’s knowledge, any other party thereto, is in material breach of or material default under any of the Real Property Leases and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material breach or material default by Seller or its applicable Subsidiary party thereto, or to Seller’s knowledge, any other party to such Real Property Lease. The Seller has made available to Buyer true, correct and complete (in all material respects) copies of the Real Property Leases.

(c) The Leased Real Property constitutes all real property that is used, or held for use, in connection with the operation of the Business as currently conducted. Neither the Seller nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person, and, to the knowledge of Seller, no Person otherwise has, the right to use or occupy such Leased Real Property or any portion thereof. The Seller or its Subsidiaries are in peaceful and undisturbed possession of the Leased Real Property in all material respects, and to the knowledge of Seller, there are no contractual or legal restrictions that preclude or restrict the ability of the Seller or its Subsidiaries to use each such Leased Real Property for the purposes for which it is currently being used. The Seller and its Subsidiaries are not obligated under or party to any option, right of first refusal or other contractual right to purchase, acquire, sublease, sell, assign or dispose of any real property or any portion thereof or interest therein. As of the date of this Agreement, the Seller and its Subsidiaries have not received any written notice of a violation of any Real Property Lease and the Seller and its Subsidiaries have not received any written notice of a material violation of any ordinance, regulation or building, zoning or other similar law with respect to any Leased Real Property. Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, there is no condemnation, special assessment or similar proceeding pending or, to the knowledge of the Seller, threatened in writing with respect to any of the Leased Real Property. To the knowledge of Seller, no casualty event has occurred with respect to any Leased Real Property that has not been remedied in all respects. Other than with respect to Permitted Liens, Seller has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. As of the date of this Agreement, neither Seller nor its Subsidiaries are responsible for the payment of any broker, finder, or similar fee in respect of its lease, license, sublease, sublicense, or occupancy of the Leased Real Property.

(d) Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Leased Real Property (the “Improvements”) are in good condition and repair (reasonable wear and tear excepted) and sufficient for the operation of the Business as currently conducted. To the Seller’s knowledge, there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business, taken as a whole.

(e) Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, there are no pending property insurance claims with respect to any Leased Real Property or any portion thereof. Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, neither Seller nor its Subsidiaries has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Leased Real Property or any portion thereof: (i) requesting Seller or any Subsidiary or, to the knowledge of Seller, any landlord or other party perform any repairs, alterations, improvements, or other work for such Leased Real Property which such party has not completed in full or (ii) notifying Seller or its Subsidiaries of any defects or inadequacies in such Leased Real Property which would materially adversely affect the insurability of the Leased Real Property or the premiums for the insurance thereof.

(f) To Seller’s knowledge, except where the absence of any such Permit would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, (i) all Permits required for the occupation and use of the Leased Real Property by Seller and its Subsidiaries have been obtained from Governmental Authorities having jurisdiction over the Leased Real Property, (ii) all such Permits are in full force and effect, and (iii) no threat of modification or cancellation of any such Permits is pending.

(g) Seller owns, and has good, marketable and valid title to, and has good and valid leasehold interests in, as applicable, all of the Purchased Assets. No material Purchased Asset or material asset of a Purchased Subsidiary is subject to any Lien, except for:

(i) Liens disclosed on the Balance Sheets or notes thereto or securing liabilities reflected on the Balance Sheets or notes thereto;

(ii) Liens for Taxes, assessments and similar charges that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(iii) mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith and, in each case for which appropriate reserves have been established in accordance with GAAP;

(iv) Liens of landlords or Liens on the landlord’s or prior landlord’s interests, whether statutory, contractual or otherwise which do not and would not materially interfere with the current use or occupancy of such Leased Real Property;

(v) zoning, building codes and other land use laws regulating the use or occupancy of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority, in each case which are not violated in any material respect by the current use or occupancy of such real property or the operation of the Business as currently conducted thereon;

(vi) Liens constituting non-exclusive licenses, non-exclusive sublicenses or covenants not to sue in respect of Intellectual Property Rights granted in the ordinary course of business;

(vii) Liens incurred in the ordinary course of business since the Balance Sheet Date;

(viii) purchase money Liens and Liens securing rental payments under capital lease arrangements;

(ix) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use or operation of the Leased Real Property affected by such easement, right of way, restriction, covenant or other matter;

(x) title exceptions disclosed by any title insurance commitment or title insurance policy for any Leased Real Property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof;

(xi) Liens which will be extinguished and released in full as of the Closing or which otherwise would not reasonably be expected, individually or in the aggregate, to result in a material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole (clauses (i) – (xi) of this Section 3.11(g) are, collectively, the “Permitted Liens”).

Section 3.12. Intellectual Property; Data Privacy.

(a) Section 3.12(a) of the Disclosure Schedule contains a list of all issued patents, patent applications, and registrations and applications for registration of other Intellectual Property Rights, in each case that are included in the Business Intellectual Property Rights (the “Registered Business Intellectual Property Rights”), including, as applicable, the respective registration and application numbers, the record owner (and if different, beneficial owner), the registration and application date, the jurisdiction in which such item is registered or applied for, and for Internet domain-name registrations, the expiry date and registrar. Other than software provided under the Transition Services Agreement, if any, no software owned by Seller or any of the Retained Subsidiaries is used in and material to the Business.

(b) Seller or one of its Subsidiaries is the exclusive owner of all material Business Intellectual Property Rights, free and clear of any Liens (other than Permitted Liens). All Registered Business Intellectual Property Rights are subsisting, and to the knowledge of Seller, valid and enforceable.

(c) Except as set forth on Section 3.12(c) of the Disclosure Schedule, (i) no Actions are pending or since January 1, 2021 have been brought or threatened in writing against Seller or any of its Subsidiaries that challenge the ownership, registration, scope, validity, or enforceability of any of the material Business Intellectual Property Rights, or that allege that the conduct of the Business infringes, misappropriates, dilutes or otherwise violates or has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party, (ii) the conduct of the Business as it is conducted as of the date of this Agreement does not infringe, misappropriate, dilute or otherwise violate in any material respect, and since January 1, 2021 has not infringed, misappropriated diluted or otherwise violated in any material respect any Intellectual Property Rights of any third party, (iii) no Actions are pending or in since January 1, 2021 have been brought or threatened in writing by Seller or any of its Subsidiaries that allege that any third party has infringed, misappropriated, diluted or otherwise violated any Business Intellectual Property Rights in any material respect, and (iv) to the knowledge of Seller, no third party is infringing, misappropriating, diluting or otherwise violating any Business Intellectual Property Right in any material respect.

(d) Seller and its Subsidiaries have taken reasonable measures consistent with industry standards to enforce, protect and maintain the material Business Intellectual Property Rights, including implementing and enforcing a reasonable quality control program designed to ensure their and their licensees’ use of Trademarks contained in the Business Intellectual Property Rights are in accordance with the standards and specifications established and employed by Seller and its Subsidiaries in the operation of the Business. All current and former officers, directors, employees, consultants and contractors of Seller and its Subsidiaries who have developed material Intellectual Property Rights that are purported to be owned by any Purchased Subsidiary after giving effect to Pre-Closing Transfers have assigned ownership of such Intellectual Property Rights to Seller or its applicable Subsidiary, except where such ownership vests in Seller or its applicable Subsidiary by operation of applicable law, and no current or former officer, director, employee, consultant, or independent contractor of Seller or any of its Subsidiaries owns any material Business Intellectual Property Rights. Seller and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material trade secrets and other material confidential information included in the Business Intellectual Property Rights and all confidential information of third parties used in the Business which they are required to maintain confidential by contract or Applicable Law. No such material trade secrets and other material confidential information has been disclosed by Seller or any of its Subsidiaries to any Person (i) other than to Persons who are subject to a contractual, legal or enforceable ethical obligation to maintain the confidentiality thereof, or (ii) in violation of any contract to which Seller or any of its Subsidiaries are party.

(e) The Business Intellectual Property Rights constitute all of the Intellectual Property Rights owned by Seller and its Subsidiaries that are used or held for use in the conduct of the Business (other than the Seller Marks). Except as set forth on Section 3.12(e) of the Disclosure Schedule, the Purchased Assets include all Contracts, if any, to which Seller or one of its Retained Subsidiaries is party pursuant to which Seller or any of its Retained Subsidiaries is granted a license under or right to use third-party Intellectual Property Rights used in the Business (other than with respect to IT Systems to be provided under the Transition Services Agreement). The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not result in the loss, termination or impairment of, or trigger any requirement to pay additional royalties or other consideration for the continued use by Buyer or any Purchased Subsidiary of, any material Intellectual Property Rights used in the conduct of the Business (other than the Seller Marks and IT Systems to be provided under the Transition Services Agreement).

(f) The IT Systems are sufficient, and operate and perform in all material respects as needed, for the conduct the Business as currently conducted, and are, to the knowledge of Seller, free from any Malicious Code. The IT Systems are in good working condition and have not malfunctioned or failed since January 1, 2021 in any way that has materially impacted the operation of the Business. Seller and its Subsidiaries have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption as well as to protect the integrity, accuracy, authenticity, readability, accessibility, availability, or confidentiality of data (including Personal Data) Processed by or on behalf of Seller, and have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery systems and procedures consistent with customary industry practices and Applicable Law. Since January 1, 2021, there has been no Security Incident or other unauthorized access to the IT Systems, or, to the knowledge of the Seller, to information technology systems of third parties who store or Process Personal Data for or on behalf of the Business, that has resulted in any unauthorized access, use, disclosure, deletion, modification, corruption or encryption of any material data, Personal Data or information of the Business contained therein or processed thereby.

(g) Since January 1, 2021, Seller and its Subsidiaries that Process Personal Data on behalf of the Business and, have in all material respects complied with and comply with (i) all Privacy Laws, (ii) written policies, notices, statements, and procedures of Seller and its Subsidiaries relating to privacy, security or the Processing of Personal Data, (iii) contractual commitments of Seller and its Subsidiaries related to the Processing of Personal Data, and (iv) any consent received by Seller and its Subsidiaries from any Governmental Authority or the subjects of such Personal Data pertaining to the Processing thereof (clauses (i) to (iv) collectively, the “Privacy Requirements”).

(h) The Business (i) is not under investigation by any Governmental Authority for any violation of any Privacy Requirements; and (ii) since January 1, 2021, has not received any written notice, correspondence, communications, actions, claim lawsuit, investigation, audit request or report from any person or Governmental Authority related to any Security Incident or alleging any violation of the Privacy Requirements and no proceedings are pending or, to the knowledge of Seller, threatened in writing against the Seller or any of its Business related to any Security Incident or alleging a violation of the Privacy Requirements. To the knowledge of the Seller, there are no facts that could reasonably give rise to clauses (i) or (ii).

(i) The execution, delivery and performance of this Agreement and the transactions contemplated under this Agreement will not breach any Privacy Requirement, and will not, to the knowledge of Seller, give rise to any right of termination or other restriction on the right of the Buyer to Process any personal Data as necessary to conduct the Business in the same manner as it is currently conducted in all material respects.

(j) The Seller and its Subsidiaries maintain insurance coverage containing industry standard policy terms and limits that are appropriate with respect to the risk of liability relating to any Security Incident, and, except as set forth on Section 3.12(j) of the Disclosure Schedule, no claims have been made under such insurance policy(ies) with respect to Security Incidents that have had a material adverse impact on the Business, taken as a whole.

Section 3.13. Permits. Seller and its Subsidiaries possess all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority that are necessary for the operation of the Business as it is conducted as of the date of this Agreement, except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole (collectively, the “Permits”). Seller and its Subsidiaries are, and have since January 1, 2021 been, in compliance in all material respects with the terms and conditions of all such Permits. The Permits are valid and in full force and effect. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Seller, threatened in writing which would reasonably be expected to result in the revocation, termination, or adverse modification of any such Permit, except for any such revocation, termination, or adverse modification that would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole.

Section 3.14. Finders’ Fees. Except for Goldman Sachs & Co. LLC and UBS Securities LLC, whose fees and expenses shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.15. Employee Benefit Plans and Labor Matters.

(a) Section 3.15(a)(i) of the Disclosure Schedule sets forth a true and complete list of each material Business Benefit Plan and separately identifies each such Business Benefit Plan that is a Purchased Subsidiary Benefit Plan. No Seller Benefit Plan is maintained primarily for the benefit of Business Employees. For each material Business Benefit Plan, Seller has made available to Buyer a complete and accurate copy of, as applicable, (i) the governing plan document, including any material amendment or supplement thereto (or in the case of individual agreements that are based on a form agreement, a copy of such form) (and, in the case of any such unwritten Business Benefit Plan, a summary of the material terms and conditions thereof), and the current IRS determination, advisory or opinion letter, and (ii) if such Business Benefit Plan is a Purchased Subsidiary Benefit Plan, (A) the most recently filed annual return/report (Form 5500), (B) the most recent summary plan description and summary of material modifications, and (C) all material, non-routine correspondence with any Governmental Authority during the last three (3) years.

(b) None of the Purchased Subsidiaries or any predecessor thereof sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, or has any actual or contingent Liability (including on account of any ERISA Affiliate) under (i) any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) any “multiple employer plan” (as defined in Section 4064 of ERISA), (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) any Multiemployer Plan. No assets or properties of any Purchased Subsidiary and no Purchased Assets are or have ever been subject to any Lien under Section 412(n) or Section 430(k) of the Code or Section 303(k) or 4068 of ERISA and no facts or circumstances exist or are reasonably expected to exist that could trigger any right to impose any such Lien.

(c) No Business Benefit Plan provides, or is obligated to provide, any post-retirement medical, dental, life insurance or other welfare benefits to any Business Employee or Former Business Employee (or dependent thereof) (other than coverage mandated by Applicable Law).

(d) (i) Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter or is entitled to rely upon an opinion or advisory letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Seller’s knowledge, there are no existing circumstances and no events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Business Benefit Plan, and (ii) each Business Benefit Plan has been maintained, funded and administered in compliance in all material respects with its terms and Applicable Law, including ERISA and the Code. No Purchased Subsidiary has any Liability with respect to any Tax under Chapter 43 of the Code.

(e) Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, there is no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) pending against or, to Seller’s knowledge, is threatened against, any Business Benefit Plan before any Governmental Authority. Each Purchased Subsidiary has complied in all material respects with its obligations under the Patient Protection and Affordable Care Act of 2010.

(f) Except as could not reasonably be expected to be, individually or in the aggregate, material to the Business taken as a whole, each International Plan, if intended to qualify for special tax treatment, meets all the requirements for such treatment, and, if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, booked-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(g) Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, all contributions required to be made to any Business Benefit Plan by Applicable Law or by any plan document or other Contract, and all premiums due or payable with respect to insurance policies funding any Business Benefit Plan, for any prior period, have been made or paid in full or, to the extent not required to be previously made or paid, have been fully reflected on the books and records of Seller or the applicable Purchased Subsidiary (as applicable) in accordance with GAAP.

(h) Neither Seller nor any of its Affiliates has any obligation to gross-up, make-whole or make any additional payment to any Business Employee, Former Business Employee or other current or former individual service provider of the Business in respect of Sections 4999 or 409A of the Code.

(i) No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Business Employee, Former Business Employee or, to the extent related to the Business, other current or former individual service provider to any severance, change in control or similar material payments or benefits or provide for any material increase in such payments or benefits under any Business Benefit Plan or otherwise, (ii) accelerate the time of payment or vesting, or trigger any funding, of any compensation or benefits, or materially increase the amount of compensation or benefits due to any Business Employee, Former Business Employee or, to the extent related to the Business, other current or former individual service provider under any Business Benefit Plan or otherwise, (iii) cause a Purchased Subsidiary to set aside any assets to fund or otherwise secure the payment of any benefits under any Business Benefit Plan, (iv) in respect of any Business Benefit Plan, result in any material breach or violation of or default under or limit the rights of Buyer or any of its Affiliates (including any Purchased Subsidiary) to amend, modify or terminate any Business Benefit Plan or (v) result in the forfeiture of any compensation or benefits by any Business Employee.

(k) Since January 1, 2021, the Purchased Subsidiaries have been, and Seller and the Retained Subsidiaries have been with respect to the Business Employees, in compliance with all Applicable Laws relating to labor and employment, including those relating to terms and conditions of employment, hiring, background checks, worker classification, collective bargaining, disability rights or benefits, accommodations, privacy, identity and employment eligibility verification, labor management relations, wages, hours, compensation, benefits, payment, working time, overtime, meal and rest breaks, child labor, reductions in force, plant closings, mass layoffs, termination of employment, group terminations, discrimination, sexual harassment, harassment, retaliation, pay equity, equal opportunity, pay transparency, civil rights, affirmative action, work authorization, immigration, safety and health (including occupational health and safety), record retention, notice, leaves of absence, workers’ compensation, unemployment compensation, and the collection and payment of withholding or payroll Taxes and similar Taxes and continuation coverage under group health plans, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l) Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, since January 1, 2021, (i) all current and former independent contractors, consultants, or other individuals engaged in any other non-employee role by the Purchased Subsidiaries are and have been at all times properly classified and treated as such for purposes of all Applicable Laws, including Applicable Laws with respect to employee benefits, and (ii) all current and former employees of the Purchased Subsidiaries and the Business are and have been at all times properly classified under the Fair Labor Standards Act and other wage and hour Applicable Laws. Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, the Purchased Subsidiaries have paid in full when due all remuneration, overtime pay, wages, wage premiums, payments, severance, termination payments, fees, salaries, commissions, bonuses, or other direct or indirect compensation due and payable to employees, former employees, independent contractors or consultants, and are not delinquent in payments for any remuneration, overtime pay, wages, wage premiums, payments, severance, termination payments, fees, salaries, commissions, bonuses, or other direct or indirect compensation to any current or former employees, consultants or independent contractors for any services or amounts required to be reimbursed or otherwise paid. The Purchased Subsidiaries have not incurred, and no circumstances exist under which the Purchased Subsidiaries would reasonably be expected to incur, any material Liability arising from the failure to pay wages (including overtime wages).

(m) Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, since January 1, 2021, no allegations of sexual harassment, sexual assault, or other sexual misconduct have been made or threatened by or against any Business Employee or Former Business Employee, and the Purchased Subsidiaries (and Seller and the Retained Subsidiaries with respect to the Business) have not entered into any settlement agreements related to any allegations or claims of sexual harassment, sexual assault, or other sexual misconduct by or against any such Business Employee or Former Business Employee. No allegation of sexual or other discriminatory harassment would reasonably be expected to result in any material loss or Liability to the Purchased Subsidiaries or the Business.

(n) The Purchased Subsidiaries (and Seller and the Retained Subsidiaries with respect to the Business) are not a party to or subject to, and are not currently negotiating or under an obligation to negotiate, any collective bargaining agreement, contract, or other agreement or understanding (including all addenda, side letters, memoranda of understanding, and ancillary agreements thereto) (each such agreement or arrangement a “Labor Agreement”) with a trade or labor union, works council, employee association, labor organization, or other bargaining unit representative (each a “Union”). Seller is not required to notify, consult with, negotiate with, or bargain with any Union relating to the transactions contemplated by this Agreement. As of the date hereof (i) no Business Employee is represented by a Union in connection with the Business, and no Union has made a written demand for recognition or filed a petition to be certified as the bargaining unit representative of any Business Employee; (ii) to the knowledge of Seller, there (y) has not been any organizational campaign, petition, efforts or other unionization activity seeking recognition of a collective bargaining unit or the formation of a Union relating to any Business Employee, and (z) are no demands for recognition and no representation proceedings or petitions seeking a representation proceeding presently threatened involving any Business Employee or groups of Business Employees to be brought or filed with the National Labor Relations Board or other labor tribunal; and (iii) there is no, and within the last three years there has been no, material labor strike, slowdown, picketing, hand-billing, lockout, stoppage, or other material labor dispute or disruption pending or, to Seller’s knowledge, threatened, that relates to any Business Employees or affects the Business. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no unfair labor practice charges or complaints or other labor Actions and no material labor disputes or grievances pending or, to the knowledge of Seller, threatened against any Purchased Subsidiary or otherwise against the Business by or relating to any Business Employee by or before any Governmental Authority.

(o) Except as set forth in Section 3.15(o) of the Disclosure Schedule, as of the date hereof, there are no, and in the past three years there have been no, material Actions pending or threatened against any Purchased Subsidiary (or Seller or any Retained Subsidiaries with respect to the Business) relating to labor or employment matters, any Business Employee, any service provider who performs or performed services for the Business, or applicant to become an employee or other service provider of the Business, including with respect to compliance with all Applicable Laws governing labor or employment.

(p) Since January 1, 2021, there have been no “mass layoffs” or any “plant closings”, as those terms are defined by the Worker Adjustment and Retraining Notification Act of 1988 or by any equivalent foreign or state Applicable Law (“WARN”) or other employment action sufficient in number to trigger application of WARN for any jurisdiction in which any Purchased Subsidiary or, in respect of the Business, any Asset Seller. In the past ninety (90) days, the Business has not implemented or effectuated any “employment loss” (as that term is defined under WARN), nor has any Purchased Subsidiary or, in respect of the Business, any Asset Seller announced any “mass layoff” or “plant closing”.

(q) As of the date hereof, the Business Employees who work in the United States are authorized and have appropriate documentation to work in the United States. Seller or the Purchased Subsidiaries are in possession of a Form I-9 for each Business Employee, which has been completed and retained in all material respects in accordance with the requirements of Applicable Laws. The Purchased Subsidiaries, since January 1, 2021, have not been subject to nor notified in writing of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement, or other Governmental Authority charged with administration and enforcement of immigration Applicable Laws.

(r) On or prior to the date hereof, Seller has provided to Buyer within the time frame specified below, a true, accurate and complete list of the name or employee identification number of each Business Employee and each Business Contractor and other individual service provider engaged by the Business on a non-employee basis as of the date hereof, whether directly or indirectly, including, as applicable, such individual’s (i) job title, function, or scope of services and their classification as an employee, independent contractor or other non-employee classification, (ii) hire or retention date, (iii) work location (city, state (where applicable), and country), (iv) annual salary or base hourly rate and any commission, target incentive based-compensation, and most recent annual bonus received, (v) full-time or part-time status, (vi) if Employed, exempt or non-exempt status under wage and hour Applicable Laws, (vii) employing entity or entity which engages such individual, and (viii) employment status as active or on leave (including type of leave and anticipated date of return) (the “Business Personnel List”). Each Purchased Subsidiary Business Employee devotes a majority of his or her working time to performing services on behalf of the Business or a Purchased Subsidiary. Upon reasonable request of Buyer (but in no event more than three times for each calendar month), Seller shall provide periodic updates to the Business Personnel List to reflect changes from the effective date of the prior Business Personnel List and the date of such update. All Business Contractors and other non-employee contingent workers who are engaged with respect to the Business are engaged by a Purchased Subsidiary. All Business Contractors provide services primarily related to the Business. At least three Business Days prior to the Closing Date, Seller shall provide Buyer a revised version of the Business Personnel List that reflects information that is current as of 10 or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, Seller may anonymize or aggregate the foregoing data to the extent necessary to comply with Privacy Requirements.

(s) None of the Purchased Subsidiaries is or has at any time been an “employer” or is, or has in the last six years been, an “associate of” or “connected with” an “employer” (as those terms in quotation marks are used in the Pensions Act 2004) of a UK defined benefit pension plan.

(t) No current or former employee of any of the Purchased Subsidiaries has previously transferred to any of the Purchased Subsidiaries pursuant to the Transfer Regulations, who at any time prior to such transfer was a member of a UK defined benefit pension plan, in circumstances where the Purchased Subsidiaries (or could reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy pension benefits, which are derived from such former employer’s pension plan.

Section 3.16. Taxes.

(a) Each of the Purchased Subsidiaries has duly and timely (within any applicable extension periods) filed all income and other material Tax Returns required by Applicable Law to be filed by it. All such Tax Returns are true and complete in all material respects, and each of the Purchased Subsidiaries has paid all material Taxes due and owing by it (whether or not shown as due on any Tax Return). All material Tax Returns required by Applicable Law to be filed by Seller or its applicable Affiliate with respect to the Purchased Assets have been duly and timely (within any applicable extension periods) filed, are true and complete in all material respects, and all material Taxes of Seller or its applicable Affiliate due and owing with respect to the Purchased Assets (whether or not shown as due on any Tax Return) have been paid.

(b) The unpaid Taxes of the Purchased Subsidiaries (excluding any Taxes of any Seller Group for which the Purchased Subsidiaries are not primarily liable) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto). Since the Balance Sheet Date, no Purchased Subsidiary has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Other than with respect to a Seller Group (other than a Seller Group the Taxes of which the Purchased Subsidiaries do not have primary liability for), (i) no Purchased Subsidiary has waived any statute of limitations in respect of material Taxes or obtained any extension of time with respect to an assessment or deficiency for such Taxes that is still in effect, nor has any request been made in writing for any such extension or waiver, (ii) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to material Taxes have been entered into or issued by any Governmental Authority with or in respect of any Purchased Subsidiary or Purchased Assets and (iii) no power of attorney with respect to any material Taxes of any Purchased Subsidiary has been executed or filed with any Taxing Authority that will be in effect following the Closing.

(d) Other than with respect to a Seller Group (other than a Seller Group the Taxes of which the Purchased Subsidiaries do not have primary liability for), there is (i) no pending audit, assessment, proposed deficiency, or other action for material Taxes asserted by any Taxing Authority against any of the Purchased Subsidiaries or with respect to the Purchased Assets and (ii) no written notification has been received by any Purchased Subsidiary, Seller, or any of their Affiliates in respect of a material Tax from any Taxing Authority that an audit, assessment or other action is pending with respect to any Purchased Subsidiary or Purchased Assets.

(e) No Purchased Subsidiary has been a member of an affiliated group filing consolidated Income Tax Returns for U.S. federal, state or local or non-U.S. Tax purposes (other than a Seller Group). No Purchased Subsidiary has incurred any liability for any Taxes of any Person (other than a member of a Seller Group) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or as a transferee or successor, or by contract (other than a customary commercial contract, the primary purpose of which does not relate to Tax).

(f) No Purchased Subsidiary is a party to, is otherwise bound by or has any obligation under, any Tax Sharing Agreement (other than a Tax Sharing Agreement exclusively between or among Seller and any of its Subsidiaries, which, if any, will be terminated as of Closing with respect to the Purchased Subsidiaries).

(g) No Purchased Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” with the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).

(h) Section 3.16(h) of the Disclosure Schedule lists the U.S. federal income tax classification of each Purchased Subsidiary. No Purchased Subsidiary has made any entity classification election pursuant to Treasury Regulations Section 301.7701-3.

(i) There is no Lien (other than any Permitted Lien) for material Taxes on any asset of any of the Purchased Subsidiaries or any Purchased Asset.

(j) Each Purchased Subsidiary has deducted, withheld and paid to the appropriate Taxing Authority all material amounts of Taxes required to be deducted, withheld or paid in connection with non-cash benefits provided to, or amounts paid or owing to, any employee, former employee, independent contractor, customer, creditor, stockholder or other third party, and has complied in all material respects with all withholding and information reporting requirements.

(k) No written claim has been made by a Taxing Authority in a jurisdiction in which any Purchased Subsidiary does not file Tax Returns that such Purchased Subsidiary is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(l) No Purchased Subsidiary (or any predecessors by merger or consolidation) has been a party to any transaction that was intended to qualify or qualified under Section 355 of the Code occurring in the two year period ending on the date of this Agreement.

(m) No Purchased Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting made on or prior to the Closing Date (including an adjustment under Section 481 of the Code), (ii) any installment sale or open transaction disposition occurring on or prior to the Closing Date, (iii) any intercompany transaction occurring on or prior to the Closing Date, or (iv) any prepaid amounts or deferred revenue received or accrued on or prior to the Closing Date, (v) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax law) entered into on or prior to the Closing, (vi) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (vii) any deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Tax law) existing on or prior to the Closing Date. No Purchased Subsidiary has made any election under Section 965(h) of the Code.

(n) None of the Purchased Assets being sold by any Affiliate of Seller that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code constitute a “United States real property interest” within the meaning of Section 897 of the Code. No Purchased Subsidiary is, or has been within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code. No Purchased Subsidiary that is an entity disregarded as separate from its owner for U.S. federal income tax purposes owns any assets which constitute “United States real property interests” within the meaning of Section 897 of the Code.

(o) No Purchased Subsidiary that is a U.S. corporation is, or has been, a shareholder of a “controlled foreign corporation” within the meaning of Section 957 of the Code. No Purchased Subsidiary organized or incorporated outside of the United States owns United States property within the meaning of Section 956 of the Code.

(p) None of the Purchased Subsidiaries, (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a). None of the Purchased Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(q) All material documentation required by relevant transfer pricing laws to have been prepared, obtained and/or retained by a Purchased Subsidiary under Applicable Law has been so timely prepared, obtained and/or retained. In addition, for all periods prior to the Closing Date, all material transactions involving any Purchased Subsidiary which were within the scope of relevant transfer pricing laws have occurred in material compliance with such laws.

(r) Each Purchased Subsidiary is in material compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement (including any Pre-Closing Transfer) will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

(s) No Purchased Subsidiary has acquired any material asset from any other Person in circumstances where the relevant relief from Tax claimed at the time of such acquisition will be subject to a claw back as a result of Seller entering into and implementing this Agreement.

(t) No Purchased Subsidiary has incurred any material VAT which it was not entitled to recover in full in the Tax Returns relating to VAT.

(u) No Purchased Subsidiary has been a member of a VAT or other sales Tax group with any other entity since incorporation.

(v) Other than with respect to Tax Returns relating to a Seller Group, Seller has delivered or made available to Buyer complete and accurate copies of all Income Tax Returns that have been filed by or on behalf of each Purchased Subsidiary for all taxable years remaining open under the applicable statute of limitations.

(w) As of the date hereof, no Purchased Subsidiary has engaged in any “extraordinary disposition” or “extraordinary reduction” as such terms are defined in Treasury Regulations Section 1.245A-5, nor is a successor to any “extraordinary disposition account” pursuant to Treasury Regulations Section 1.245A-5.

(x) None of the outstanding instruments of any Purchased Subsidiary that such Purchased Subsidiary has ever treated as indebtedness for U.S. federal income tax purposes (by deducting the interest or otherwise) could reasonably be classified as equity for U.S. federal income tax purposes.

(y) Any assets received by any Purchased Subsidiary pursuant to any Pre-Closing Transfer will be received at fair market value for applicable Tax purposes.

(z) All Swiss statutory financial statements with respect to VF CH Apollo (the “Swiss Statements”) through the fiscal year ending March 31, 2023, have been filed with the applicable Swiss Federal Taxing Authorities (“SFTA”) and/or the Ticino cantonal and communal Taxing Authorities (“TTA”) in accordance with Applicable Law. Such Swiss Statements are true, correct and complete in all material respects and consistent with the tax books of VF CH Apollo taking into account appropriate exchange rate adjustments. As of January 12, 2023, the capital contribution reserves of VF CH Apollo were not less than CHF 166,600,000.00.

Section 3.17. Environmental Compliance.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole:

(i) With respect to the Business, the Purchased Assets, the Purchased Subsidiaries and the Leased Real Property, Seller and its Subsidiaries are, and, since January 1, 2021, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and complying with all Environmental Permits required for the ownership and operation of the Business, Purchased Assets and Purchased Subsidiaries;

(ii) (x) since January 1, 2021, no written notice, Order, request for information, complaint or penalty has been received by or assessed against Seller or any of its Subsidiaries, and (y) there is no Action pending or, to the knowledge of Seller, threatened in writing, in the case of each of (x) and (y) which (A) alleges a violation of or Liability arising under any Environmental Law, (B) relates to the Business, the Purchased Assets, the Purchased Subsidiaries or the Leased Real Property and (C) has not been fully settled, dismissed, paid or otherwise resolved;

(iii) no Hazardous Substance has been Released at, on, under, to, in or from any property or facility now or, to the knowledge of Seller, previously owned, leased, operated by the Business or the Purchased Subsidiaries, including the Leased Real Property;

(iv) neither Seller nor any of its Subsidiaries (solely with respect to the Business), nor any of the Purchased Subsidiaries, has assumed by contract or operation of Applicable Law any Liability of any other Person arising under Environmental Law or relating to Hazardous Substances; and

(v) Seller has provided to Buyer copies of all environmental site assessment reports (including Phase I and Phase II reports) and other material environmental audits, surveys and reports related to the Leased Real Property or any real property currently or formerly owned, leased, or operated by the Business or the Purchased Subsidiaries, in each case to the extent such reports, audits and surveys are in Seller’s possession.

Section 3.18. Product Liability; Product Warranty.

(a) Since January 1, 2021, each of the products produced or sold by the Purchased Subsidiaries or the Business (each, a “Product”) is (i) in compliance in all material respects with all Applicable Laws and all express contractual warranties set forth in the applicable terms and conditions related to such products and (ii) fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, except as would not reasonably be expected, individually or in the aggregate, to result in a material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole.

(b) Since January 1, 2021, neither the Purchased Subsidiaries nor the Business has (i) committed any act or failed to commit any act, which has resulted or would reasonably be expected to result in any material product Liability or material Liability for breach of warranty on the part of the Business with respect to the Products.

(c) Since the Balance Sheet Date, except in the ordinary course of business, (i) none of the Purchased Subsidiaries or the Business has issued or granted a return authorization to a customer to return merchandise by reason of alleged overshipments, defective merchandise or otherwise and (ii) none of the Purchased Subsidiaries or the Business has granted any credits.

(d) Since January 1, 2021, there has not been any recall conducted with respect to any Products or, to the knowledge of Seller, any investigation or decision made by any Governmental Authority to undertake any such recall.

(e) Neither Seller nor any of its Subsidiaries have any Liability for replacement or repair or for other damages relating to or arising from the Products, in each case, since the January 1, 2021, by Seller or its Subsidiaries relating to the Business or the Purchased Assets, except for amounts incurred in the ordinary course of business which are reflected in the Financial Statements or are not required by GAAP to be disclosed in the Financial Statements or, in each case, as would not reasonably be expected to result in material Liability to the Business or materially impair the operations of the Business.

Section 3.19. Customers; Suppliers.

(a) Section 3.19 of the Disclosure Schedule sets forth a true and complete (i) list of all customers (the “Key Customers”) from which the Business generated $10,000,000 or more in sales during the twelve (12)-month period ended March 30, 2024, and (ii) list of the top twenty-five (25) suppliers (the “Key Suppliers”) of the Business on a consolidated basis by dollar value of purchases from such suppliers for the twelve (12)-month period ended March 30, 2024. As of the date hereof, the Business has not received any written, or to the knowledge of Seller, oral, indication, communication or notice from any of the customers listed on Section 3.19 of the Disclosure Schedule to the effect that any such customer will, or has threatened to, stop, materially decrease the rate of, or materially change the terms, conditions or provisions (including with respect to payment or pricing) with respect to, buying products from the Business. As of the date hereof, the Business has not received any written, or to the knowledge of Seller, oral, indication, communication or notice from any of the suppliers listed on Section 3.19 of the Disclosure Schedule to the effect that any such supplier will, or has threatened to, stop, materially decrease the rate of, or materially change the terms, conditions or provisions (including with respect to payment or pricing) with respect to, supplying products or services to the Business or any Purchased Subsidiary.

(b) Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, since January 1, 2021, the Business has been subject to and complied with Seller’s policies and standards regarding human rights and modern slavery, including Seller’s Responsible Recruitment and Anti-Forced Labor Commitment policy (“Anti-Forced Labor Policy”), and the other procedures, procedures, and international standards contemplated and referenced therein. Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, since January 1, 2021, the Business has complied with (i) Seller’s supplier engagement procedures when selecting new business partners, including (A) reviewing each supplier’s ethical standards and business practices to validate the supplier’s practices are aligned with Seller’s supplier requirements; and (B) imposing contractual terms that require contractors, suppliers and agents, to comply with legal requirements applicable to their operations and employment, and (ii) to Seller’s knowledge, supplier’s requirements and/or directives regarding (x) sub-supplier oversight and controls; and (y) monitoring and auditing supplier compliance with Seller and Business forced labor policies and compliance requirements.

(c) The Business is not aware of forced labor, including bonded labor, indentured servitude, involuntary labor, commercial sexual exploitation, forced child labor, state-imposed forced labor, or human trafficking, in its direct or indirect supply chain; and has implemented appropriate and commercially reasonable controls to mitigate risks of forced labor in the Business’ supply chain consistent with the Seller’s policies, the United Nations Guiding Principles on Business and Human Rights, the Ten Principles of the United Nations Global Compact, the ILO Declaration on Fundamental Principles and Rights at Work, and the OECD Guidelines for Multinational Enterprises and other applicable OECD guidance.

(d) In the past five (5) years, the Business has not had goods seized or detained by U.S. Customs and Border Patrol under the Uyghur Forced Labor Prevention Act (Public Law No. 117-78) (“UFLPA”) or pursuant to Section 307 of the Tariff Act of 1930 due to the use of forced labor, and the Business has not been the subject of any fines, penalties, enforcement actions, litigation, or other liability in relation to the UFLPA or the use of forced labor or alleged forced labor in its supply chain. Except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole, the Business does not involve the sale or import into the United States of any goods, wares, articles, or merchandise mined, produced, or manufactured (wholly or in part) (i) in the Xinjiang Uyghur Autonomous Region of the People’s Republic of China (“XUAR”) or (ii) by an entity on the Department of Homeland Security’s UFLPA Entity List. The Business does not have direct suppliers or, to the knowledge of the Seller, indirect or sub-tier suppliers, that are located in the XUAR or are identified on the UFLPA Entity List, except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or materially impair the operations of the Business, taken as a whole.

Section 3.20. Insurance. Section 3.20 of the Disclosure Schedule sets forth a true and complete list of each material insurance policy maintained by Seller and its Subsidiaries in respect of the Purchased Assets, the Purchased Subsidiaries and the Business (each such insurance, a “Business Insurance Policy”). Each Business Insurance Policy is in full force and effect. There are no material claims pending in connection with any Business Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Business Insurance Policies or in respect of which such underwriters have reserved their rights or refused to cover all or any portion of such claims.

Section 3.21. Trade Control Matters.

(a) Since April 24, 2019, the Seller, its Subsidiaries and the Business are and have been, in compliance with all applicable Trade Control Laws and Sanctions and have maintained in place and implemented controls and systems to comply with applicable Trade Control Laws and Sanctions. Seller, its Subsidiaries and the Business and the Purchased Subsidiaries have obtained all necessary approvals or licenses from, and made all filings with, any Governmental Authority required to fulfill any material commitments or obligations of Seller, its Subsidiaries and the Business that are currently pending.

(b) None of the Seller, its Subsidiaries or the Business, or any of their respective directors, officers, nor, to the knowledge of Seller, any of their Representatives, shareholders or affiliates or any other Person acting on behalf of the Business or the Purchased Subsidiaries, is (i) a Sanctioned Person; (ii) subject to debarment or any list-based designation under any Trade Control Law; or (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person. Since April 24, 2019, neither the Business nor its Subsidiaries have participated in or otherwise engaged in any transaction or dealing, directly or indirectly, with or involving a Sanctioned Country or Sanctioned Person, in violation of Sanctions.

(c) None of the Seller, its Subsidiaries or the Business have, since April 24, 2019, received any written notice from any Governmental Authority or other legal proceeding with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and have not been notified of any such pending or threatened actions.

Section 3.22. Affiliate Transactions. Other than those agreements related to ordinary course employment, compensation or incentive arrangements pursuant to an employee benefit plan, no officer or director of Seller or, to the knowledge of Seller, any of its or their respective Affiliates (including any Purchased Subsidiary) is a party to any material agreement, commitment, Action or transaction with any of the Purchased Subsidiaries or the Business or has any material interest in the Business or any Purchased Asset.

Section 3.23. Anti-Corruption Matters.

(a) In the past five (5) years, neither Seller nor its Subsidiaries (in each case, with respect to the Business or the Purchased Subsidiaries) or the Business, nor, to the knowledge of Seller, any of their Representatives, shareholders or affiliates or any other Person acting on behalf of the Business or the Purchased Subsidiaries has (i) violated any applicable anti-corruption law, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable anti-corruption law (“Anti-Corruption Laws”), (ii) violated any applicable anti-money laundering law, rule or regulation relating directly or indirectly to bribery and/or corruption, or

(iii) offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official, in violation of any Applicable Law: (a) to influence any official act or decision of a Government Official; (b) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (c) to induce a Government Official to influence the act or decision of a Governmental Authority; (d) to secure any improper business advantage; (e) to obtain or retain business in any way related to the Business; or (f) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(b) In the past five (5) years, neither Seller nor its Subsidiaries (in each case, with respect to the Business or the Purchased Subsidiaries) or the Business has been the subject of any actual, suspected, or threatened allegations, investigations (internal or government), litigation, voluntary or directed disclosures to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office) or whistleblower reports, in each case related to the Anti-Corruption Laws.

(c) In the past five (5) years, Seller and its Subsidiaries (in each case, with respect to the Business or the Purchased Subsidiaries) and the Business have maintained effective internal controls and accounting procedures designed to prevent and detect violations of Anti-Corruption Laws in respect of the Business or the Purchased Subsidiaries.

(d) No part of the consideration received by or in connection with this Agreement will be used, whether directly or through any third party, to make or promise any payment or provide anything of value in violation of any Anti-Corruption Laws, or reimburse anyone for any payment in violation of any Anti-Corruption Laws.

(e) No officer or director of Seller or its Subsidiaries (in each case, with respect to the Business or the Purchased Subsidiaries) or the Business is a Government Official.

Section 3.24. TID U.S. Business Status. None of the Purchased Subsidiaries, and none of Purchased Assets are operated to: (i) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies,” as that term is defined in 31 C.F.R. § 800.215; (ii) perform any of the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to “covered investment critical infrastructure,” as defined in 31 C.F.R. § 800.212; or (iii) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, none of the Purchased Subsidiaries and none of the Purchased Assets, nor any portion thereof, constitute a “TID U.S. business” within the meaning of that term in 31 C.F.R. § 800.248.

Section 3.25. Sufficiency. Assuming receipt of all required consents, approvals and authorizations, on the Closing Date the Purchased Assets and the property and assets owned by the Purchased Subsidiaries, together with the services provided under the Transition Services Agreement and the covenants in this Agreement are sufficient to conduct the Business immediately following the Closing in substantially the same manner as currently conducted in all material respects, except as to (i) cash and cash equivalents and (ii) services Buyer and Seller agree or have agreed to exclude from the schedules to the Transition Services Agreement.

Section 3.26. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 OR ARTICLE 8 (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR THE TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE INTERESTS, THE PURCHASED ASSETS, THE PURCHASED SUBSIDIARIES, THE BUSINESS, THE REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE ASSUMED LIABILITIES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 4.01. Corporate Existence and Power. Buyer is a joint stock company duly incorporated, validly existing and in good standing under the laws of France. Buyer has all requisite corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its businesses as presently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. The execution, delivery and performance of each other Transaction Document to which Buyer or any of its Subsidiaries is a party, by Buyer and any such Subsidiaries, and the consummation of the transactions contemplated thereby, are within Buyer’s and any such Subsidiary’s corporate, partnership or similar authority and power and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate, partnership or similar action on the part of Buyer and any such Subsidiary. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Buyer or any of its Subsidiaries is a party constitutes or, upon the execution and delivery thereof by Buyer and any such Subsidiary, shall constitute, a valid and binding agreement of Buyer and any such Subsidiary, enforceable against Buyer and any such Subsidiary in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation by Buyer and any of its Affiliates of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority and none of Buyer nor any Affiliate of Buyer is required to provide any notice, declaration or filing or receive the consent or approval of any Governmental Authority with respect to any of the foregoing, other than (i) compliance with any applicable requirements of the HSR Act or Competition Laws (ii) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities or Regulatory Authorities, in each case set forth on Section 3.03 of the Disclosure Schedule and (iii) any such other action or filing as to which the failure to make or obtain would not reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of each Transaction Document to which it or any of its Subsidiaries is a party and the consummation of the transaction by Buyer and any of its Affiliates contemplated hereby and thereby do not and will not, (i) violate any provisions of the certificate of incorporation or bylaws of Buyer or its applicable Affiliates, (ii) assuming compliance with the matters referred to in Section 4.03, violate or breach any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.

Section 4.05. Financing.

(a) Buyer has, and will have at the Closing, sufficient cash, available committed lines of credit or other sources of immediately available funds to enable it to make payment of the Estimated Purchase Price and any other amounts to be paid by it hereunder.

(b) Buyer acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, neither the availability of financing or the consummation of any financing transaction shall be a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.06. Litigation. There are no Actions pending against or, to the knowledge of Buyer, threatened against, Buyer, except for such Actions as would not reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party. There is no Order outstanding or against or applicable to the Buyer, except for such Orders as would not reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party.

Section 4.07. Finders’ Fees. Except for any Person whose fees and expenses shall be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents whose fees, commissions or expenses would be or become payable by the Seller or any Retained Subsidiary.

Section 4.08. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets and the Interests as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it (together with the representations and warranties made under this Agreement or any Transaction Document) to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges and agrees that the Purchased Assets and the Interests are sold “as is” and Buyer agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except, for the avoidance of doubt, as expressly set forth in this Agreement (as modified by the Disclosure Schedule) or any Transaction Document. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to, and Buyer is not relying on, (i) any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) except as expressly set forth in this Agreement (as modified by the Disclosure Schedule) or any Transaction Document, any other information or documents made available to Buyer or its Representatives with respect to the Business.

Section 4.09. Purchase for Investment. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment.

ARTICLE 5

COVENANTS OF SELLER

Seller agrees that:

Section 5.01. Conduct of the Business. From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule, as required or expressly contemplated by the Transaction Documents (including the Pre-Closing Transfers), as required by Applicable Law or with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Purchased Subsidiaries and its other Subsidiaries to, use their respective reasonable best efforts to conduct the Business in the ordinary course consistent with past practice and shall use reasonable best efforts to preserve intact the Business’s business organizations and relationships with third parties and to keep available the services of the current Business Employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule, or expressly contemplated by the Transaction Documents (including the Pre-Closing Transfers) or with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), with respect to the Business, the Purchased Subsidiaries, the Interests, Purchased Assets or the Assumed Liabilities, Seller shall not and shall cause its Subsidiaries (with respect to the Business) not to:

(a) amend (whether by merger, consolidation or otherwise) the certificates of formation, operating agreements or other similar organizational documents of any Purchased Subsidiary;

(b) (A) split, combine or reclassify or redeem, repurchase or otherwise acquire any equity interests of the Purchased Subsidiaries or (B) declare, set aside or pay any dividend or other distribution, other than cash dividends or other cash distributions, or (y) as may facilitate the settlement or elimination of intercompany accounts between any of the Purchased Subsidiaries, on the one hand, and Seller and any of its Affiliates (other than the Purchased Subsidiaries), on the other;

(c) make capital expenditures in excess of $200,000 individually or $1,500,000 in the aggregate, or fail to make any capital expenditures contemplated by the capital expenditure budget provided to Buyer or that would be required in the ordinary course of business consistent with past practice;

(d) issue, sell, assign, transfer or dispose of, or place any Lien (other than Permitted Liens) on any equity interests in the Purchased Subsidiaries; or grant to any Person any right to acquire any such equity interests;

(e) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, capital stock or other equity interests or properties (including, without limitation, Leased Real Properties), other than (A) pursuant to Contracts in effect as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice;

(f) sell, lease, sublease, license, assign or otherwise transfer, or create, incur, assume or suffer to exist any Lien (other than Permitted Liens) or dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any material tangible assets, capital stock or other equity interests or properties (including, without limitation, Leased Real Properties), other than (A) pursuant to Contracts in effect as of the date of this Agreement or (B) the ordinary course of business consistent with past practice;

(g) make any material loans, advances or capital contributions to, or material investments in, any other Person, other than amounts that will be repaid in full at or prior to the Closing;

(h) other than as required by the terms of any Business Benefit Plan or Labor Agreement (in each case, pursuant to its terms as of the date hereof or as modified in accordance with this Agreement) or Applicable Law, (A) increase the base salary, wages, fees, bonuses or cash- or equity-based incentive compensation or benefits of any Business Employee, Business Contractor or other individual service provider of the Business, (B) grant any retention, termination, change in control, transaction, stay or success bonuses, severance or similar compensation or benefits to any Business Employee or Former Business Employee, Business Contractor or other individual service provider of the Business, (C) take any action to accelerate the vesting or time of payment of any compensation or benefit to any Business Employee or Former Business Employee, Business Contractor or other individual service provider of the Business, (D) establish, adopt, enter into or amend or terminate any Labor Agreement or Business Benefit Plan, except, in the case of any Business Benefit Plan (x) in the ordinary course of business, including to reflect market-based adjustments to compensation or benefits, (y) in a manner consistent with the treatment by Seller or one or more its Subsidiaries of their similarly situated employees that are not Business Employees or (z) for any increase, payment or benefit for which Seller or any Retained Subsidiary shall be solely liable, (E) transfer or modify the employment of any employee from a status in which such employee would have been a Business Employee to a status in which such employee will not be a Business Employee, (F) transfer or modify the employment of any employee from a status in which such employee would not have been a Business Employee to a status in which such employee will be a Business Employee, (G) terminate the employment or engagement of, or hire any employee or other individual service provider who would be considered, a Business Employee, other than to fill vacancies arising due to terminations of employment of Business Employees, other individual service providers of the Business with an annual base compensation or annualized base wages lower than $200,000, or (H) assign, transfer sponsorship of or otherwise amend or modify any Business Benefit Plan such that it becomes (or ceases to be) a Purchased Subsidiary Benefit Plan;

(i) other than any collaboration agreements (which shall be subject to Section 5.01(t)), amend, terminate, renew or cancel any Material Contract or Real Property Lease, or enter into any new Contract that would constitute a Material Contract or Real Property Lease had it been in effect as of the date hereof, in each case other than in the ordinary course of business;

(j) grant any party the right to use or occupy any Leased Real Property;

(k) make any material change in any method of financial accounting, except as required by changes in GAAP or other Applicable Law;

(l) other than with respect to any Seller Group, (A) make, change or revoke any material Tax election (any election under Treasury Regulations 301.7701-3 shall be material for this purpose), (B) change any material method of accounting for Tax purposes or change any annual Tax accounting period, (C) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; (D) change any annual Tax accounting period, (E) file any amended income or other material Tax Return, (F) enter into any Tax Sharing Agreement or closing agreement relating to any material Tax, (G) surrender any right to claim a material Tax refund, or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(m) adopt a plan or agreement of complete or partial liquidation. dissolution merger, consolidation, restructuring, recapitalization or other reorganization of the Business or any Purchased Subsidiary;

(n) effectuate a “plant closing” or “mass layoff” as defined by WARN or other material reduction-in-force;

(o) sell, transfer, assign, license, sublicense, abandon, dedicate to the public, allow to lapse, incur any Lien (other than Permitted Liens) or otherwise dispose of any material Business Intellectual Property, other than licenses granted pursuant to any collaboration agreements (which shall be subject to Section 5.01(t));

(p) incur, assume or guarantee any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or indebtedness which is extinguished in full prior to Closing;

(q) forgive, cancel, compromise or waive any rights with respect to any material indebtedness for borrowed money owed to the Business or any Purchased Subsidiary;

(r) fail to maintain, terminate or cancel any Business Insurance Policy with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(s) initiate, settle, or offer or propose to settle, or cancel, any material Action involving the Business, the Purchased Subsidiaries, the Purchased Assets or the Assumed Liabilities (A) in excess of $100,000 for individual claims or $300,000 in the aggregate, without taking into account insurance coverage or such claims, or (B) providing for any non-de minimis non-monetary obligations or restrictions (other than a mutual release and customary confidentiality obligations);

(t) (A) except as set forth on Section 5.01(t)(A) of the Disclosure Schedule, enter into any new collaboration agreement (but may enter into purchases order or statement of works under existing collaboration agreements for purposes of ordering the applicable inventory) or amend, terminate, cancel, renew or extend any existing collaboration agreement (or any purchase order or statement of work thereunder), whether written or otherwise, between a Purchased Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, or (B) except as set forth on Section 5.01(t)(B) of the Disclosure Schedule, amend, terminate, cancel, renew or extend any existing collaboration agreement with a third Person, or enter into (x) any collaboration agreement (including any purchase order or statement of work) that would constitute a Material Contract as a result of such agreement containing provisions described in Section 3.08(a)(ix) or Section 3.08(a)(x) (other than Section 3.08(a)(x)(D)) had it been in effect as of the date hereof or (y) any other collaboration agreement (including any purchase order or statement of work), other than written collaboration agreements (which shall be deemed to include any purchase order or statement of work) for the one-time, non-recurring launch of five (5) or less products, each in a limited amount of inventory, to be sold in one season only solely by or on behalf of the Purchased Subsidiaries; provided that, in the case of any collaboration agreement not otherwise prohibited by clause (B), Seller shall (1) provide Buyer reasonable written notice prior to entry into any such collaboration agreements and (2) consider in good faith any input from Buyer on such arrangements; or

(u) agree or commit to do any of the foregoing;

provided that, for the avoidance of doubt, nothing in this Section 5.01 shall (i) prevent Seller or any of its Subsidiaries from taking or failing to take any action in compliance with Applicable Law, including the establishment of any policy, procedure or protocol, in each case, to the extent necessary (as reasonably determined by Seller after providing Buyer reasonable advance notice thereof and consulting with Buyer with respect thereto) to respond to COVID-19 or comply with any COVID-19 Measures, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way and (y) no such actions or failure to take such actions shall serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied, (ii) restrict Seller or any of its Affiliates from taking any action to: (A) cause each Purchased Subsidiary to dividend, distribute or otherwise pay to Seller or any of its Affiliates any or all of the cash and cash equivalents of such Purchased Subsidiary, (B) remove, or cause any Subsidiary to remove, and pay to Seller or any of its Affiliates any cash and cash equivalents held in any bank account of the Business or (C) settle or otherwise terminate or eliminate intercompany balances between any Purchased Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, and make capital increases or decreases in connection therewith in accordance with Section 5.03, and (D) effectuate the Pre-Closing Transfers, in each case, in compliance with Applicable Law and in a manner that does not increase Assumed Liabilities or the Liabilities of any Purchased Subsidiary as of the Closing or thereafter. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business and prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 5.02. Confidentiality. Seller shall not, and shall cause its controlled Affiliates and Representatives not to, for a period of seven (7) years after the Closing Date, directly or indirectly, without Buyer’s written consent, disclose to any third party (other than each other and their respective Representatives who have a need to know) any confidential or proprietary information concerning the Business, including any such confidential or proprietary information disclosed to Seller pursuant to the exercise of its rights under Section 7.09 hereof; provided that the foregoing restriction shall not (a) apply to (i) any information generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.02) or (ii) independently developed by Seller or any Affiliate thereof (other than the Purchased Subsidiaries prior to the Closing) without use of or reference to any such confidential or propriety information; provided, that Seller is able to provide evidence of such independent development or (b) prohibit any disclosure (i) required by Applicable Law so long as, to the extent practicable and legally permissible, Seller provides Buyer with reasonable prior written notice of such disclosure and a reasonable opportunity (at Buyer’s sole expense) to contest such disclosure or (ii) reasonably made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby; provided, further, that with respect to any such confidential or proprietary information that constitutes a trade secret (as such term is defined under the Uniform Trade Secrets Act), the confidentiality obligations under this Section 5.02 shall survive until the later of (x) seven (7) years after the Closing Date and (y) such time as such information is no longer deemed a trade secret.

Section 5.03. Termination of Intercompany Arrangements.

(a) On or prior to the Closing, except as set forth in Section 5.03(b), Seller shall and shall cause each of its Affiliates (including any of the Purchased Subsidiaries) to terminate all Intercompany Agreements, and all rights and obligations of the Business or the Purchased Subsidiaries, Seller and Seller’s Affiliates related thereto in a manner that does not result in any ongoing Liability or obligation of the Business from and after the Closing. No such terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. With respect to any Intercompany Agreement being terminated in accordance with this Agreement, notwithstanding anything therein to the contrary, in the event of any conflict between the provisions of this Agreement and any phase-out provision in any such Intercompany Agreement (i.e., to the extent providing for the use of any Business Intellectual Property Rights post-termination thereof), the provisions of this Agreement shall prevail with respect thereto.

(b) The provisions of Section 5.03(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement, the other Transaction Documents and each other Contract expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Closing; and

(ii) any outstanding purchase orders and the Intercompany Agreements, in each case, to the extent listed on Section 5.03(b) of the Disclosure Schedule and for which copies (or, to the extent not subject to a written agreement (which shall be deemed to include any purchase order or statement of work), written summaries of the applicable (A) product, (B) counterparty, (C) inventory contemplated to be sold, (D) release period and (E) total fees payable to the Retained Subsidiary) have been provided to Buyer prior to the date hereof or, in the case of Intercompany Agreements entered into after the date hereof in accordance with Section 5.01(t), prior to the Closing.

(c) On or prior to the Closing, Seller shall and shall cause each of its Affiliates (including any of the Purchased Subsidiaries) to terminate and pay in full or eliminate all outstanding intercompany indebtedness or intercompany accounts or other transactions, whether payables or receivables or otherwise, between Seller and its Affiliates, on one hand, and the Business, on the other hand, such that no such amounts are owed or outstanding as of the Closing, in each case to or from Seller and its Affiliates to or from Buyer and its Affiliates, and in a manner that does not result in any ongoing Liability or obligation or the Business from and after the Closing.

(d) At or prior to the Closing, Seller shall obtain the release of all Liens (if any) relating to any indebtedness for borrowed money or otherwise of Seller or its Affiliates (collectively, “Debt Liens”) on the Purchased Assets and Purchased Subsidiaries or with respect to the Business, the assets and properties of the Business and the Interests and, at least three days prior to the Closing, Seller shall deliver to Buyer customary Lien release documents evidence the release of all such Debt Liens at Closing, including applicable UCC filings and return of physical collateral in connection with, and evidencing, the foregoing and Seller shall, as promptly as practicable, cooperate with Buyer and take all necessary actions and make all such required filings at its sole cost and expense to effect and evidence the release of any such Liens.

Section 5.04. Data Processing. To the extent any Purchased Assets contain any Personal Data, Buyer and Seller agree to effect the transfer of such Personal Data from Seller to Buyer in accordance with the provisions of this Agreement and in compliance with all applicable Privacy Requirements with such transfer taking place on or after Closing on a date or during a period of time that is mutually agreed between the Seller and Buyer. To this end, (i) Seller shall provide Buyer a copy of any Personal Data included in the Purchased Assets in a native format or flat file format (at Buyer’s option) it being understood that the flat file format shall reflect an unstructured universally recognized simple file format, including but not limited to .csv format (unless a different format is agreed pursuant to the terms of the Transition Services Agreement), and (ii) if and to the extent required under applicable Privacy Requirements, on such date to be agreed by Seller and Buyer (but, in any event, no sooner than before the Closing Date), Seller shall provide a notice relating to the change of ownership of Personal Data, which shall be satisfactory to the Buyer, acting reasonably, and in any form and pursuant to a delivery method permissible under applicable Privacy Laws and agreed between the Seller and Purchaser acting reasonably to all persons whose Personal Data has been part of any Purchased Assets. At Buyer’s reasonable request, Seller shall take such other steps as are required to ensure that Personal Data comprised within the Purchased Assets is transferred in accordance with all applicable Privacy Requirements. The parties agree that Seller shall remain the controller and shall be responsible for satisfying the controller’s obligations in relation to the transfer of any data within the Purchased Assets and shall transfer the data to Buyer on an independent controllership basis. For a period of twelve (12) months following the Closing, (a) Seller shall, to enable Buyer to comply with applicable Privacy Requirements, as soon as reasonably practicable (but, in any event, within six (6) Business Days from Seller’s receipt of a data subject request that relates to the Processing of Personal Data within the applicable Purchased Assets) send to Buyer any data subject requests and relevant correspondence Seller receives after the data transfer contemplated by this Section 5.04 is completed that relates to the Processing of Personal Data within the applicable Purchased Assets by Buyer or direct such data subjects and relevant correspondence to Buyer and (b) in relation to any data subject request or any other complaint or query relating to Personal Data within any Purchased Assets received by Buyer from a data subject or a regulatory body, Seller shall, upon written request from Buyer, at Buyer’s own cost, provide Buyer with such information Seller may hold (if any) that is relevant to the data subject request, complaint or query so as to assist Buyer to comply with, and demonstrate compliance with, Buyer’s obligations under applicable Privacy Requirements; provided that, to the extent any such data subject request or regulatory correspondence relates to a Security Incident that occurred prior to Closing, Buyer shall forward the request and any associated information to Seller, who shall lead on the management of such request or correspondence and Buyer shall provide without undue delay all such information related to such request or correspondence that Seller reasonably requires. Seller shall bear all the reasonable out-of-pocket costs of Buyer associated with such request or correspondence. Where Seller is entitled to lead on such requests or correspondence, Buyer and Seller shall consult with each other on the management and resolution of such requests or correspondence, and Seller shall, in good faith, take due account of reasonable suggestions by Buyer in respect of the managing and resolution of such requests and correspondence including on any material correspondence to a regulator and/ or data subject.

Section 5.05. Pre-Closing Transfers.

(a) Prior to the Closing, Seller shall, and shall cause its Affiliates to, take all steps necessary to effect and carry out the transactions described on Schedule III (such transactions, the “Pre-Closing Transfers”). Without limiting Seller’s obligations with respect to Indemnified Taxes, each of the parties understands and agrees that any transfers, assignments, sales or other dispositions of assets, interests, rights, obligations, capital stock, employees or otherwise, whether from a Purchased Subsidiary to Seller or one or more of its Affiliates, or from Seller or one or more of its Affiliates to a Purchased Subsidiary, shall be made on an “as is”, “where is” basis, without representation or warranty of any kind and without recourse to the party making such transfer, assignment, sale or other disposition (but shall not, for the avoidance of doubt, limit this Agreement or any other Transaction Document).

(b) Prior to any Pre-Closing Transfer, Seller shall provide Buyer with drafts of all relevant documentation for Buyer’s review and comment. Buyer shall provide Seller any comments to such documentation as promptly as reasonably practicable. Seller shall incorporate in good faith any comments provided by Buyer.

(c) Seller shall provide notice to Buyer of any proposed modifications to Schedule III, and Seller shall not make any modifications that would be reasonably expected to be adverse to Buyer or its Affiliates, any Purchased Subsidiaries or any Purchased Asset, without the prior written consent of the Buyer.

(d) Promptly following the assignment of Registered Business Intellectual Property Rights to Purchased Subsidiaries as part of the Pre-Closing Transfers, if any, Seller shall, and shall cause its applicable Subsidiaries to, file at the expense of Seller and its applicable Subsidiaries such assignments and other documents, and take such other actions, in each case as are necessary to effectuate or perfect such assignments under Applicable Law and to otherwise update record title to such Registered Business Intellectual Property Rights to reflect their ownership by the applicable Purchased Subsidiaries.

Section 5.06. Third Party Approvals. Except with respect to the Regulatory Matters, which are addressed by the provisions of Section 7.02, subject to the terms and conditions of this Agreement, prior to the earlier of (a) the Closing, and (b) the termination of this Agreement in accordance with its terms, Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain all third party approvals and consents necessary to consummate the transactions contemplated by this Agreement. Buyer shall and shall cause its Subsidiaries to use reasonable best efforts to cooperate with Seller and provide such assistance as may be reasonably requested in writing by Seller in connection with such approvals and consents. Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to make any payments to such third parties, provide any accommodation (financial or otherwise), incur any Liability or commence any litigation in order to obtain any such consent or approval.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Confidentiality.

(a) All information provided or made available to Buyer, its Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. Subject to Section 6.01(b), the Confidentiality Agreement shall terminate at the Closing only with respect to that portion of the Evaluation Material (as defined in the Confidentiality Agreement) that relates to the Purchased Subsidiaries and the Business and otherwise shall continue in full force and effect following the Closing. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.02. Seller Marks.

(a) Buyer and its Affiliates (including, as of the Closing, the Purchased Subsidiaries) shall have no right, title or interest in or to the Seller Marks except as granted (i) in this Section 6.02 or (ii) under the collaboration agreements (including purchase orders and statements of work) (A) described in Section 5.03(b) (which for the avoidance of doubt, shall remain in full force and effect following the Closing for the duration thereof) or (B) otherwise entered into between Seller or any of its Retained Subsidiaries on the one hand and any of the Purchased Subsidiaries, on the other hand, in accordance with the terms of Section 5.01(t) (such collaboration agreements described in the foregoing clause (ii), the “Continuing Collaboration Agreements”). Buyer hereby acknowledges and agrees that neither it nor any of its Affiliates (including, as of the Closing, the Purchased Subsidiaries) shall acquire any goodwill, rights or benefits arising from the Seller Marks and that all such goodwill, rights and benefits shall inure solely to Seller.

(b) Effective as of the Closing Date, Seller (on behalf of itself and its Affiliates (other than the Purchased Subsidiaries)) hereby grants to Buyer and its Affiliates (including, as of the Closing, the Purchased Subsidiaries) a limited, non-exclusive, non-transferable, non-sublicensable (except to the extent sublicensed in the conduct of the Business immediately prior to the Closing Date), royalty-free license, for a term of six (6) months following the Closing Date, to use the Seller Marks solely in connection with the operation of the Business as such Seller Marks were used therein immediately prior to the Closing Date (it being understood that (i) neither the Buyer nor its Affiliates (including, after the Closing, the Purchased Subsidiaries) shall apply the Seller Marks to, or otherwise use the Seller Marks on or in connection with, any goods, products or services that were not in existence, in production, or on order as of the Closing Date, except to the extent use of the Seller Marks is required or permitted under and for the duration of, the Continuing

Collaboration Agreements, and (ii) any use by the Buyer or its Affiliates (including, after the Closing, the Purchased Subsidiaries) of the Seller Marks during the limited license period as provided herein shall be subject to compliance in all respects with all style and other usage guidelines provided to Buyer in effect for the Seller Marks immediately prior to the Closing). Notwithstanding the foregoing, in the event that Seller does not identify a Seller Mark to Buyer (including, but not limited to, pursuant to Section 1.01(a)(iv) of the Disclosure Schedule), Buyer and its Affiliates shall not be in breach of this Section 6.02 for failure to cease use of such Seller Mark during such six (6) month period; provided that Buyer shall (and shall cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to) cease use of such Seller Mark as soon as reasonably practicable (and, in any event, within six (6) months) following Buyer’s receipt of Seller’s notice of such Seller Mark or use thereof. Except as otherwise expressly permitted pursuant to this Section 6.02(b), promptly after the Closing Date (and in any event within ninety (90) days thereafter), Buyer shall, and shall cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to cease any and all use of the Seller Marks, including by removing the Seller Marks from any and all assets, stationery, forms, supplies, displays, advertisements and other promotional materials, communications, website content, other internet or electronic communication vehicles and other documents and materials within the possession or control of Buyer or its Affiliates (including the Purchased Subsidiaries), or remove, destroy or strike over all Seller Marks from the foregoing, except to the extent (x) use of the Seller Marks is required or permitted under and for the duration of the Continuing Collaboration Agreements, or (y) such materials are used solely for internal business purposes (in which case Buyer shall and shall cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to phase out and dispose of such materials in the ordinary course of business).

(c) Prior to the Closing Date, Seller shall cause all Purchased Subsidiaries whose names include any Seller Mark to cause their names to be changed to such other names that do not include any Seller Marks and make all necessary filings and use commercially reasonable efforts to cause all applicable Governmental Authorities to change all applications, registrations and filings, including to corporate names, seals and certificates, of such Purchased Subsidiaries such that they will not include any Seller Marks.

(d) Notwithstanding the foregoing or anything herein to the contrary, as to any inventory in existence on the Closing Date that bears any Seller Marks, Buyer and its Affiliates (including, after the Closing, the Purchased Subsidiaries) may sell or otherwise dispose of such inventory in the ordinary course of business. Nothing herein shall prohibit Buyer or any of its Affiliates (including, after the Closing, the Purchased Subsidiaries) from using Seller Marks in a non-trademark manner for purposes of conveying to customers or the general public the historical origins of the Business, or otherwise using the Seller Marks in a manner that would constitute a “fair use” under Applicable Law.

Section 6.03. Data Processing. Notwithstanding anything to the contrary herein, Buyer shall, without undue delay once the Personal Data within the Purchased Assets has been migrated to Buyer, (and shall cause its Affiliates (including, as of the Closing, the Purchased Subsidiaries) to), comply in all material respects with all Privacy Laws in connection with the Processing of any Personal Data included in the Purchased Assets or owned or controlled by any Purchased Subsidiary, solely to the extent such Personal Data was already Processed by Seller in compliance with applicable Privacy Laws at Closing.

ARTICLE 7

COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01. Reasonable Best Efforts; Further Assurance. Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, to vest in Buyer ownership of the Purchased Subsidiaries and good and valid title to the Purchased Assets and to assure and evidence the assumption by Buyer of the Assumed Liabilities.

Section 7.02. Regulatory Matters.

(a) In furtherance and not in limitation of Section 7.01, Buyer (and Seller under the HSR Act) shall make all necessary pre-filings, applications, submissions and filings pursuant to applicable Competition Laws with respect to the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable after the date hereof and in any event, in the case of all required filings pursuant to the HSR Act, within ten (10) Business Days of the date hereof. No party shall voluntarily withdraw or “pull and re-file” any filing under the HSR Act or any such other filing with any foreign Regulatory Authorities except after consultation with the other party hereto.

(b) Buyer shall, after reasonable consultation with Seller, have the right to control the strategy in connection with Regulatory Matters. Buyer (and Seller with respect to its filing under the HSR Act) shall, and shall cause its Subsidiaries and Affiliates to, (i) use reasonable best efforts to (i) respond as promptly as practicable to any inquiries and requests received from any Regulatory Authority in connection with Regulatory Matters, (ii) use reasonable best efforts to supply as promptly as practicable (and in any event in less than ninety (90) days) any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Competition Laws and (iii) not extend any waiting period under the HSR Act or under any other Competition Laws or enter into any agreement with any Regulatory Authority not to consummate the transactions contemplated by this Agreement or the other Transaction Documents, except, after consultation, with Seller.

(c) Without limiting the foregoing, Buyer shall, and shall cause its Subsidiaries and Affiliates to, use reasonable best efforts to promptly take any and all actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws, and obtain all other required consents, authorizations, orders and approvals from Regulatory Authorities in respect of Competition Laws as promptly as practicable (and in any event at least four (4) Business Days prior to the End Date). Notwithstanding anything to the contrary herein, nothing in this Section 7.02 shall require Buyer or its Subsidiaries or Affiliates to agree to any action that would reasonably be expected to, individually or in the aggregate, be materially adverse to (x) the Business, taken as a whole, or (y) Buyer and its Affiliates (excluding the Business, Purchased Subsidiaries or the Purchased Assets), taken as a whole or (z) the benefits to Buyer of the transactions contemplated by this Agreement taken as a whole.

(d) Each of Buyer and Seller shall, and shall cause its Affiliates to, cooperate in good faith with one another to provide all reasonable information for the purpose of making any pre-filing submissions, notifications and filings pursuant to applicable Competition Laws within the timeline set forth in Section 7.02(a). In addition, each of Buyer and Seller shall keep one another reasonably and promptly apprised of material matters relating to or in connection with the taking of such actions and the doing of such other things as are contemplated by Section 7.01. In furtherance and not in limitation of the foregoing, and provided that Buyer shall remain in control of contacts and discussions with any Regulatory Authority (except to the extent that a Regulatory Authority may request to communicate exclusively with one party) and the Regulatory Matters’ strategy, the parties shall (i) consult with one another in advance of any meeting, teleconference or other communication with any Regulatory Authority, (ii) provide one another with the opportunity to attend or participate in any such meeting, teleconference or other communication, (iii) afford one another the right to review any written materials to be submitted to such Regulatory Authority in advance of the submission thereof and (iv) furnish one another with copies of all written materials received by or on behalf of such party from such Regulatory Authority, in each case to the extent permitted by Applicable Law (except, in the case of the foregoing clause (ii), (A) to the extent such Regulatory Authority has requested that one or the other party not attend or participate in any such meeting, teleconference or other communication or (B) Buyer reserves the right, in circumstances where highly confidential issues or documents are discussed with any Regulatory Authority, to ask Seller and/or its Representatives to leave or not to attend in any such meeting, teleconference or other communication, and in the case of the foregoing clauses (iii) and (iv), to the extent that (A) such written materials contain information that does not relate to the transactions contemplated hereby or (B) confidential treatment has been requested or granted for such written materials). Buyer shall not, and shall cause its Affiliates not to, enter into or consummate any transaction in the apparel or footwear industry (other than the transactions contemplated by this Agreement) that would, or would reasonably be expected to, have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities.

Section 7.03. Certain Filings. In furtherance and not in limitation of Section 5.06, Seller and Buyer shall use reasonable best efforts to cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts and Contracts set forth on Section 3.04 of the Disclosure Schedule, in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

Section 7.04. Public Announcements. Each party agrees to obtain the written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or making any public statement with respect to the Transaction Documents or the transactions contemplated thereby; provided, however, that a party may, without the prior consent of the other party, but only following consultation with the other party to the extent legally permissible, issue such public disclosure as may be required by Applicable Law or any listing agreement with any national securities exchange to which the disclosing party is subject.

Section 7.05. Notices of Certain Events.

(a) Each of Seller and Buyer shall promptly notify the other party of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by any Transaction Documents;

(ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by any Transaction Documents; and

(iii) the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of Seller, Section 3.09 or, in the case of Buyer, Section 4.06.

(b) Notwithstanding anything to the contrary contained herein, a party’s failure to comply with this Section 7.05 shall not, in itself, provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement.

Section 7.06. Insurance. Until the Closing, Seller shall use reasonable best efforts to maintain or cause to be maintained in all material respects all third-party insurance coverage under which the Business or the Purchased Assets is insured as of the date hereof or prior to the Closing (the “Third Party Policies”) (or comparable replacement coverage) without breach, default or cancelation (other than settlement, expiration or replacement of such coverage in the ordinary course of business). Except as otherwise provided by this Section 7.06, Buyer acknowledges that from and after the Closing neither Buyer nor the Business shall have access to any insurance policies of Seller or any of the Retained Subsidiaries or any of their respective self-insurance programs, regardless of whether such policies were applicable to the Business prior to the Closing; provided, however, that insurance policies obtained solely at and by a Purchased Subsidiary shall remain in effect. From and after the Closing, Seller agrees that with respect to acts, omissions, events or circumstances relating to the Business, occurring prior to the Closing, and that are covered by occurrence-based Third Party Policies, Buyer (on behalf of the Purchased Subsidiaries) and the Purchased Subsidiaries may after the Closing, make claims under such occurrence-based policies, and Seller and its Subsidiaries shall reasonably cooperate with Buyer to facilitate such claims; provided, that Buyer shall exclusively bear the amount of any deductibles, self-insured retentions or other out-of-pocket costs and expenses incurred in connection therewith associated with claims under such occurrence based Third Party Policies, and shall be liable for all uninsured or uncollectible amounts of such claims. Seller and Buyer shall reasonably cooperate in connection with any material decision or action required to pursue such claim, and Seller shall pay to Buyer any net proceeds realized with respect to any such claim.

Section 7.07. Non-solicit.

(a) For a period of 18 months following the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly solicit (or cause to be directly or indirectly solicited) for employment or hire any Business Employee who is, as of the date hereof or as of the Closing, an officer or management employee of the Business reflected in the records of Seller as holding a Global Job Level of 7 or higher (any such employee, a “Covered Employee”). The foregoing shall not (i) restrict Seller or its Affiliates from engaging in generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such Covered Employees (for the avoidance of doubt, clause (i) shall not be deemed to permit the hiring of any Covered Employee), (ii) apply to any Covered Employee whose employment is terminated by Buyer or any of its Affiliates (including any Purchased Subsidiary) at least six months prior to commencement of employment discussions with Seller or its Affiliates or (iii) prohibit the employment of Covered Employees who are Seconded Employees during the Secondment Period pursuant to the Secondment Agreement.

(b) Seller and Buyer acknowledge that: (i) the obligations under this Section 7.06 are reasonable in the context of the nature of the Business and the Retained Business and the competitive injuries likely to be sustained by the Business and Buyer and the Retained Business and Seller, as the case may be, if Seller or Buyer or any of their respective Affiliates were to violate such obligations; (ii) the covenants in this Section 7.06 are adequately supported by consideration from each party for the benefit of the other party and were a material inducement to such party to enter into this Agreement and (iii) the foregoing makes it necessary for the protection of the Business and Buyer and the Retained Business and Seller, as the case may be, that Seller and Buyer uphold their respective obligations under this Section 7.06 for the reasonable time period contained herein and therein. If any provision in this Section 7.06 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 7.06, but this Section 7.06 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.06 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.

Section 7.08. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Buyer waives and agrees not to assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by any legal counsel currently representing Seller or any of its Affiliates, including any Purchased Subsidiary, in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Current Representation”).

(b) Buyer waives and agrees not to assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiaries) to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person to the extent related to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with any Purchased Subsidiary, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided, that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisers.

(c) Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Purchased Subsidiaries) agrees that no communications (including email or other written communications) subject to attorney-client privilege in connection with the Current Representation shall be subject to disclosure, directly or indirectly, to Buyer or any Person acting on behalf of Buyer, and the Purchased Subsidiaries shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller the attorney-client privilege and expectation of client confidence with respect to all such communications, and all books and records and other documents of the Purchased Subsidiaries containing any such advice, communication or other materials, and the same shall be controlled by Seller and shall not be claimed by, Buyer or any Purchased Subsidiary. Notwithstanding anything to the contrary in this Agreement, Buyer may assert the attorney-client privilege with respect to any such communications in any Action or other proceeding that is not adverse to Seller or any of its Affiliates.

(d) Nothing in this Section 7.08(d) is intended to or shall be deemed to operate as a waiver of any applicable privilege or protection that could be asserted to prevent disclosure of any confidential communication by any legal counsel currently representing Seller or any of its Affiliates, including any Purchased Subsidiary.

Section 7.09. Access to Information; Cooperation.

(a) From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), and subject to Applicable Law and the Confidentiality Agreement, Seller will (i) give Buyer, its counsel and other authorized Representatives reasonable access to the properties, books and records of the Business, (ii) furnish to Buyer, its counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, (iii) instruct the employees (including, for the avoidance of doubt, IT employees), independent accountants, counsel and financial advisors of Seller to reasonably cooperate with Buyer in its investigation of the Business and (iv) cooperate on employee and employee benefit transition matters, including, without limitation, distributing information to employees and instructing employees to cooperate with Buyer with respect to employee onboarding and benefit plan enrollment. Notwithstanding the foregoing, Buyer and its agents shall not have access (A) to any properties of the Business, including the Purchased Subsidiaries, the Purchased Assets and Leased Real Property, for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, or (B) to any information to the extent relating to any Retained Business or (C) any Seller Tax Records, provided, that Seller shall extract from Seller Tax Records and provide to Buyer information solely related to the Purchased Subsidiaries, the Purchased Assets, the Assumed Liabilities or the Business as reasonably requested by Buyer. Subject to Applicable Law and the Confidentiality Agreement, no earlier than five (5) Business Days prior to the Closing, at the request of Buyer, Seller shall provide reasonable access to the Shanghai Store and the Korea Store (each as defined in the Disclosure Schedule) for the purpose of allowing the Buyer to implement Buyer’s cash machine and related IT Systems in the Shanghai Store and the Korea Store, as applicable.

(b) From and after the Closing Date, and subject to Applicable Law, upon request of the other party, Seller and Buyer will give the other party and its authorized Representatives reasonable access to its properties, books, records, employees and auditors (i) to the extent necessary to prepare and review the Final Closing Statement and the calculations therein and (ii) to the extent necessary to permit such other party to comply with its financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business. Notwithstanding anything to the contrary contained in this Agreement, with respect to any information furnished by Buyer, Seller or any of their respective Subsidiaries to the other party pursuant to this Section 7.09(b), the Confidentiality Agreement shall continue in full force and effect in accordance with its terms for a period of two (2) years following such party’s receipt of such information.

(c) Any access granted to either party or its Representatives pursuant to this Section 7.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access. The party to whom such access or other cooperation is granted pursuant to this Section 7.09 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party or its Representatives in connection therewith.

(d) Notwithstanding anything to the contrary contained herein, nothing in this Section 7.09 shall require (i) Seller or Buyer, as applicable, to provide the other party or its Representatives with access to (x) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith opinion, the disclosure of which would violate Applicable Law or could subject such party or its Affiliates to risk of Liability or (y) information the disclosure of which, in the disclosing party’s good faith opinion would conflict with confidentiality obligations to which such party or any of its Affiliates is bound or would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided, that, in the case of this clause (y), the disclosing party shall use reasonable best efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in the forfeiture or waiver of any such attorney-client or similar privilege, (ii) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants or (iii) Seller or Buyer, as applicable, to provide the other party or its Representatives access or information in connection with any Action in which Seller or any Retained Subsidiary is an adverse party to Buyer.

Section 7.10. Replacement of Guaranties. Buyer and Seller shall each use its reasonable best efforts to cooperate in an effort to cause the replacement, effective as of the Closing, of the guaranties listed in Section 7.10 of the Disclosure Schedule (collectively, the “Substituted Guaranties”); provided that neither Seller nor any of Seller’s Subsidiaries shall have any obligations to make payments or incur any costs or expenses, grant any concession or incur any other liability in connection with such cooperation pursuant to this Section 7.10 except to the extent Buyer agrees to promptly reimburse Seller or any of its respective Subsidiaries (and without limiting Seller’s obligation to indemnify Buyer for Indemnified Taxes); provided further, that if any such guaranty is not replaced effective as of the Closing, Buyer and Seller shall continue to use their respective reasonable best efforts to cause the replacement of any unreplaced guaranties. Without limiting the foregoing, neither Buyer nor any of its Subsidiaries shall extend or renew any Contract containing or underlying a Substituted Guaranty unless, prior to or concurrently with such extension or renewal, Buyer or one of its respective Affiliates (as applicable) is substituted in all respects for Seller and any of its respective Affiliates (as applicable), and Seller and its respective Affiliates are released in respect of all obligations of Seller and such Affiliates under such Substituted Guaranty. In no event shall Seller or any of its Subsidiaries be obligated to pay any money to any person to effect the replacements described in this Section 7.10. Buyer shall indemnify Seller and its Affiliates against any and all Liabilities and other Damages incurred or suffered by any such Person arising out of or resulting from the exercise by any third party of its rights against Seller or any of its Affiliates under any guaranty or other similar arrangement provided by Seller or any of its Affiliates in respect of any Liability of any Purchased Subsidiary or any Assumed Liability, to the extent Seller or its Affiliates are required to make any payment thereunder as a result of a failure by Buyer to perform the applicable obligation to such guaranties.

Section 7.11. Supreme Marks.

(a) Following the Closing, Seller and its Affiliates shall have no right, title or interest in or to the Supreme Marks except as granted in this Section 7.11, under Section 2.12 or under the Continuing Collaboration Agreements. Seller hereby acknowledges and agrees that, following the Closing, neither it nor any of its Affiliates shall acquire any goodwill, rights or benefits arising from the Supreme Marks and that all such goodwill, rights and benefits shall inure solely to Buyer.

(b) Effective as of the Closing Date, Buyer (on behalf of itself and its Affiliates (including the Purchased Subsidiaries)) hereby grants to Seller and its Affiliates a limited, non-exclusive, non-transferable, non-sublicensable (except to the extent sublicensed in the conduct of the Retained Business immediately prior to the Closing Date), royalty-free license, for a term of ninety (90) days following the Closing Date, to use the Supreme Marks solely in connection with the operation of the Retained Business as such Supreme Marks were used therein immediately prior to the Closing Date (it being understood that (i) neither the Seller nor its Affiliates shall apply the Supreme Marks to, or otherwise use the Supreme Marks on or in connection with, any goods, products or services, except to the extent use of the Supreme Marks is required or permitted under and for the duration of the Continuing Collaboration Agreements, solely to the extent provided therein, (ii) any use by the Seller or its Affiliates of the Supreme Marks during the limited license period as provided herein shall be subject to compliance in all respects with all style and other usage guidelines provided to Seller in writing which are in effect for the Supreme Marks immediately prior to the Closing), and (iii) with respect to the matters set forth on Section 2.12 of the Disclosure Schedule, references to the Closing Date in this Section 7.11(b) shall be construed in a manner consistent with Section 2.12 of the Disclosure Schedule. Except as otherwise expressly permitted pursuant to this Section 7.11(b), promptly after the Closing Date (and in any event within ninety (90) days thereafter), Seller shall, and shall cause its Affiliates to cease any and all use of the Supreme Marks, including by removing the Supreme Marks from any and all assets, stationery, forms, supplies, displays, advertisements and other promotional materials, communications, website content, other internet or electronic communication vehicles and other documents and materials within the possession or control of Seller or its Affiliates, or remove, destroy or strike over all Supreme Marks from the foregoing, except to the extent (x) use of the Supreme Marks is required or permitted under and for the duration of the Continuing Collaboration Agreements to which Seller or any of the Retained Subsidiaries is party which are existing as of the Closing Date, or (y) such materials are used solely for internal business purposes (in which case Seller shall and shall cause its Affiliates to phase out and dispose of such materials in the ordinary course of business). For the avoidance of doubt, nothing in Section 2.12 shall be construed to limit Seller and its Affiliates’ rights to use the Supreme Marks as contemplated by this Section 7.11(b).

(c) Nothing herein shall prohibit Seller or any of its Affiliates from using the Supreme Marks in a non-trademark manner for purposes of conveying to customers or the general public the historical origins of the Business, or otherwise using the Supreme Marks in a manner that would constitute a “fair use” under Applicable Law.

Section 7.12. R&W Insurance Policy. Buyer shall obtain a representations and warranties insurance policy with respect to the representations or warranties of Seller set forth in Article 3 of this Agreement (each, a “R&W Insurance Policy”). Each such R&W Insurance Policy shall at all times provide that:

(a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates;

(b) Seller is a third party beneficiary of such waiver; and

(c) the Buyer shall have no obligation to pursue any claim against Seller in connection with any damage, loss, liability or expense.

Section 7.13. Misallocated Assets.

(a) If, at any time after the Closing, Buyer or the Purchased Subsidiaries, on the one hand, or Seller and its Affiliates, on the other hand, is or becomes aware that any asset (including cash) owned, received or held by a Purchased Subsidiary or any of its Affiliates, or to which a Purchased Subsidiary or any of its Affiliates has title or otherwise a beneficial or other interest therein, is an asset that is primarily used (or held for use) for, or is primarily related to any Retained Business or is otherwise contemplated by this Agreement to be retained by Seller and the Retained Subsidiaries under this Agreement (each, an “Excluded Asset”), it shall promptly inform the other party of such fact in writing and (i) the Purchased Subsidiaries shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset; or (ii) Buyer and the Purchased Subsidiaries shall, and shall cause their appropriate Affiliates to, (A) if such Excluded Asset cannot be so returned, transferred or conveyed, enter into such reasonable arrangements (including back-to-back subleasing, sublicensing, subcontracting or other similar arrangements) as shall enable Seller and its applicable Affiliates to enjoy the benefits and bear the burdens of the applicable Excluded Asset as if such conveyance had occurred as of the Closing and (B) execute such documents or instruments of conveyance and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset back to Seller or its appropriate Affiliate, in each case such that each party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

(b) If, at any time after the Closing, Buyer and the Purchased Subsidiaries, on the one hand, or Seller and its Affiliates, on the other hand, is or becomes aware that any asset (including cash) owned, received or held by any Seller or any of its Affiliates, or to which any Seller or any of its Affiliates has title or otherwise a beneficial or other interest therein, is an asset that is primarily used (or held for use) for or is primarily related to the Business or is otherwise contemplated to be transferred to Buyer or the Purchased Subsidiaries under this Agreement (each, a “Business Asset”), it shall promptly inform the other party of such fact in writing and (i) Seller shall, and shall cause its applicable Affiliate to, return or transfer and convey (without further consideration) to the Buyer such Business Asset or (ii) Seller and the Purchased Subsidiary shall, and shall cause their appropriate Affiliates to, (A) if such Business Asset cannot be so returned, transferred or conveyed, enter into such reasonable arrangements (including back-to-back subleasing, sublicensing, subcontracting or other similar arrangements) as shall enable the Purchased Subsidiaries to enjoy the benefits and bear the burdens of the applicable Business Asset as if such conveyance had occurred as of the Closing and (B) execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Business Asset back to the Purchased Subsidiaries, in each case such that each party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

ARTICLE 8

TAX MATTERS

Section 8.01. Preparation of Tax Returns; Allocation of Taxes.

(a) Seller shall timely file or cause to be timely filed, when due (taking into account any extension of a required filing date), all Tax Returns with respect to Combined Taxes of the Seller Group for all taxable periods (such Tax Returns, “Seller Group Tax Returns”), and shall timely pay all Taxes due and owing with such Seller Group Tax Returns. Each such Seller Group Tax Return, solely as it relates to any Purchased Subsidiary, shall be prepared in a manner consistent with past practice (taking into account the effects of any Pre-Closing Transfer) of the Seller Group, unless otherwise required by Applicable Law.

(b) Seller shall timely file or cause to be timely filed, when due (taking into account any extension of a required filing date), all Tax Returns (other than Seller Group Tax Returns) with respect to the Purchased Subsidiaries or Purchased Assets that are required to be filed on or prior to the Closing Date and shall timely pay all Taxes due and owing with such Tax Returns. Each such Tax Return (i) shall be prepared in a manner consistent with past practice (taking into account the effects of any Pre-Closing Transfer) of the relevant Purchased Subsidiary or with respect to the relevant Purchased Assets unless otherwise required by Applicable Law (as determined in good faith consultation with Buyer), and by including all Transaction Tax Deductions in the Pre-Closing Tax Periods solely if and to the extent such Transaction Tax Deductions are properly allocable to the Pre-Closing Tax Period at a level of comfort of “more likely than not” or greater, and (ii) with respect to any such Income or other material Tax Return, shall be submitted by Seller to Buyer for Buyer’s review and comment at least twenty (20) days prior to the due date (including any applicable extension), for filing such Tax Return. Seller shall incorporate Buyer’s reasonable comments to any such Tax Return.

(c) Buyer shall prepare and timely file, or cause to be prepared and timely filed (taking into account any extension of a required filing date), all Tax Returns with respect to the Purchased Subsidiaries or solely relating to Purchased Assets (for the avoidance of doubt, other than any Seller Group Tax Return) for taxable periods ending on or prior to the Closing Date and required to be filed after the Closing Date and for any Straddle Tax Period. Seller shall pay, or cause to be paid, to Buyer or its designee all Taxes of the Purchased Subsidiaries or with respect to the Purchased Assets due with respect to such Tax Returns to the extent allocable to the Pre-Closing Tax Period no later than five (5) days after Buyer notifies Seller in writing that it has filed, or caused to be filed, such Tax Returns and paid, or caused to be paid, the Taxes reflected as due on such Tax Returns; provided, that Seller shall not be required to pay or cause to be paid any such Taxes to the extent such Taxes specifically were included as a liability in Closing Indebtedness or Closing Net Working Capital. Any such Tax Return (i) shall be prepared in a manner consistent with past practice (taking into account the effects of any Pre-Closing Transfer) of the relevant Purchased Subsidiary or with respect to the relevant Purchased Assets unless otherwise required by Applicable Law (as determined in good faith consultation with Seller), and by including all Transaction Tax Deductions in the Pre-Closing Tax Periods solely if and to the extent such Transaction Tax Deductions are properly allocable to the Pre-Closing Tax Period at a level of comfort of “more likely than not” or greater, and (ii) with respect to any such Income Tax or other material Tax Return, shall be submitted by Buyer to Seller for its review and approval at least twenty (20) days prior to the due date (including any applicable extension) for filing such Tax Return. Buyer shall incorporate Seller’s reasonable comments to any such Tax Return.

(d) For purposes of this Agreement, in the case of any Straddle Tax Period, the portion of such Taxes from any such Straddle Tax Period that are allocated to the Pre-Closing Tax Period will be determined as follows: (i) in the case of any real property, personal property, ad valorem and similar Taxes (collectively, “Property Taxes”), the amount of such Property Taxes attributable to the Pre-Closing Tax Period of such Straddle Tax Period will be deemed to be the amount of such Property Taxes for the entire Straddle Tax Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Tax Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Tax Period; and (ii) in the case of any other Taxes that are not Property Taxes or Transfer Taxes, the amount of any such Taxes attributable to the Pre-Closing Tax Period of such Straddle Tax Period will be computed based on the interim closing of the books as of and including the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for amortization or depreciation, shall be apportioned on a daily basis (notwithstanding that such exemptions, allowances or deductions may under applicable law be determined solely at the end of or following the Tax period); provided, further, that any Taxes of any Purchased Subsidiary arising as a result of any income inclusion under Sections 951 or 951A of the Code shall be deemed to arise in a Pre-Closing Tax Period to the extent such inclusion is attributable to the income of a non-U.S. entity arising in any Pre-Closing Tax Period with such inclusion calculated as if the taxable year (as determined for U.S. federal income tax purposes) of such non-U.S. entity ended on the Closing Date.

(e) Notwithstanding anything to the contrary herein, all Transfer Taxes imposed in connection with the purchase and sale of the Purchased Subsidiaries and Purchased Assets, and the assumption of the Assumed Liabilities, pursuant to this Agreement shall be borne equally by Buyer and Seller. Seller shall file (or cause to be filed) all necessary Tax Returns in respect of Transfer Taxes that are required by Applicable Law to be filed solely by Seller. Buyer shall file (or cause to be filed) all other Tax Returns in respect of Transfer Taxes. If required by Applicable Law, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in preparing and filing and join in the execution of any such Tax Returns. Each of Buyer and Seller shall (i) for any Transfer Taxes in respect of which it is required to file Tax Returns pursuant to this Section 8.01(e), pay to the relevant Taxing Authority any Transfer Taxes shown as due on such Tax Returns, and (ii) for any Transfer Taxes in respect of which the other party is required to file Tax Returns pursuant to this Section 8.01(e), pay to the other party, within two (2) Business Days prior to the due date for such Transfer Taxes, any portion of such Transfer Taxes that it is required to bear under this Section 8.01(e). Notwithstanding the foregoing, any Transfer Taxes incurred in connection with Pre-Closing Transfers shall be borne solely by Seller.

Section 8.02. Cooperation on Tax Matters.

(a) Subject to Section 8.02(b), Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Assumed Liabilities and the Purchased Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall (i) retain all books and records with respect to Taxes pertaining to the Purchased Assets, the Assumed Liabilities or the Purchased Subsidiaries until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and (ii) use reasonable best efforts to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other fully, as and to the extent reasonably requested by the other party, in the conduct of any audit or other proceeding relating to Taxes involving the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Subsidiaries.

(b) Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall not be required at any time to provide to Buyer any right to access or to review any Tax Return or Tax work papers of Seller, any Seller Group or any Affiliate of Seller except to the extent solely related to the Purchased Subsidiaries (such Tax Returns or Tax work papers, the “Seller Tax Records”).

Section 8.03. Refunds.

(a) Seller shall be entitled to the amount of any Tax refunds (or any Tax credits received in lieu thereof) that are actually received in cash (or utilized, in the case of a credit) by Buyer, any Purchased Subsidiary, any of their respective Affiliates, in each case, for any Pre-Closing Tax Period ending on the Closing Date or the portion of any Straddle Tax Period ending on the Closing Date (or the immediately preceding Tax period), in each case, to the extent such Tax refund (or credit in lieu thereof) is attributable to Taxes of any Purchased Subsidiary for a Pre-Closing Tax Period for which Seller or its Affiliates (including prior to the Closing, the Purchased Subsidiaries) were economically responsible (any such Tax refund or credit in lieu thereof, a “Tax Refund”), including, for the avoidance of doubt, any Tax Refund listed on Section 8.03(a) of the Disclosure Schedule; provided, that Seller shall not be entitled to the amount of any Tax refunds or credits in lieu thereof, and such amounts shall not constitute Tax Refunds, to the extent (A) such amounts had the effect of reducing the Pre-Closing Tax Amount or the Final Purchase Price, or (B) such refunds or credits are the result of a carryback of a loss or other Tax asset or attribute generated after the Closing Date.

(b) Buyer shall promptly pay, or cause to be paid, to Seller any Tax Refund that Seller is entitled to pursuant to this Section 8.03 within thirty (30) days of the actual receipt (or, in the case of a credit, the filing of a Tax Return utilizing such credit) of the Tax Refund giving rise to Buyer’s obligation to make a payment pursuant to this Section 8.03 with respect thereto; provided that such payment shall be net of any costs or expenses of Buyer or any of its Affiliates (including, after the Closing, the Purchased Subsidiaries) incurred in obtaining or paying over the Tax Refund. Notwithstanding the foregoing, if any Tax Refund to which Seller would be entitled pursuant to this Section 8.03 is the subject of a pending Tax audit or other similar proceeding or of which Buyer, any Purchased Subsidiary, or any of their respective Affiliates has been notified no later than twenty (20) days following the receipt of such Tax Refund (or use of any credit received in lieu of a refund) that such Tax Refund is or will be the subject of a Tax audit or other similar proceeding, Seller shall not be entitled to such Tax Refund until the completion of such audit or proceeding.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates (including the Purchased Subsidiaries) shall not be required to seek or otherwise obtain any Tax refund or credit in lieu thereof for any taxable period, if such action would have an adverse effect on Buyer or any of its Affiliates. In the event any amount of any Tax Refund previously paid to Seller pursuant to this Section 8.03 is clawed back or otherwise required to be repaid to the applicable Taxing Authority, Seller shall promptly (and in all events, within ten (10) days of Buyer’s written request) pay such amount (together with any penalties and interest in relation thereto) back to Buyer to be repaid to the applicable Taxing Authority.

(d) For applicable Tax purposes, the Seller and Buyer and each of their respective Affiliates shall treat all payments made pursuant to this Section 8.03 as an adjustment to the Purchase Price for Tax purposes to the maximum extent permitted by Applicable Law.

Section 8.04. Buyer Post-Closing Covenants. Unless otherwise (i) required by Applicable Law (as determined by Buyer in good faith in consultation with Seller) or (ii) permitted by this Agreement without the prior consent of Seller, Buyer shall not and shall not cause or permit any Purchased Subsidiary or any Affiliate of Buyer to (A) take any action on the Closing Date outside of the ordinary course of business, (B) make or change any Tax election with respect to a Pre-Closing Tax Period or which would have retroactive effect to a Pre-Closing Tax Period (for the avoidance of doubt, excluding any election under Section 338 of the Code permitted under this Agreement), (C) amend any Tax Return for any Pre-Closing Tax Period, or (D) voluntarily initiate any communications with any Taxing Authority or enter into any voluntary disclosure or similar process with respect to a Pre-Closing Tax Period, in the case of each of the foregoing clauses (A) through (D) solely if and to the extent such action would be reasonably expected to result in any increased Tax liability of Seller or the Seller Group in respect of any Pre-Closing Tax Period.

Section 8.05. Tax Elections.

(a) Section 338(g) Election.

(i) Notwithstanding anything to the contrary in this Agreement, Buyer (i) in its sole and absolute discretion shall be permitted to (but shall have no obligation to) make or cause any of its Affiliates (including any Purchased Subsidiaries) to make an election under Section 338(g) of the Code (a “Section 338(g) Election”) with respect to each of Ciliegia Srl and Kirsche GmbH, and (ii) except as provided in the next sentence, shall not make a Section 338(g) Election with respect to VH CH Apollo Sagl. Notwithstanding anything to the contrary in this Agreement, if requested by Seller (and only if requested by Seller) in writing, Buyer shall make or cause any of its Affiliates (including any Purchased Subsidiaries) to make a Section 338(g) Election with respect to VF CH Apollo Sagl. Seller and its Affiliates shall cooperate in good faith with Buyer and its Affiliates (including the Purchased Subsidiaries) and use their reasonable best efforts to provide Buyer and its Affiliates (including the Purchased Subsidiaries) with any assistance reasonably requested by Buyer in connection with making such elections with respect to such Purchased Subsidiaries.

(ii) If a Section 338(g) Election is made pursuant to Section 8.05(a)(i) with respect to a Purchased Subsidiary, within one hundred twenty (120) calendar days after the Closing, Buyer shall prepare a determination of the Aggregate Deemed Sales Price (“ADSP”) (as defined in the applicable Treasury Regulations under Section 338 of the Code) and a proposed allocation of the ADSP among the assets of the applicable Purchased Subsidiary, which allocation shall be based on and consistent with the Allocation (the “Proposed Section 338(g) Allocation”) and shall deliver the Proposed Section 338(g) Allocation to Seller. Buyer and the Seller (and any applicable Affiliate) shall consult in good faith with regard to the determination of the ADSP and the Proposed Section 338(g) Allocation; provided, however, that if Buyer and Seller do not agree on the Proposed Section 338(g) Allocation, the procedures and dispute resolution methodology in Section 2.05(b) shall apply to such dispute mutatis mutandis. As soon as practicable after the agreement of the parties or the resolution of any dispute as to the Proposed Section 338(g) Allocation (as finally agreed or resolved, the “Final Section 338(g) Allocation”), Buyer shall prepare consistently therewith IRS Form 8883 and any similar forms required by applicable state and local Tax laws (collectively, the “Section 338(g) Allocation Forms”), and promptly deliver copies of the Section 338(g) Allocation Forms to Seller.

(iii) Buyer, the applicable Purchased Subsidiary, Seller and any of its applicable Affiliates shall file all Tax Returns (including but not limited to the Section 338(g) Allocation Forms) consistent with the Final Section 338(g) Allocation and shall not take any action inconsistent therewith upon any audit or examination of any Tax Return or in any other filing or proceeding relating to Taxes, unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any state or local Tax law.

(b) If a Section 338(g) Election is not made for VF CH Apollo Sagl pursuant to Section 8.05(a)(i), Seller shall elect (or cause its relevant Affiliate to elect) pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable year of VF CH Apollo Sagl. Seller and Buyer shall cooperate with each other to take all actions necessary and appropriate (including entering into any agreements and filing such additional forms, returns, or other documents as may be required) to effect and preserve such election in accordance with the provisions of Treasury Regulation Section 1.245A-5(e)(3)(i) (or any similar provision of any state or local Tax law). Not later than one hundred and twenty (120) days following the Closing Date, Seller shall notify Buyer in writing as to whether a Section 338(g) Election shall be made with respect to VF CH Apollo Sagl or, if not, confirming an election under Treasury Regulations Section 1.245A-5(e)(3)(i) with respect to VF CH Apollo Sagl is being made.

(c) Seller shall make an election under Treasury Regulations Section 1.1502-36(d)(6)(i) to reduce Seller’s Tax basis in the shares of the U.S. Purchased Subsidiary up to the amount necessary to avoid any reduction in the Tax attributes of the U.S. Purchased Subsidiaries under Treasury Regulations Section 1.1502-36(d); provided, that, notwithstanding the foregoing, the amount of such reduction shall not exceed the amount which would result in Seller recognizing a capital loss, after taking into account the effect of such election, on the sale of the shares of the U.S. Purchased Subsidiary in an amount that is less than the sum of (i) the amount of capital gain that the U.S. Purchased Subsidiaries will recognize by reason of the occurrence of a gain recognition event with respect to the gain recognition agreement entered into in connection with the sale of Wooster GK in a prior year, and (ii) the amount of capital gain, if any, recognized by the U.S. Purchased Subsidiaries with respect to any excess loss account attributable to the distribution, if any, of any intercompany obligation by Chapter 4 Corp. to Supreme Holdings, Inc. pursuant to the Pre-Closing Transfers.

Section 8.06. Tax Sharing. Any and all existing Tax Sharing Agreements between the Purchased Subsidiaries and any member of the Seller Group shall be terminated as of the Closing Date. After such date none of the Purchased Subsidiaries, Seller nor any Affiliate of Seller shall have any further rights or liabilities thereunder (except for the rights and obligations with respect to Indemnified Taxes under this Agreement).

Section 8.07. Tax Indemnification.

(a) Effective at and after the Closing, Seller shall pay, defend, discharge and indemnify the Buyer Indemnified Parties against, and hold each of them harmless from, any and all Indemnified Taxes.

(b) Effective at and after the Closing, Buyer shall pay, defend, discharge and indemnify the Seller and its Affiliates against, and hold each of them harmless from, (i) any and all Taxes imposed on Seller or any of its Affiliates (a) arising as a result of any breach by Buyer or any of its Affiliates (including, after the Closing Date, the Purchased Subsidiaries) of any covenant included in this Article 8, and (b) with respect to the Purchased Assets attributable to any Post-Closing Tax Period and (ii) reasonable and documented out-of-pocket expenses, including attorney’s fees, incurred in connection with any of the foregoing. For the avoidance of doubt, Buyer shall not be required to indemnify Seller for (x) any amounts constituting Indemnified Taxes or (y) any Taxes attributable to any breach by Seller or any of its Affiliates (including, prior to the Closing, the Purchased Subsidiaries) of any covenant included in this Article 8.

(c) Payment in full of any amount due from Seller or Buyer, as applicable, under this Section 8.07 shall be made to the relevant indemnified party in immediately available funds at before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable or the due date for such Taxes has passed, within 30 days after written demand is made for such payment.

(d) Any indemnification payment made by Seller or Buyer, as applicable, pursuant to this Section 8.07 shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes to the maximum extent permitted by Applicable Law.

(e) The indemnification obligations of Seller or Buyer, as applicable, under this Section 8.07 with respect to any Tax shall be net of any (i) amounts recovered by any indemnified party or any of its Affiliates under applicable insurance policies (including the R&W Insurance Policy) or from any other Person alleged to be responsible therefor with respect to such Tax, and (ii) the amount of any Tax benefit actually realized in cash (including by reasons of a reduction in current cash Taxes payable), determined on a “with and without” basis, by the applicable indemnified party or any of its Affiliates in or prior to the taxable year of the events or circumstances giving rise to such Taxes and the immediately succeeding taxable year. If any indemnified party or any of its Affiliates receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for such Taxes, subsequent to an indemnification payment by Seller or Buyer, as applicable, then Buyer or Seller, as applicable shall promptly reimburse the other party hereto for any indemnification payment made by such other party hereto up to the amount of such indemnification payment, net of any expenses incurred by any indemnified party or any of its Affiliates in collecting such amount. If any indemnified party or any of its Affiliates realizes any net Tax benefit subsequent to an indemnification payment by Seller or Buyer, as applicable that was not previously taken into account in the indemnification payment, then Buyer or Seller, as applicable, shall promptly pay to the other party the amount of such net Tax benefit up to the amount of such indemnification payment.

(f) Notwithstanding anything to the contrary contained herein, (i) Buyer shall use commercially reasonable efforts to seek recovery against the applicable insurance policies (including the R&W Insurance Policy) with respect to any inaccuracies in or breaches of the Specified Tax Representations prior to seeking indemnification from Seller under Section 8.07(a), and (ii) Buyer will use reasonable best efforts to mitigate in accordance with Applicable Law any amounts for which Buyer seeks indemnification pursuant to Section 8.07(a) as it relates to clause (ix) and clause (xiii) of the definition of “Indemnified Tax”.

Section 8.08. Tax Claim Procedures.

(a) If a claim or demand relating to any audit, claim, suit, action, litigation or other proceeding relating to Taxes in respect of which indemnity may be sought pursuant to Section 8.07(a) (any such claim or demand, a “Tax Claim”) is commenced against any Buyer Indemnified Party, Buyer shall promptly, and in any event within thirty (30) days of the commencement thereof, notify Seller in writing of such Seller-Indemnified Tax Claim and shall give Seller such information with respect thereto as Seller may reasonably request; provided that the failure of Buyer to give notice as provided in this Section 8.08 shall not relieve Seller of its obligations under Section 8.07, except to the extent that such failure adversely prejudices the rights of Seller. Notwithstanding anything to the contrary in this Agreement, Seller (or its applicable Affiliate) shall have exclusive control over any Tax Claim with respect to any Combined Tax Return (a “Seller Group Tax Claim”) at Seller’s sole expense, and Buyer shall not participate in any Seller Group Tax Claim; provided, that Seller shall (i) keep Buyer reasonably informed of the progress of any Seller Group Tax Claim to the extent related to any Purchased Subsidiary and (ii) defend any Seller Group Tax Claim to the extent related to any Purchased Subsidiary diligently and in good faith as if it were the only party in interest in connection with such Seller Group Tax Claim.

(b) Buyer shall have the right and obligation to control the conduct of any Tax Claim that is not a Seller Group Tax Claim at its own expense, provided that (i) Buyer shall keep Seller reasonably informed of the progress of any such Tax Claim, (ii) Buyer shall consult with Seller and offer Seller an opportunity to provide reasonable comments before submitting any significant written materials prepared or furnished to a Taxing Authority in connection with such Tax Claim, (iii) Buyer shall defend such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim, (iv) Seller shall be entitled to participate in such Tax Claim at its own expense and attend any meetings or conferences with the relevant Taxing Authority, and (v) Buyer shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.09. Swiss Tax Matters. Seller and its Affiliates (including the Purchased Subsidiaries prior to the Closing) shall use reasonable best efforts to provide the Buyer with the final assessments from the SFTA and/or TTA for VF CH Apollo for FY22 and FY23, which assessments establish that, as of March 31, 2023, the Historic Acquisition Cost of the investment in Wooster GK by VF CH Apollo is approximately €143,700,000 (collectively, the “Assessments”) prior to the Closing Date. In the event Seller is unable to provide Buyer with the Assessments prior to the Closing Date, Seller and its Affiliates shall cooperate with and provide assistance to Buyer in obtaining such Assessments from the SFTA and/or TTA following the Closing and the parties agree that any such action by Buyer and its Affiliates (including the Purchased Subsidiaries) shall be allowed under Section 8.04 (Buyer Post-Closing Covenants).

Section 8.10. Survival. Notwithstanding anything to the contrary herein, the covenants in this Article 8 (including the indemnification provisions in Section 8.07) shall survive the Closing and continue in full force until sixty (60) days following the expiration of the applicable statute of limitations with respect to the relevant Taxes.

ARTICLE 9

EMPLOYEE MATTERS

Section 9.01. Transferred Employees.

(a) Buyer shall (or shall cause its Subsidiaries to) (i) continue the employment at and after the Effective Time of each Purchased Subsidiary Business Employee who is Employed as of the Effective Time and (ii) except in the case of Business Employees who are subject to Section 9.01(c) or Section 9.01(d), within a reasonable period of time (but not fewer than 30 days) prior to the Closing Date, make an offer of employment to each Business Employee who is Employed as of the Effective Time who is not a Purchased Subsidiary Business Employee, commencing as of (and conditioned on the occurrence of) the Effective Time, with Buyer, one of its Subsidiaries or a Purchased Subsidiary, in each case on the terms set forth in this Article 9. In Buyer’s discretion, and to the extent permitted by Applicable Law, Buyer may condition any such offer of employment upon the completion of a background check to Buyer’s satisfaction, in accordance with Applicable Law; provided that such background check shall be conducted by Buyer at Buyer’s expense in the ordinary course of business consistent with Buyer’s past practice and completed prior to the Effective Time (or, in the case of Business Employees who are Seconded Employees, the Transfer Date). Unless a written acceptance of an offer of employment is required by Applicable Law, a Business Employee who continues employment or who has received an offer of employment pursuant to this Section 9.01 shall be deemed to have accepted such continuance or offer, unless such Business Employee specifically declines such continuance or offer or fails to satisfy any conditions of such continuance or offer. Subject to satisfying any conditions of such continuance or offer, each Purchased Subsidiary Business Employee who is Employed as of the Effective Time, each Business Employee whose employment automatically transfers pursuant to Section 9.01(c), each other Business Employee who accepts, or is deemed to accept, an offer of employment, and each Seconded Employee who is Employed as of the Transfer Date and accepts, or is deemed to accept, an offer of employment, is referred to herein as a “Transferred Employee.” For the avoidance of doubt, notwithstanding anything to the contrary herein, Buyer and its Affiliates have no obligation hereunder to employ any Transferred Employee or other person for any period of time following the Closing and each of them shall be permitted to terminate the employment of any Transferred Employee following the Closing in its discretion, except as required by Applicable Law (including the Transfer Regulations). With respect to any Business Contractor who is not engaged by a Purchased Subsidiary, Buyer in its discretion may offer to engage such Business Contractor effective at or after the Closing Date, and Seller agrees to cooperate with Buyer in making such Business Contractor available and, subject to Applicable Law, providing Buyer with any information reasonably needed to effectuate such offer and acceptance.

(b) Notwithstanding anything to the contrary in this Agreement, if a Business Employee who performs services for Seller and its Affiliates primarily in the United States is, as of the Closing Date, on a leave of absence from work on account of a leave of absence (other than short-term vacation, holiday or sick leave in the ordinary course of business) (an “Inactive U.S. Employee”), to the extent permitted under Applicable Law, Seller will continue to employ (to the extent applicable) and provide compensation and benefits under the applicable Business Benefit Plan until such time as the Inactive U.S. Employee is ready to return to active service. Upon returning to active service with six (6) months (or such longer period required by Applicable Law) following the Closing Date, Buyer shall, or shall cause one of its Affiliates to, offer such Inactive U.S. Employee employment on terms and conditions that meet the standards set forth in this Article 9.

(c) To the extent applicable, the parties acknowledge and agree that the transactions contemplated by the Transaction Documents in so far as they relate to Business Employees primarily located in a jurisdiction in which the Transfer Regulations are applicable to the transactions contemplated by the Transaction Documents, will constitute the automatic transfer of such employees to Buyer or its Subsidiary by operation of law. Buyer shall take all such actions that may be necessary or required in order to cause the Transfer Regulations to apply to the transactions contemplated by the Transaction Documents, and Buyer shall refrain from taking any action that could cause the Transfer Regulations not to apply to the transactions contemplated by the Transaction Documents. If it is found or alleged that any such Business Employee does not automatically transfer to Buyer or its relevant Subsidiary, Buyer shall (or shall cause its relevant Subsidiary to) make an offer to such Business Employee on the terms set forth in this Article 9.

(d) Notwithstanding any provision of this Agreement to the contrary, Buyer and Seller agree that, in the case of any Business Employee who is a Seconded Employee, such Business Employee’s employment shall not commence with Buyer and its Affiliates (including any Purchased Subsidiary) upon the Closing Date and, instead, Seller or one its Affiliates shall continue the employment of each such Business Employee from and after the Closing Date until the last day of the Secondment Period (or such earlier date that employment terminates for cause or due to death, disability or voluntary resignation or as otherwise provided in the Secondment Agreement). The Secondment Agreement shall provide that during the Secondment Period, (i) Buyer and its Affiliates shall receive the services of each Seconded Employee who is actively Employed by Seller or its Affiliates, and (ii) Seller or one if its Affiliates shall provide all payroll, employee benefits, workers compensation and human resource administrative services in respect of the Seconded Employees. Pursuant to the Secondment Agreement, Buyer and its Affiliates shall be responsible for all Liabilities and costs relating to the employment of the Seconded Employees during the Secondment Period (including all costs relating to compensation; benefits; the employer portion of any payroll, social security, unemployment or other similar employment Taxes with respect thereto; and insurance premiums and costs incurred by Seller or its Affiliates in excess of such premiums and shall pay or reimburse Seller for such costs and for the administrative fees related to employing and providing benefits to the Seconded Employees; but excluding (w) any costs in respect of any individual who is an Inactive U.S. Employee as of the Closing Date incurred during the Secondment Period for which Seller would have been liable pursuant to Section 9.01(b), (x) any costs for which Seller would otherwise have been required to reimburse Buyer pursuant to Section 9.12 if paid following the Secondment Period, (y) costs in respect of equity or equity-based compensation awards held by Seconded Employees or (z) Liabilities related to Seller’s or its Affiliates’ breach of the Secondment Agreement, gross negligence or willful misconduct). Any such administrative fees to be paid by Buyer and its Affiliates shall (i) be designed to cover the actual costs of Seller and its Affiliates associated with providing benefits (including a portion of the cost of the employing individuals who are working to provide the services and not to earn a profit) and (ii) not be duplicative of any other amounts charged to Buyer and its Affiliates. The Secondment Agreement shall also provide that, during the Secondment Period, Seller shall cooperate on employee and employee benefit transition matters (including by providing updates to the Business Personnel List). Seller and Buyer agree that, notwithstanding Section 9.02, in the case of each Business Employee who is a Seconded Employee, such Business Employee’s annual base salary or wage rate and target annual cash incentive compensation opportunities shall not be reduced during the Secondment Period. In accordance with the Secondment Agreement, Buyer and its Affiliates shall indemnify and hold harmless Seller and its Affiliates from and against, and be liable to Seller and its Affiliates for, any and all Damages actually suffered or incurred (whether or not such Damages relate to any Third Party Claim) by Seller or any of its Affiliates arising out of or relating to, the employment of the Seconded Employees and the provision of the services of the Seconded Employees to Buyer and its Affiliates, in each case, during the Secondment Period, except to the extent such Damages relate to Seller’s or its Affiliates’ breach of the Secondment Agreement, gross negligence or willful misconduct). Each Seconded Employee who is Employed as of the last day of the Secondment Period shall receive an offer of employment, and shall become a Transferred Employee in accordance with the definition of “Transferred Employee”, effective as of the date following the last date of the Secondment Period (such date on which they become a Transferred Employee, the “Transfer Date”); provided, however, that any Business Employee who is a Seconded Employee and is an Inactive U.S. Employee as of the Transfer Date shall instead be treated in accordance with Section 9.01(b) (as though references therein to Closing Date were references to Transfer Date), provided that the foregoing shall not apply to any such Business Employee who was not an Inactive U.S. Employee as of the Closing Date. To the extent necessary to accomplish the intentions of Buyer and Seller pursuant to this Section 9.01(d), the Secondment

Agreement shall provide that references in Section 9.01(a), Section 9.06 through Section 9.11, Section 9.13 and Section 9.14 to actions occurring in respect of Transferred Employees relating to the Closing, Closing Date or Effective Time shall instead occur in respect of each Seconded Employee who becomes a Transferred Employee as of the Transfer Date, provided that, in no event shall the foregoing cause Seller or its Affiliates to retain or incur any Liability that would not otherwise have been the responsibility of Seller or its Affiliates notwithstanding any such change, except as otherwise described in this Section 9.01(d). From and after the date of this Agreement, Seller and Buyer shall cooperate in good faith to enter into (or to cause their respective Affiliates to enter into) the Secondment Agreement on terms consistent with this Section 9.01(d) as soon as practicable following the date of this Agreement and in no event less than ten (10) Business Days prior to the Closing Date, and shall be effective as of the Closing.

Section 9.02. Maintenance of Compensation and Benefits. Buyer agrees that it shall provide (or cause its Subsidiaries to provide) each Transferred Employee with, for the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (or, in the case of an Inactive U.S. Employee on the Closing Date, the first anniversary of the date on which such Inactive U.S. Employee commences employment with Buyer or any of its Affiliates) (the “Relevant Period”), (i) aggregate annual base salary or wage rate and target annual cash incentive compensation opportunities that are not less favorable in the aggregate than his or her aggregate annual base salary or wage rate and target annual cash incentive compensation opportunities in effect immediately prior to the Effective Time, (ii) severance protections or other termination-related benefits and entitlements set forth on Section 9.02 of the Disclosure Schedule, and (iii) employee benefits that are not less favorable in the aggregate than such benefits provided to such Transferred Employee immediately prior to the Effective Time or provided to Buyer’s similarly situated employees (in each case, excluding from such comparison in this clause (iv), defined benefit pension benefits, nonqualified deferred compensation benefits, equity and equity-based incentive, retiree health and welfare benefits, perquisites and change in control, retention, transaction and similar bonuses and arrangements). Except to the extent required by Applicable Law, effective as of Closing, each Transferred Employee shall cease all active participation in, and accrual of benefits under, any Business Benefit Plan.

Section 9.03. U.S. Defined Contribution Plans. As of the Transfer Date, Buyer shall cover (or cause to be covered) each Transferred Employee who is based primarily in the United States under a defined contribution plan and trust intended to qualify under Section 401(a) of the Code (the “Buyer DC Plan”). Effective as of the Transfer Date or any subsequent date reasonably requested by Buyer, Buyer shall allow the Transferred Employees to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Seller 401(k) Plan to the Buyer DC Plan in the form of cash and participant loan notes. Buyer shall use reasonable best efforts to allow the Transferred Employees to effect such direct rollover within 60 days following the Transfer Date. From and after the Transfer Date and for the remainder of the Relevant Period, Buyer shall or shall cause its Affiliates to continue to make available to and maintain for the benefit of Transferred Employees, the Buyer DC Plan (including any profit-sharing contribution opportunities) in accordance with its terms.

Section 9.04. Annual Bonuses. Seller shall, or shall cause its applicable Affiliate to, pay to each Transferred Employee and each Business Employee who is a Seconded Employee, in each case, who participates in a cash bonus plan in respect of the fiscal year (or other applicable period) in which the Closing Date occurs (the “Pre-Closing Bonus”), an amount equal to the cash bonus amount (if any) payable to such Transferred Employee or Seconded Employee based on the actual level of achievement of the applicable performance criteria for such performance period (as determined by Seller), with such bonus prorated based on the number of days completed in the performance period through the Closing Date; provided that the amount of such Pre-Closing Bonuses shall, subject to the requirement above that amounts be based on the actual level of achievement, be determined in Seller’s sole discretion. To the extent unpaid prior to Closing, Seller shall, or shall cause its applicable Affiliate to, pay to each Transferred Employee and each Business Employee who is a Seconded Employee, in each case, who participates in a cash bonus plan in respect of the fiscal year immediately prior to the fiscal year in which the Closing Date occurs (the “Prior Year Bonus”) an amount equal to the cash bonus amount (if any) payable to such Transferred Employee or Seconded Employee based on the actual level of achievement of the applicable performance criteria for such performance period (as determined by Seller), without proration.

Section 9.05. International Plans.

(a) With respect to each International Plan (other than any Purchased Subsidiary Benefit Plan) which provides defined contribution retirement benefits (each, a “Seller International DC Plan”), effective as of the Closing Date, each Transferred Employee who as of immediately prior to the Closing Date is an active participant in a Seller International DC Plan shall cease to be an active participant in such plan and shall become a participant in a defined contribution retirement plan established or designated by Buyer, if required by Applicable Law or an applicable collective bargaining, works council or other labor or employment agreement (each, a “Buyer International DC Plan”). As soon as practicable after the Closing Date to the extent required by Applicable Law or an applicable collective bargaining, works council or other labor or employment agreement, Seller shall use reasonable best efforts to cause the transfer from each Seller International DC Plan to the applicable Buyer International DC Plan of the Transfer Amount attributable to the Transferred Employees who are participants as of immediately prior to the Closing Date in such Seller International DC Plan, where permitted by Applicable Law (the “DC Transfer Date”). The “Transfer Amount” with respect to a Seller International DC Plan shall be a Liability equal to the account balances as of the DC Transfer Date, unless otherwise required by Applicable Law.

(b) With respect to each International Plan (other than any Purchased Subsidiary Benefit Plan or any Seller International DC Plan) which provides retirement benefits (each, a “Seller International Retirement Plan”), effective as of the Effective Time, each Transferred Employee who is an active participant in a Seller International Retirement Plan immediately prior to the Effective Time shall cease to be an active participant under such plan, shall be vested in his or her accrued benefits earned under such plan through the Effective Time to the extent required by Applicable Law, and shall become a participant in one or more retirement plans established or designated by Buyer (collectively, the “Buyer International Retirement Plan”). Seller shall have no obligation or Liability for benefits under the Buyer International Retirement Plan, and Buyer shall defend, indemnify and hold harmless Seller and its Affiliates against any and all Liabilities, claims or Damages arising out of any Transferred Employee’s participation in the Buyer International Retirement Plan, including claims for benefits under such plan.

Section 9.06. Service Credit. Buyer shall grant (or cause its Subsidiaries to grant) each Transferred Employee credit for years of prior service, and recognize such employee’s continuity of service, with Seller or any of its Affiliates or their respective predecessors for all purposes, including eligibility and vesting and, with respect to severance and paid time off, benefit accrual, under each Benefit Plan sponsored or maintained by Buyer or any of its Affiliates; provided, however, that such credit shall not result in a duplication of benefits. To the extent permitted by Applicable Law, all paid time off accrued and unused as of the Effective Time by (i) any Transferred Employee who is paid on an hourly basis and/or is a retail employee and (ii) any Transferred Employee who is a salaried non-retail employee (and who is not a Seconded Employee) employed by a Purchased Subsidiary or whose employment transfers to Buyer or one of its Affiliates automatically pursuant to the Transfer Regulations shall not be paid out by Seller to such employee, and it shall be available for use while Employed by Buyer, or, if applicable, while a Seconded Employee, after the Closing. To the extent permitted by Applicable Law, all paid time off accrued and unused as of the Effective Time by any salaried non-retail Transferred Employee (who is not a Seconded Employee and who is not subject to clause (ii) of the immediately preceding sentence) through the Effective Time shall be paid in full to such employee by Seller (or its applicable Affiliate) upon the Closing. In the case of any Business Employee who is a salaried non-retail Seconded Employee, Seller shall not pay out such Business Employee’s accrued but unused paid time off to such employee upon the Closing, and it shall be available for use while a Seconded Employee. Pursuant to the Secondment Agreement, to the extent permitted by Applicable Law, the amounts payable by Buyer to any salaried non-retail Seconded Employee who becomes a Transferred Employee shall include any accrued and unused paid time off as of the Transfer Date.

Section 9.07. Immigration Filings. To the extent any Business Employee requires a visa, work permit or pass or other approval for his or her employment to continue with Buyer or its Affiliates on or following the Closing Date, prior to the Closing Date (or, in the case of a Business Employee who is a Seconded Employee, prior to the Transfer Date), Buyer shall (or shall cause its Affiliates to) use reasonable best efforts to see that any necessary applications are made and such other actions are taken to secure the necessary visa, permit, pass or other approval. For the avoidance of doubt, prior to the Closing Date (or, in the case of a Business Employee who is a Seconded Employee, prior to the Transfer Date), Seller shall use reasonable best efforts to see that any necessary applications are made and such other actions are taken to secure the necessary visa, permit, pass or other approval if and to the extent required by Applicable Law. Buyer and Seller shall comply with all Applicable Laws including, without limitation, the Immigration and Nationality Act, as amended, and any rules or regulations promulgated thereunder, relating to the continuation of employment of such Transferred Employees described in this Section 9.07 on and after the Closing Date. For the avoidance of doubt, any continuation or offer of employment as provided in this Article 9 shall be conditioned upon the timely verification of the Business Employee’s authorization to be so employed under immigration Applicable Law.

Section 9.08. Welfare Plans. As of the Effective Time, each Transferred Employee shall cease participation in the health and welfare benefit plans (other than, for the avoidance of doubt, Purchased Subsidiary Benefit Plans) of Seller and its Affiliates (each, a “Seller Welfare Plan”) and commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Affiliates to the extent such Transferred Employee is eligible for, and has elected to participate in, such plans. Seller and the Retained Subsidiaries shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Transferred Employees and their beneficiaries and dependents prior to the Effective Time. Benefits in respect of all welfare plan claims incurred by Transferred Employees at or after the Effective Time shall be provided by Buyer and its Affiliates. For purposes of this Section 9.08, the following claims shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (b) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies.

Section 9.09. Pre-Existing Conditions and Co-Payments. Buyer shall use reasonable best efforts to (or to cause its Affiliates to):

(a) waive all limitations as to pre-existing conditions, exclusions, waiting periods, active employment requirements and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Transferred Employees (and their eligible dependents) under any health and welfare plans in which such Transferred Employees are eligible to participate at or after the Effective Time to the extent such Transferred Employee (or eligible dependent) is covered under a comparable Business Benefit Plan immediately prior to the Effective Time; and

(b) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Transferred Employee is eligible to participate after the Effective Time.

Section 9.10. WARN Act. Buyer shall assume all Liabilities for the provision of notice or payment in lieu of notice, severance or any other applicable Liabilities under WARN or any similar Applicable Law arising as a result of the termination of the Transferred Employees by Buyer or its Affiliates following the Closing Date. Buyer hereby indemnifies Seller and its Affiliates against and, agrees to hold each of them harmless from, and at the sole option and request of Seller, defend Seller and its Affiliates against, any and all damages, Liabilities, costs and expenses of any kind, character or description incurred or suffered by Seller or any of their Affiliates with respect to WARN or any similar Applicable Law arising as a result of actions taken by Buyer or any of its Affiliates (including any Purchased Subsidiaries) following the Closing Date related to the Transferred Employees. For the avoidance of doubt and subject to Buyer’s compliance with its obligations pursuant to this Article 9 and except as set forth in the Secondment Agreement, Seller shall retain all Liabilities for the provision of notice or payment in lieu of notice, severance or any other applicable Liabilities under WARN or any similar Applicable Law arising from the termination at any time of any Business Employee who does not become a Transferred Employee. Buyer and Seller agree to work together to mitigate, where permitted by Applicable Law, any Liabilities under WARN in respect of the Business Employees.

Section 9.11. Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities arising from incidents occurring on or after the Closing Date (or, in the case of a Business Employee who is a Seconded Employee, after the Transfer Date). Unless the Purchased Subsidiaries would otherwise be responsible for such benefits or Liabilities, Seller shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities arising from incidents occurring prior to the Closing Date (or, in the case of a Business Employee who is a Seconded Employee, prior to the Transfer Date). Unless the Purchased Subsidiaries would otherwise be responsible for such benefits or Liabilities, if the incident occurs over a period both preceding and following the Closing Date (or, in the case of a Business Employee who is a Seconded Employee, both preceding and following the Transfer Date), the claim shall be equitably apportioned between Seller and Buyer based upon the relative periods of time that the incident transpired preceding and following the Closing Date or the Transfer Date, if applicable. From and after the Closing, Buyer agrees to provide, and cause its Affiliates to provide, reasonable assistance to, and to cooperate with, Seller or its Affiliates with respect to any workers compensation claims for which Seller has retained liability as set forth in this Section 9.11. For the avoidance of doubt, notwithstanding the allocation of Liabilities in this Section 9.11, Buyer and its Affiliates shall be responsible for costs associated with Liabilities for Seconded Employees in respect of incidents occurring on or after the Closing Date pursuant to the Secondment Agreement.

Section 9.12. Retention Agreements. Buyer shall be responsible for the payment of the retention payments to the Transferred Employees set forth, and in the amounts set forth opposite such Transferred Employees’ names, on Section 9.12 of the Disclosure Schedule that is payable following the Transfer Date; provided, however, that in the event that Buyer makes any such retention payments to any Transferred Employees, Seller shall, subject to Seller’s receipt of reasonably satisfactory evidence of Buyer’s payment thereof, reimburse Buyer within five (5) Business Days thereafter for any such retention payments that Buyer pays to such Transferred Employees (including the employer-paid portion of any employment Taxes with respect thereto).

Section 9.13. Assumption of Employee Liabilities. Seller and the Retained Subsidiaries shall have no further Liabilities or responsibilities with respect to each (i) Business Employee and Former Business Employee or (ii) Purchased Subsidiary Benefit Plan, in each case arising before, on or after the Closing Date, but only to the extent arising out of, or relating to, the Business.

Section 9.14. No Third Party Beneficiaries. Without limiting the generality of the last sentence of Section 13.07, nothing in this Article 9, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee or engage any other Person for any period following the Effective Time.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions (any or all of which may be waived in writing by Buyer and Seller, together, in whole or in part to the extent permitted by Applicable Law):

(a) any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and the filings, consents, approvals, authorizations, clearances or other actions under any other Competition Law set forth on Section 10.01(a) of the Disclosure Schedule shall have been made, obtained or taken and any applicable approvals or waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated (in the case of waiting periods); and

(b) there shall not be in force any Order of any court of competent jurisdiction or Applicable Law in any jurisdiction in which Seller and its Subsidiaries (taken as a whole) or Buyer and its Subsidiaries (taken as a whole) have material assets or material business operations enjoining, prohibiting or rendering illegal the consummation of the Closing.

Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is also subject to the satisfaction of the following further conditions (any or all of which may be waived in writing by Buyer in whole or in part to the extent permitted by Applicable Law):

(a) (A) the representations and warranties contained in Sections 3.01, 3.02, 3.05(a)-(c), and 3.11(g) and 3.14, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all material respects at and as of such date, and (B) the representations and warranties of Seller contained in this Agreement, other than the representations and warranties contained in Sections 3.01, 3.02, 3.05(a)-(c), and 3.11(g) and 3.14, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) Seller shall have performed in all material respects its covenants to be performed prior to the Closing;

(c) no Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;

(d) the Pre-Closing Transfers shall have been completed in all material respects, in accordance with the terms of Section 5.05; and

(e) Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, with respect to Seller’s satisfaction of the conditions set forth in Section 10.02(a) and Section 10.02(b).

Section 10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is also subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(a) (A) the representations and warranties contained in Sections 4.01, 4.02, 4.07 and 4.08 (the “Buyer Fundamental Representations”), disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (B) the representations and warranties of Buyer, other than Buyer Fundamental Representations, contained in this Agreement shall, disregarding all qualifications contained therein relating to materiality or material adverse effect, be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except any inaccuracy or omission that would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;

(b) Buyer shall have performed in all material respects its covenants to be performed prior to the Closing; and

(c) Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, with respect to Buyer’s satisfaction of the conditions set forth in Section 10.03(a) and Section 10.03(b).

ARTICLE 11

TERMINATION

Section 11.01. Grounds for Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of Seller and Buyer;

(ii) by either Seller or Buyer if the Closing shall not have been consummated on or before January 16, 2025 (as may be extended, the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement at the time of such termination has primarily caused or primarily resulted in the failure of the Closing to be consummated by such time;

(iii) by either Seller or Buyer, if there shall be any Order or Applicable Law (which shall be final and nonappealable) in any jurisdiction in which Seller and its Subsidiaries (taken as a whole) or Buyer and its Subsidiaries (taken as a whole) have material assets or material business operations that (i) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) permanently enjoins or restrains Buyer or Seller from consummating the transactions contemplated hereby, provided that the right to terminate this Agreement pursuant to this Section 11.01(a)(iii) shall not be available to any party whose breach of any provision of this Agreement at the time of such termination has primarily caused or primarily resulted in such Order being enacted or becoming applicable to the transactions contemplated hereby (including due to a failure to use reasonable best efforts in connection with the actions specified in Section 7.01 to the extent required thereunder);

(iv) by Buyer if there is any material breach of any representation, covenant or agreement on the part of Seller set forth in this Agreement, such that the condition specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller, then, until the earlier of (i) the End Date and (ii) 30 days after receipt by Seller of written notice of such breach from Buyer such termination shall not be effective and such termination shall become effective only if such Terminating Seller Breach is not cured within such period;

(v) by Seller if there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) or Section 10.03(c) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, until the earlier of (i) the End Date and (ii) 30 days after receipt by Seller of written notice of such breach from Seller such termination shall not be effective and such termination shall become effective only if such Terminating Buyer Breach is not cured within such period.

(vi) By Seller if (1) all of the conditions set forth in Section 10.01(a) and Section 10.01(b) have been satisfied (other than (x) those conditions which by their terms or nature are to be satisfied at the Closing (assuming the satisfaction of those conditions at such time if Closing were to occur at such time) and (y) those conditions the failure of which to be satisfied is primarily caused by or primarily results from a breach by Buyer of this Agreement), (2) Seller has given written notice to Buyer that it is ready, willing and able to take the actions within its control to consummate the Closing and (3) Buyer fails to consummate the Closing within the later of two (2) Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 2.07 and (y) receipt of the written notice of Seller described in clause (2).

(b) Other than in the case of a termination pursuant to Section 11.01(a)(i), the party desiring to terminate this Agreement pursuant to any clause of this Section 11.01 shall give written notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, this Agreement shall become void and have no further force or effect, and such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party to this Agreement; provided that the Confidentiality Agreement, the provisions of this Section 11.02 and the provisions of Section 6.01, Section 7.04 and Article 13 shall survive any such termination; and provided further that if such termination shall result from Fraud or any willful and material breach of, or willful and material failure to perform any obligation under, any covenant or agreement contained of this Agreement, such party shall be fully liable for any and all damages and Liabilities of any kind, character or description incurred or suffered by another party as a result of such failure or breach; provided, further, that a failure of any party to consummate the transactions contemplated hereby on or prior to the date on which the Closing should have occurred pursuant to Section 2.07 (including in the case of Buyer, whether or not Buyer had sufficient funds available to consummation such transaction) shall constitute a willful and material breach of such party hereunder.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01. Survival of Representations, Warranties and Agreements. Except with respect to the Specified Tax Representations which shall survive until sixty (60) days following the expiration of the applicable statute of limitations, the representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing; provided, that the representations and warranties contained in Sections 3.01, 3.02, 3.05, and Sections 3.11(g), 3.13, and 3.14 (the “Seller Fundamental Representations”) and the Buyer Fundamental Representations shall survive the Closing until the date that is 18 months after the Closing Date. The covenants and agreements of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing for a period of 12 months, except, (a) to the extent that such covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, such covenants shall survive to such extent in accordance with their terms until fully performed and (b) the covenants set forth in Article 12 and Article 13 shall survive until the latest date permitted by Applicable Law. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit or reduce any party’s ability to make claims or recover with respect to Fraud.

Section 12.02. Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless Buyer and the Purchased Subsidiaries and their respective Affiliates and their respective officers, directors, employees, managers, attorneys, agents and representatives, and their respective successors and assigns (the “Buyer Indemnified Parties”) from and against, and be liable to the Buyer Indemnified Parties for, any and all Damages actually suffered or incurred (whether or not such

Damages relate to any Third Party Claim) by any Buyer Indemnified Party to the extent arising out of or relating to, without duplication, (i) any Excluded Liability, (ii) any Specified Liability, (iii) any breach or inaccuracy of any Seller Fundamental Representation or (iv) any failure to perform any covenant or agreement of the Seller contained in this Agreement; provided that, other than with respect to any indemnification claims based on Fraud, the aggregate amount of Damages for which Seller shall be liable pursuant to the foregoing clauses (ii), (iii) and (iv) shall not exceed the Purchase Price.

(b) From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates from and against, and be liable to Seller and its Affiliates for, any and all Damages actually suffered or incurred (whether or not such Damages relate to any Third Party Claim) by Seller or any of its Affiliates arising out of or relating to, without duplication, (i) Buyer Fundamental Representations, (ii) any Assumed Liability and any Liability of a Purchased Subsidiary to the extent related to the Business, except those for which Seller has expressly agreed to indemnify the Buyer Indemnified Parties pursuant to Section 12.02(a) or Article 8 and (iii) any failure to perform any covenant or agreement of Buyer contained in this Agreement; provided that, the aggregate amount of Damages for which Buyer shall be liable pursuant to this Section 12.02(b) shall not exceed the Purchase Price.

Section 12.03. Third Party Claim Procedures.

(a) Any Person seeking indemnification under this Article 12 (the “Indemnified Party”) shall give prompt written notice (a “Claim Notice”) to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party that is the subject of indemnification under Section 12.02 (a “Third Party Claim”); provided, that the failure of the Indemnified Party to give notice as provided in this Section 12.03(a) shall not relieve any Indemnifying Party of its obligations under Section 12.02, except to the extent that such failure materially and adversely prejudices the rights of any such Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and material documents (including any court papers) received by the Indemnified Party relating to the Third Party Claim and the Indemnified Party shall provide the Indemnifying Party with such other information with respect to any such Third Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 12.03, to assume control of, and defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim by providing written notice to the Indemnified Party thereof within twenty (20) days after receipt of a Claim Notice in respect of such Third Party Claim, but the Indemnified Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense except as set forth below. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim pursuant to this Article 12, then the Indemnified Party may defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to this Article 12, then the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (and one additional firm of legal counsel in each jurisdiction implicated in such legal proceedings), as needed, for all Indemnified Parties in connection with any Third Party Claim. Notwithstanding anything to the contrary herein, if a Third Party Claim (A) seeks as its primary remedy non-monetary relief which, if granted, could adversely affect the Indemnified Party or its Affiliates and that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be readily separated from any related claim for money damages, (B) involves a criminal or quasi-criminal proceeding, or (C) asserts Damages in excess of the applicable liability cap set forth herein (after taking into account all prior and pending indemnifiable Damages), then, in each case, the Indemnified Party shall, in the first instance, have the right to defend against, negotiate, settle (subject to clause (b)) or otherwise deal with such Third Party Claim and, only in the event the Indemnified Party declines to do so, shall the Indemnifying Party have the right to do so as set forth above.

(b) Notwithstanding anything in this Section 12.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (such consent not to be unreasonably withheld), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (A) the Indemnified Party is handling the defense of such Third Party Claim in accordance with clause (a) above or (B) (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any Order or other equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. If the Indemnifying Party makes any payment on any Third Party Claim, then the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits of the Indemnified Party with respect to such Third Party Claim.

(c) After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article 12), or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(d) Each party shall reasonably cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 12.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing, and as promptly as practicable, of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to notify the Indemnifying Party as provided in this Section 12.04 shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

Section 12.05. Calculation of Damages.

(a) The amount of any Damages payable under Section 12.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall not be liable under Section 12.02 for any Damages relating to any matter to the extent that (A) there is included in the Final Closing Statement a specific liability or reserve relating to such matter or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.10 .

(c) Each Indemnified Party will use reasonable best efforts to mitigate in accordance with Applicable Law any Damages for which such Indemnified Party seeks indemnification under this Agreement. Each Indemnified Party and its Affiliates shall use reasonable best efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 12.02. If such Indemnified Party collects any insurance proceeds relating to the circumstances giving rise to such Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Damages, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of such insurance proceeds to the Indemnified Party (less the Indemnified Party’s reasonable costs of pursuing insurance coverage) as promptly as reasonably practicable (and in any event no later than twenty (20) Business Days) after such insurance proceeds are received. Any indemnification payment made pursuant to this Agreement (for the avoidance of doubt, including any indemnification payment made pursuant to Section 8.07) shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes to the fullest extent permitted by Applicable Law.

Section 12.06. Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, this Article 12 shall not apply to the survival period or the indemnification for any Taxes or Tax matters (other than indemnification for Taxes that represent Damages in respect of a non-Tax claim) covered by Article 8. The procedures for such indemnification (including any indemnification for Excluded Liabilities that relate to Taxes) shall be governed solely by Article 8.

Section 12.07. Exclusivity. After the Closing, except for claims for Fraud, claims in connection with the dispute resolution provisions of Section 2.09, claims made in accordance with the other Transaction Documents, claims for specific performance in accordance with Section 13.08, or claims relating to Taxes under Article 8, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy for any claim arising out of this Agreement or the transactions contemplated hereby; provided, that, nothing herein shall be construed to limit any remedy set forth in any representation and warranty insurance policy entered into in connection herewith.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including transmission and electronic mail (“e-mail”) transmission) and shall be given, if to Buyer, to:

EssilorLuxottica S.A. 1-5 rue Paul Cézanne 75008 Paris France
Attention:	Alexander Lunshof
Pierluigi Longo
Email:	alexander.lunshof@essilorluxottica.com
pierluigi.longo@luxottica.com

with a copy (which shall not constitute notice) to:

EssilorLuxottica S.A. 147 rue de Paris 84220 Charenton-Le-Pont France
Attention:	Alexander Lunshof
Pierluigi Longo
Email:	alexander.lunshof@essilorluxottica.com
pierluigi.longo@luxottica.com
Latham & Watkins LLP 330 North Wabash Ave, Suite 2800 Chicago, IL 60611
Attention:	Bradley C. Faris
Jason Morelli
Email:	bradley.faris@lw.com
jason.morelli@lw.com

if to Seller, to:

V.F. Corporation 1551 Wewatta Street
Denver, CO 80202
Attention: General Counsel
E-mail: Jennifer_Sim@vfc.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP 450 Lexington Avenue
New York, NY 10017
Attention:	Marc O. Williams
Daniel Brass
E-mail:	marc.williams@davispolk.com
daniel.brass@davispolk.com

or such other address (including email address) as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received during normal business hours in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 13.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, that Buyer may without the prior written consent of Seller, (i) assign or otherwise transfer its rights, interests and obligations hereunder, in whole or in part, to any current or future Affiliate of Buyer or (ii) following the Closing, assign its rights or interests to any Person in connection with any disposition or transfer of all or any portion of the businesses or assets of Buyer or any of its Subsidiaries; provided that no such assignment or delegation pursuant to clauses (i) or (ii) shall relieve Buyer of any of its obligations under this Agreement.

Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06. Jurisdiction; WAIVER OF JURY TRIAL. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.07. Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.08. Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the performance of the terms and provisions of this Agreement, without proof of actual damages or otherwise, in any federal court located in the State of New York or, to the extent that no such federal court has jurisdiction over such proceeding, in any New York state court, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the End Date shall automatically be extended to (i) the 20th Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 13.09. Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 13.10. Bulk Sales Laws. Buyer acknowledges that Seller has not taken, and does not intend to take, any action that may be required to comply with the provisions of all Applicable Laws relating to bulk transfers or similar provisions in connection with the transfer of the Interests and the Purchased Assets.

Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12. Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (iii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) if any section of Article 3 of the Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of Article 3 of the Disclosure Schedule or reasonably apparent on the face of such disclosure, the matter shall be deemed to have been disclosed in or with respect to such section of Article 3 of the Disclosure Schedule (other than Section 3.07(b)), notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (v) except as provided in clause (iv) above, headings have been inserted in the Disclosure Schedule for convenience of reference only, and (vi) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, all references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by Seller, any of its Subsidiaries or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties to this Agreement and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party to this Agreement.

Section 13.13. No Right to Set-Off. Each of Seller and Buyer, on its own behalf and on behalf of its Affiliates (including with respect to Buyer after the Closing, the Purchased Subsidiaries), hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Seller and its Affiliates, or Buyer and its Affiliates, as applicable, have or may have with respect to the payment of the Purchase Price or any other payments to be made by Seller or Buyer, as applicable pursuant to this Agreement or any other Transaction Document.

Section 13.14. No Recourse. Without limiting any other provision of this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, managers, members, partners, agents, representatives or assigns of Seller or Buyer, in each case who is not a party to this Agreement shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

V.F. CORPORATION

By:	/s/ Bracken Darrell
Name: Bracken Darrell
Title: President and Chief Executive Officer

ESSILORLUXOTTICA S.A.

By:	/s/ Paul Kawilarang
Name: Paul Kawilarang
Title: Attorney-in-Fact

[Signature Page to Stock and Asset Purchase Agreement]